UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

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BOSTON PROPERTIES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2016 Annual Meeting of Stockholders and Proxy Statement

April 1, 2016

Dear Stockholder:

You are cordially invited to attend the 2016 annual meeting of stockholders of Boston Properties, Inc. The annual meeting will be held on Tuesday, May 17, 2016 at 10:00 a.m., Eastern Time, at Lotte New York Palace Hotel, 455 Madison Avenue, 5th Floor, New York, New York.

The proxy statement, with the accompanying formal notice of the meeting, describes the matters expected to be acted upon at the meeting. We urge you to review these materials carefully and to use this opportunity to take part in the affairs of Boston Properties by voting on the matters described in the proxy statement. Following the formal portion of the meeting, we will report on the operations of our company and our directors and management team will be available to answer appropriate questions from stockholders.

Your vote is important. We hope that you will be able to attend the meeting. Whether or not you plan to attend the meeting, please vote as soon as possible. Instructions on how to vote are contained in the proxy statement.

Thank you for your continued support of Boston Properties.

Sincerely,

Mortimer B. Zuckerman

Chairman of the Board

Boston Properties, Inc.	800 Boylston Street Suite 1900 Boston, MA 02199-8103

Notice of 2016 Annual Meeting of Stockholders

Date:	Tuesday, May 17, 2016

Time:	10:00 a.m., Eastern Time

Place:	Lotte New York Palace Hotel, 455 Madison Avenue, 5th Floor, New York, New York

Record Date:	You may vote if you were a stockholder of record as of the close of business on March 23, 2016.

Items of Business:	1.	To elect the eleven nominees for director named in the proxy statement, each to serve for a one-year term and until their respective successors are duly elected and qualified.

	2.	To hold an advisory vote on named executive officer compensation.

	3.	To ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

	4.	To consider and act upon any other matters that are properly brought by or at the direction of the Board of Directors before the annual meeting and at any adjournments or postponements thereof.

Proxy Voting:	If you do not plan to attend the meeting and vote your shares of common stock in person, we urge you to vote your shares as instructed in the proxy statement. If you received a copy of the proxy card by mail, you may sign, date and mail the proxy card in the postage-paid envelope provided.

If your shares of common stock are held by a broker, bank or other nominee, please follow the instructions you receive from your broker, bank or other nominee to have your shares of common stock voted.

Any proxy may be revoked at any time prior to its exercise at the annual meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be Held on May 17, 2016. The proxy statement and our 2015 annual report to stockholders are available at www.edocumentview.com/bxp.

By Order of the Board of Directors

FRANK D. BURT, ESQ.

Secretary

April 1, 2016

PROXY SUMMARY

This summary highlights information contained elsewhere in the proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

STOCKHOLDER VOTING MATTERS

Voting Matter	Board Vote Recommendation	Page Reference for more information
Item 1 – Election of Directors	FOR each nominee	15
Item 2 – Advisory Vote on Named Executive Officer Compensation	FOR	71
Item 3 – Ratification of Independent Registered Public Accounting Firm	FOR	72

CORPORATE GOVERNANCE HIGHLIGHTS

Board Leadership Transition; Chairman Emeritus

Following a deliberate and structured process, our Board of Directors will undergo an orderly transition of its leadership at the 2016 annual meeting of stockholders. Mr. Mortimer B. Zuckerman, who co-founded Boston Properties in 1970 and has served as the Chairman of the Board of Directors since our initial public offering in June 1997, will not be standing for re-election at the annual meeting. In addition, Mr. Ivan G. Seidenberg, who has served as our initial lead independent director and was instrumental in assisting in the leadership transition process of our Board of Directors, will also not be standing for re-election to our Board of Directors. Immediately following the 2016 annual meeting, Mr. Joel I. Klein will serve as our lead independent director and will assume leadership responsibilities for our Board of Directors together with Mr. Owen D. Thomas, our Chief Executive Officer.

In light of the extraordinary contributions that Mr. Zuckerman has made to Boston Properties over his career and in recognition of his long and dedicated service as Chairman of the Board, our Board of Directors has conferred the honorary title of Chairman Emeritus upon Mr. Zuckerman effective upon the completion of his term as a director. Our Board expects that, as Chairman Emeritus, Mr. Zuckerman will continue to attend meetings of our Board of Directors and provide advice and counsel to our Board despite no longer formally serving as a director or officer of Boston Properties.

New Director Nominees; Director Succession

Led by our Nominating and Corporate Governance Committee, our Board of Directors remains focused on ensuring a smooth transition if and when directors decide to retire or otherwise leave our Board and ensuring that the composition of our Board is systematically refreshed so that, taken as a whole, the Board has the desired mix of skills, experience, reputation and diversity relevant to our strategic direction and operating environment, as well as the knowledge, ability and independence to continue to deliver a high standard of governance expected by investors. For more information on this process, see “Corporate Governance Principles and Board Matters – The Board of Directors – Composition of the Board of Directors; Director Succession Planning” beginning on page 4 of the proxy statement.

After concluding the first phase of this process, our Board of Directors is delighted to nominate two new candidates for election to our Board of Directors at the 2016 annual meeting – Ms. Karen E. Dykstra and Mr. Bruce W. Duncan.

Ms. Dykstra brings significant strategic, operational, financial and oversight experience having most recently served as AOL, Inc.’s Chief Financial and Administrative Officer. Ms. Dykstra also brings important insight on the technology industry, which we expect will grow its overall share of leased space in our portfolio. She currently serves on the Board of Directors of Gartner, Inc., an independent provider of research and analysis on information technology, computer hardware, software, communications and related technology industries, and she was recently appointed to the Board of

Directors of VMware, Inc., a company that provides cloud and virtualization software and services. Finally, our Board of Directors has determined that Ms. Dykstra qualifies as an audit committee financial expert if she is appointed to serve on our audit committee in the future.

Mr. Duncan brings to Boston Properties more than 30 years of diverse real estate executive management and investment experience, including as a chief executive officer and a director. Mr. Duncan currently serves as the Chief Executive Officer and President of First Industrial Realty Trust, Inc., a leading owner and operator of industrial real estate and provider of supply chain solutions to multinational corporations and regional customers, and he is the Chairman of the Board of Starwood Hotels & Resorts Worldwide, Inc. Among other prior positions, Mr. Duncan served as President and Chief Executive Officer of Equity Residential, one of the largest publicly traded apartment REITs in the United States, and he served as President and Chief Executive Officer of Cadillac Fairview Corporation, one of North America’s largest owners and developers of retail and office properties. Our Board of Directors has also determined that Mr. Duncan qualifies as an audit committee financial expert if he is appointed to serve on our audit committee in the future.

For more information on Ms. Dykstra and Mr. Duncan, see “Proposal 1: Election of Directors – Information Regarding the Nominees and Executive Officers” beginning on page 16.

SNAPSHOT OF BOARD COMPOSITION

The table below is a snapshot of the expected composition of our Board of Directors immediately following the 2016 annual meeting assuming the election of all nominees named in the proxy statement. For comparison purposes, the table also presents comparable metrics for the constituents of the S&P 500 Index, of which Boston Properties is a member. (Data for the S&P 500 is based on the Spencer Stuart Board Index 2015.)

	Boston Properties	S&P 500 Average
Total Number of Directors	11	10.8
Percentage of Independent Directors	82%	84%
Average Age of Independent Directors	67.0	63.1
Average Tenure of Directors (years)	7.9	8.5
CEO also Serves as Chairman	No	52%
Lead Independent Director	Yes	98%[1]
Number of Female Directors	2	2.1
Percentage of Designated Audit Committee Financial Experts	36%[2]	23%[2]

(1)	For the S&P 500, represents the percentage of companies without an independent chairman that have a lead/presiding independent director.

(2)	For Boston Properties, represents the percentage of directors formally designated as audit committee financial experts for current or possible future service on the audit committee. For the S&P 500, represents the percentage of all S&P 500 directors that have been identified as audit committee financial experts.

SNAPSHOT OF GOVERNANCE AND COMPENSATION POLICIES

The table below presents a snapshot of other governance and compensation policies.

Annual Election of All Directors	Yes
Majority Voting for Directors	Yes
Regular Executive Sessions of Independent Directors	Yes
3% / 3-year / 25% of Seats Proxy Access Right	Yes
Annual Board and Committee Self-Evaluations	Yes
Disclosure of Policy on Company Political Spending	Yes
Code of Business Conduct and Ethics for Employees and Directors	Yes
Stock Ownership Requirements for Executives	Yes
Stock Ownership Requirements for Directors	Yes
Anti-Hedging, Anti-Short-Sale and Anti-Pledging Policies	Yes
Compensation Clawback Policy	Yes
“Double-Trigger” Vesting for Time-Based Equity Awards	Yes
No Future Tax Gross-Up Provisions	Yes
Target Compensation above Market Median	No

Proxy Statement

April 1, 2016

PROXY STATEMENT

This proxy statement is being made available to stockholders of Boston Properties, Inc. (“we,” “us,” “our,” “Boston Properties” or the “Company”) on or about April 1, 2016 via the Internet or by delivering printed copies by mail, and is furnished in connection with the solicitation of proxies by the Board of Directors of Boston Properties, Inc. for use at the 2016 annual meeting of stockholders of Boston Properties, Inc. to be held on Tuesday, May 17, 2016 at 10:00 a.m., Eastern Time, at Lotte New York Palace Hotel, 455 Madison Avenue, 5th Floor, New York, New York, and at any adjournments or postponements thereof.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the proxy materials?

As permitted by rules adopted by the Securities and Exchange Commission (“SEC”), we are making this proxy statement and our 2015 annual report, including a copy of our annual report on Form 10-K and financial statements for the year ended December 31, 2015, available to our stockholders electronically via the Internet. On or about April 1, 2016, we began mailing to many of our stockholders a Notice of Internet Availability of Proxy Materials (“Notice”) containing instructions on how to access this proxy statement and our annual report online, as well as instructions on how to vote. Also on or about April 1, 2016, we began mailing printed copies of these proxy materials to stockholders that have requested printed copies. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you request a copy. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy statement and annual report. The Notice also instructs you on how you may vote via the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice. Our 2015 annual report is not part of the proxy solicitation material.

What is the purpose of the annual meeting?

At the annual meeting, stockholders will be asked to vote upon the matters set forth in the accompanying notice of annual meeting, including the election of directors, an advisory resolution on named executive officer compensation and the ratification of the appointment of our independent registered public accounting firm.

Who is entitled to vote?

If you were a stockholder of record as of the close of business on March 23, 2016, which is referred to in this proxy statement as the “record date,” you are entitled to receive notice of the annual meeting and to vote the shares of common stock that you held as of the close of business on the record date. Each stockholder is entitled to one vote for each share of common stock held by such stockholder on the record date.

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May I attend the meeting?

All stockholders of record of shares of common stock of Boston Properties, Inc. at the close of business on the record date, or their designated proxies, are authorized to attend the annual meeting. Each stockholder and proxy will be asked to present a valid government-issued photo identification, such as a driver’s license or passport, before being admitted. If you are not a stockholder of record but you hold your shares in “street name” (i.e., your shares are held in an account maintained by a bank, broker or other nominee), then you should provide proof of beneficial ownership as of the record date, such as an account statement reflecting your stock ownership as of the record date, a copy of the voting instruction card provided by your broker, bank or other nominee, or other similar evidence of ownership. We reserve the right to determine the validity of any purported proof of beneficial ownership. If you do not have proof of ownership, you may not be admitted to the annual meeting. Cameras, recording devices and other electronic devices will not be permitted, and attendees may be subject to security inspections and other security precautions. You may obtain directions to the annual meeting on our website at http://www.bostonproperties.com/proxy.

What constitutes a quorum?

The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares of common stock entitled to vote is necessary to constitute a quorum for the transaction of business at the annual meeting. As of the record date, there were 153,601,568 shares of common stock outstanding and entitled to vote at the annual meeting. Each share of common stock outstanding on the record date is entitled to one vote on each matter properly submitted at the annual meeting and, with respect to the election of directors, one vote for each director to be elected. Abstentions or “broker non-votes” (i.e., shares represented at the meeting held by brokers, as to which instructions have not been received from the beneficial owners or persons entitled to vote such shares and with respect to which, on one or more but not all matters, the broker does not have discretionary voting power to vote such shares) will be counted for purposes of determining whether a quorum is present for the transaction of business at the annual meeting.

How do I vote?

Voting in Person at the Meeting

If you are a stockholder of record and attend the annual meeting, you may vote in person at the meeting. If your shares of common stock are held in street name and you wish to vote in person at the meeting, you will need to obtain a “legal proxy” from the broker, bank or other nominee that holds your shares of common stock of record.

Voting by Proxy for Shares Registered Directly in the Name of the Stockholder

If you hold your shares of common stock in your own name as a holder of record with our transfer agent, Computershare Trust Company, N.A., you may instruct the proxy holders named in the proxy card how to vote your shares of common stock in one of the following ways:

•	Vote by Internet. You may vote via the Internet by following the instructions provided in the Notice or, if you received printed materials, on your proxy card. The website for Internet voting is printed on the Notice and also on your proxy card. Please have your Notice or proxy card in hand. Internet voting is available 24 hours per day until 11:59 p.m., Eastern Time, on May 16, 2016. You will receive a series of instructions that will allow you to vote your shares of common stock. You will also be given the opportunity to confirm that your instructions have been properly recorded.

If you vote via the Internet, you do not need to return your proxy card.

•

Vote by Telephone. If you received printed copies of the proxy materials, you also have the option to vote by telephone by calling the toll-free number listed on your proxy card. Telephone voting is available 24 hours per day until 11:59 p.m., Eastern Time, on May 16, 2016. When you call, please

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have your proxy card in hand. You will receive a series of voice instructions that will allow you to vote your shares of common stock. You will also be given the opportunity to confirm that your instructions have been properly recorded. If you did not receive printed materials and would like to vote by telephone, you must request printed copies of the proxy materials by following the instructions on your Notice.

If you vote by telephone, you do not need to return your proxy card.

•	Vote by Mail. If you received printed materials, and would like to vote by mail, then please mark, sign and date your proxy card and return it promptly to our transfer agent, Computershare Trust Company, N.A., in the postage-paid envelope provided. If you did not receive printed materials and would like to vote by mail, you must request printed copies of the proxy materials by following the instructions on your Notice.

Voting by Proxy for Shares Registered in Street Name

If your shares of common stock are held in street name, then you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares of common stock voted.

Will other matters be voted on at the annual meeting?

We are not currently aware of any other matters to be presented at the annual meeting other than those described in this proxy statement. If any other matters not described in the proxy statement are properly presented at the meeting, any proxies received by us will be voted in the discretion of the proxy holders.

May I revoke my proxy instructions?

You may revoke your proxy at any time before it has been exercised by:

•	filing a written revocation with the Secretary of Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, Massachusetts 02199-8103;

•	submitting a new proxy by telephone, Internet or proxy card after the time and date of the previously submitted proxy; or

•	appearing in person and voting by ballot at the annual meeting.

If you are a stockholder of record as of the record date attending the annual meeting you may vote in person whether or not a proxy has been previously given, but your presence (without further action) at the annual meeting will not constitute revocation of a previously given proxy.

What is householding?

If you and other residents at your mailing address own shares of common stock in street name, your broker, bank or other nominee may have sent you a notice that your household will receive only one annual report, Notice of Internet Availability of Proxy Materials, notice of annual meeting and/or proxy statement. This procedure, known as “householding,” is intended to reduce the volume of duplicate information stockholders receive and also reduce our printing and postage costs. Under applicable law, if you consented or were deemed to have consented, your broker, bank or other nominee may send one copy of our annual report, Notice of Internet Availability of Proxy Materials, notice of annual meeting and/or proxy statement to your address for all residents that own shares of common stock in street name. If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee. If you are receiving multiple copies of our annual report, Notice of Internet Availability of Proxy Materials, notice of annual meeting and/or proxy statement, you may be able to request householding by contacting your broker, bank or other nominee.

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If you wish to request extra copies free of charge of our annual report or proxy statement, please send your request to Investor Relations, Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, Massachusetts 02199-8103; call us with your request at (617) 236-3322; or visit our website at http://www.bostonproperties.com.

How can I access Boston Properties’ proxy materials electronically?

This proxy statement and our 2015 annual report are available at http://www.edocumentview.com/bxp. Instead of receiving copies of our future annual reports, proxy statements, proxy cards and, when applicable, Notices of Internet Availability of Proxy Materials, by mail, we encourage you to elect to receive an email that will provide electronic links to our proxy materials and also will give you an electronic link to the proxy voting site. Choosing to receive your future proxy materials online will save us the cost of producing and mailing the proxy materials or Notices of Internet Availability of Proxy Materials to you and help conserve natural resources. You may sign up for electronic delivery by visiting http://www.bostonproperties.com/proxy.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

The Board of Directors

Composition of the Board of Directors; Director Succession Planning

Boston Properties is currently governed by an eleven-member Board of Directors. The current members of our Board of Directors are Mortimer B. Zuckerman, Carol B. Einiger, Dr. Jacob A. Frenkel, Joel I. Klein, Douglas T. Linde, Matthew J. Lustig, Alan J. Patricof, Ivan G. Seidenberg, Owen D. Thomas, Martin Turchin and David A. Twardock. At the 2016 annual meeting of stockholders, directors will be elected to hold office for a one-year term expiring at the 2017 annual meeting of stockholders or until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. Any director appointed to our Board of Directors to fill a vacancy will hold office for a term expiring at the next annual meeting of stockholders following such appointment.

Led by our Nominating and Corporate Governance Committee (the “NCG Committee”), our Board of Directors remains focused on ensuring a smooth transition if and when directors decide to retire or otherwise leave our Board and ensuring that the composition of our Board is systematically refreshed so that, taken as a whole, the Board has the desired mix of skills, experience, reputation and diversity relevant to our strategic direction and operating environment, as well as the knowledge, ability and independence to continue to deliver a high standard of governance expected by investors.

Our Board of Directors recognizes the importance of continuity and that refreshment should not be effectuated all at once. Accordingly, the Board anticipates that changes to its composition would likely occur gradually over several years. Among other aspects of the process, our Board of Directors:

•	identified the collective mix of desired skills, experience, knowledge, diversity and independence for our Board of Directors, taken as a whole, and identified potential opportunities for enhancement in one or more of those areas;

•	considered each current director’s experience, skills, principal occupation, reputation, independence, age, tenure, committee membership and diversity (including geographic, gender and ethnicity); and

•	retained Spencer Stuart, one of the world’s leading executive search consulting firms, as an advisor to assist the NCG Committee and the Board in:

•	identifying and evaluating potential director candidates;

•	creating an even playing field between candidates identified regardless of the source;

•	using the criteria, evaluations and references to prioritize candidates for consideration, regardless of the source; and

•	assisting the Board in attracting and nominating candidates.

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After concluding the first phase of this process, the NCG Committee recommended to our Board for nomination, and our Board of Directors nominated, two new candidates for election to our Board of Directors at the 2016 annual meeting of stockholders – Karen E. Dykstra and Bruce W. Duncan. Ms. Dykstra and Mr. Duncan were initially recommended for consideration by Spencer Stuart.

Upon the recommendation of our NCG Committee, our Board of Directors also nominated the following incumbent directors for election to our Board of Directors at the 2016 annual meeting of stockholders: Carol B. Einiger, Jacob A. Frenkel, Joel I. Klein, Douglas T. Linde, Matthew J. Lustig, Alan J. Patricof, Owen D. Thomas, Martin Turchin and David A. Twardock. Messrs. Zuckerman and Seidenberg will not be standing for re-election to our Board of Directors at the 2016 annual meeting of stockholders.

Chairman Emeritus

In light of the extraordinary contributions that Mr. Zuckerman has made to the Company over his career and in recognition of his long and dedicated service as Chairman of the Board, our Board of Directors has conferred the honorary title of Chairman Emeritus upon Mr. Zuckerman effective upon the completion of his term as a director. As Chairman Emeritus, Mr. Zuckerman may attend meetings of the Board of Directors and may provide advice and counsel to the Board of Directors, but he will not be a director of the Company or have any duties or obligations to the Company or any power or authority to act on behalf of the Company.

Leadership Structure

Our Board of Directors currently separates the roles of the Chairman of the Board and Chief Executive Officer and, as described in more detail below under “– Lead Independent Director,” has a lead independent director. Currently, Mr. Zuckerman serves as non-executive Chairman of the Board, Mr. Thomas serves as Chief Executive Officer and Mr. Seidenberg serves as our lead independent director. Mr. Zuckerman, who co-founded Boston Properties in 1970, has served as the Chairman of the Board of Directors since our initial public offering in June 1997 and served as an executive officer through December 31, 2014. Our Board of Directors determined that this structure was appropriate because it (1) allowed us to retain the continued benefits of the experience and knowledge of Mr. Zuckerman following his transition out of the role of Chief Executive Officer in 2013, (2) assisted in the transition process, (3) continued to allow for the efficient and effective handling of the responsibilities of our Board of Directors with a key leading role played by our Chief Executive Officer, who is most directly responsible for developing and executing our strategic direction, and (4) helped ensure strong independent oversight by our Board of Directors through the role played by our lead independent director.

Our Board of Directors encourages strong communication among all of our independent directors, the Chairman of the Board and the Chief Executive Officer and believes that it is able to effectively provide independent oversight of our business and affairs, including risks facing the Company, without an independent Chairman, through our lead independent director, the independent committees of our Board of Directors, the overall composition of our Board of Directors and contributions of all of our independent directors and other corporate governance processes in place.

Following the 2016 annual meeting of stockholders, our Board of Directors intends to operate without a formally elected Chairman of the Board as a result of Mr. Zuckerman’s transition to Chairman Emeritus. As a result, following the 2016 annual meeting of stockholders, unless and until our Board of Directors elects a Chairman of the Board to succeed Mr. Zuckerman, our lead independent director will preside at all meetings of our Board of Directors and the other functional responsibilities of the Chairman of the Board will be divided between our lead independent director and the Chief Executive Officer.

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Lead Independent Director

We have a lead independent director who is selected annually by the vote of a majority of our independent directors. Currently, Mr. Seidenberg serves as our lead independent director and we expect that Mr. Klein will serve as our lead independent director following the 2016 annual meeting of stockholders. Our lead independent director has well-defined, substantive responsibilities that include, among others that may be assigned from time to time:

•	presiding at all meetings of our Board of Directors at which the Chairman of the Board is not present, including executive sessions of independent directors;

•	serving as a liaison between the Chairman of the Board and the independent directors;

•	approving information sent to our Board of Directors;

•	approving meeting agendas and meeting schedules for our Board of Directors to assure that there is sufficient time for discussion of all agenda items;

•	having the authority to call meetings of the independent directors of our Board of Directors; and

•	if requested by major stockholders, ensuring that he or she is available for consultation and direct communication.

Following the 2016 annual meeting of stockholders, unless and until our Board of Directors elects a Chairman of the Board to succeed Mr. Zuckerman, our lead independent director will preside at all meetings of our Board of Directors and serve as a liaison between the Chief Executive Officer and the independent directors.

Director Independence

Under the rules of the New York Stock Exchange (the “NYSE”), a majority of the Board of Directors must qualify as “independent directors.” To qualify as an “independent director,” the Board of Directors must affirmatively determine that the director has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us). Our Board of Directors established categorical standards to assist it in making the required independence determinations.

Under these categorical standards, any relationship with us shall be deemed not material if:

1.	The relationship does not preclude a finding of independence under Sections 303A.02(b)(i) through 303A.02(b)(v) of the NYSE Listed Company Manual (the “NYSE Disqualifying Rules”);

2.	The relationship does not involve any of the following, whether currently existing or occurring since the end of the last fiscal year or during the past three fiscal years:

(a)	a director being an executive officer of, or owning, or having owned, of record or beneficially in excess of ten percent (10%) equity interest in, any business or professional entity that has made during any of such fiscal years, or proposes to make during the Company’s current fiscal year, payments to the Company, an executive officer of the Company or an entity controlled by an executive officer of the Company for property or services in excess of five percent (5%) of: (i) the Company’s consolidated gross revenues for such fiscal year (or, in the case of proposed payments, its last fiscal year), or (ii) the other entity’s consolidated gross revenues for such fiscal year (or, in the case of proposed payments, its last fiscal year);

(b)	a director being an executive officer of, or owning, or having owned, of record or beneficially in excess of ten percent (10%) equity interest in, any business or professional entity to which the Company, an executive officer of the Company or an entity controlled by an executive officer of the Company has made during any of such fiscal years, or proposes to make during the Company’s current fiscal year, payments for property or services in excess of five percent (5%) of: (i) the Company’s consolidated gross revenues for such fiscal year (or, in the case of proposed payments, its last fiscal year), or (ii) the other entity’s consolidated gross revenues for such fiscal year (or, in the case of proposed payments, its last fiscal year);

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(c)	a director or an immediate family member of the director being an officer, director or trustee of a charitable organization where the annual discretionary charitable contributions of the Company, an executive officer of the Company or an entity controlled by an executive officer of the Company in any single year to the charitable organization exceeded the greater of $1 million or two percent (2%) of that organization’s consolidated gross revenues for the fiscal year;

(d)	a director or an immediate family member of a director being indebted to the Company, an executive officer of the Company or an entity controlled by an executive officer of the Company in an amount in excess of $120,000;

(e)	a director being an executive officer, partner or greater than 10% equity owner of an entity, or being a trustee or a substantial beneficiary of a trust or estate, indebted to the Company, an executive officer of the Company or an entity controlled by an executive officer of the Company in an amount in excess of the greater of $120,000 or 5% of such entity’s total consolidated assets, or to whom the Company or an entity controlled by an executive officer of the Company is indebted (other than with respect to (i) any publicly traded debt securities of the Company or such entity or (ii) non-recourse loans secured by real estate where both the lender and the Company or such entity intend for the lender to transfer all right to, and control over, the loan within 12 months and the documentation includes customary provisions for loans targeted at the commercial mortgage backed securities (CMBS) or collateralized debt obligation (CDO) markets) in an amount in excess of 5% of the Company’s or such entity’s total consolidated assets;

(f)	a transaction or currently proposed transaction (other than relating to the ownership of securities), which involved or involves the direct or indirect payment in a single year of in excess of $120,000 from the Company, an executive officer of the Company or an entity controlled by an executive officer of the Company to a director or an immediate family member of a director;

(g)	a director or an immediate family member of a director being an executive officer, general or managing partner or owner of more than 10% of the outstanding equity securities of an entity that has a co-investment or is a joint venture partner with the Company where the amount of the entity’s equity investment in any single year exceeds the greater of $1 million or 2% of the total consolidated assets of the entity; or

(h)	a director or an immediate family member of a director being an executive officer, general or managing partner or owner of more than 10% of the outstanding equity securities of an entity (other than the Company) in which an executive officer of the Company or an entity controlled by an executive officer of the Company is an executive officer, general or managing partner or owner of more than 10% of the outstanding equity securities of the entity.

For purposes of these standards, “immediate family” member has the same meaning as in the NYSE Disqualifying Rules.

Relationships not specifically deemed not material by the above categorical standards may, in the Board’s judgment, be deemed not to be material.

The Board of Directors concluded that Mses. Dykstra and Einiger and Messrs. Duncan, Frenkel, Klein, Lustig, Patricof, Twardock and Turchin qualify as independent directors under NYSE rules because none of them (1) have any relationships that would disqualify him or her from being considered independent under the minimum objective standards contained in the NYSE rules or (2) have any relationships other than those deemed to be immaterial under the categorical standards adopted by the Board of Directors.

In determining that Dr. Frenkel qualified as an independent director for purposes of his service on the Compensation Committee, the Board considered Dr. Frenkel’s position as the Chairman of JPMorgan

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Chase International. Affiliates of JPMorgan Chase International, including JPMorgan Chase & Co., are commercial lenders to the Company and tenants in the Company’s properties and have acted as underwriters or sales agents for securities offerings of the Company. The Board’s conclusion that Dr. Frenkel is independent was based on the following information, which in the view of the Board demonstrates the relatively de minimis nature of these transactions as they relate to Dr. Frenkel’s independence: (1) the Company’s long-standing relationships with JPMorgan Chase & Co. and its affiliates predate Dr. Frenkel’s appointment to our Board of Directors and his employment with JPMorgan Chase International; (2) Dr. Frenkel receives no benefit, directly or indirectly, with regard to these transactions; (3) Dr. Frenkel does not have any direct or indirect decision making authority or any other role, in any capacity, relating to these transactions; and (4) these transactions were arms’ length transactions undertaken in the ordinary course of business.

In determining that Mr. Twardock qualified as an independent director for purposes of his service on the Compensation Committee, the Board considered Mr. Twardock’s recent election to the Board of Directors of Morgan Stanley Bank, N.A. and noted that he is a non-employee director. Morgan Stanley Bank, N.A. and/or its affiliates are commercial lenders to the Company and tenants in the Company’s properties and have acted as underwriters or sales agents for securities offerings of the Company. The Board’s conclusion that Mr. Twardock is independent was based on the following information, which in the view of the Board demonstrates the relatively de minimis nature of these transactions as they relate to Mr. Twardock’s independence: (1) the Company’s long-standing relationships with Morgan Stanley Bank, N.A. and its affiliates predate Mr. Twardock’s appointment to Morgan Stanley Bank, N.A.’s board and our Board of Directors; (2) as a non-employee director of Morgan Stanley Bank, N.A., Mr. Twardock receives no benefit, directly or indirectly, with regard to these transactions; (3) Mr. Twardock does not have any direct or indirect decision making authority or any other role, in any capacity, relating to these transactions; and (4) these transactions were arms’ length transactions undertaken in the ordinary course of business.

Risk Oversight

Our Board of Directors plays an important role in the risk oversight of Boston Properties. Our Board of Directors is involved in risk oversight through direct decision-making authority with respect to significant matters and the oversight of management by our Board of Directors and its committees. In particular, our Board of Directors administers its risk oversight function through (1) the review and discussion of regular periodic reports to our Board of Directors and its committees on topics relating to the risks that Boston Properties faces, including, among others, market conditions, tenant concentrations and credit worthiness, leasing activity and expirations, the status of current and anticipated development projects, compliance with debt covenants, management of debt maturities, access to debt and equity capital markets, existing and potential legal claims against Boston Properties and various other matters relating to Boston Properties’ business, (2) the required approval by our Board of Directors (or a committee thereof) of significant transactions and other decisions, including, among others, acquisitions and dispositions of properties, development projects, new borrowings and the appointment and retention of Boston Properties’ senior management, (3) the direct oversight of specific areas of Boston Properties’ business by the Audit, Compensation and Nominating and Corporate Governance Committees, and (4) regular periodic reports from Boston Properties’ independent registered public accounting firm and other outside consultants regarding various areas of potential risk, including, among others, those relating to the qualification of Boston Properties as a real estate investment trust (“REIT”) for tax purposes and Boston Properties’ internal control over financial reporting. Our Board of Directors also relies on management to bring significant matters impacting Boston Properties to its attention.

Pursuant to the Audit Committee’s charter, the Audit Committee is specifically responsible for discussing the guidelines and policies that govern the process by which Boston Properties’ exposure to risk is assessed and managed by management. As part of this process, the Audit Committee oversees the planning and conduct of an annual risk assessment that is designed to identify and analyze risks to achieving Boston Properties’ business objectives. The results of the risk assessment are then discussed

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with management and used to develop Boston Properties’ annual internal audit plan. In addition, as one component of Boston Properties’ anti-fraud program, Boston Properties, under the supervision of the Audit Committee, established a hotline that is available for the anonymous and confidential submission of complaints relating to any matter to encourage the reporting of questionable activities directly to our senior management and the Audit Committee.

Because of the role of our Board of Directors in the risk oversight of Boston Properties, our Board of Directors believes that any leadership structure that it adopts must allow it to effectively oversee the management of the risks relating to Boston Properties’ operations. Our Board of Directors recognizes that there are different leadership structures that could allow it to effectively oversee the management of the risks relating to Boston Properties’ operations, and while our Board believes its current leadership structure enables it to effectively manage such risks, it was not the primary reason our Board of Directors selected its current leadership structure over other potential alternatives. See the discussion under the heading “Leadership Structure” above for a discussion of why our Board of Directors has determined that its current leadership structure is appropriate.

Meetings

Our Board of Directors met seven times during 2015. Each incumbent director attended at least 75% of the aggregate of (1) the total number of meetings of our Board of Directors held during the period for which he or she has been a director and (2) the total number of meetings of all committees of our Board of Directors on which the director served during the periods that he or she served. Directors are expected to attend annual meetings of our stockholders in person unless doing so is impracticable due to unavoidable conflicts. Ten of the eleven directors then serving attended the 2015 annual meeting of stockholders.

Directors who qualify as “non-management” within the meaning of the NYSE rules meet on a regular basis in executive sessions without management participation. The executive sessions occur after each regularly scheduled meeting of the entire Board and at such other times that the non-management directors deem appropriate. Each director has the right to call an executive session. In addition, at least once per year, an executive session is held with only independent directors present and is chaired by our lead independent director.

Board Committees

Our Board of Directors has the following three committees: (1) Audit, (2) Compensation and (3) Nominating and Corporate Governance. The membership and the function of each of these committees and the number of meetings each held during 2015 are described below.

	Audit	Compensation	Nominating and Corporate Governance
Carol B. Einiger		✓
Dr. Jacob A. Frenkel		✓	Chair
Joel I. Klein	✓		✓
Alan J. Patricof(1)	Chair		✓
David A. Twardock(1)	✓	Chair
Number of meetings held during 2015	8	6	3

(1)	Our Board of Directors determined that each of Messrs. Patricof and Twardock qualifies as an “audit committee financial expert” as that term is defined in the rules of the SEC.

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Audit Committee

Our Board of Directors has established an Audit Committee consisting of Messrs. Patricof (Chair), Klein and Twardock. The Audit Committee operates pursuant to a charter that was approved by our Board of Directors and that is reviewed and reassessed at least annually. The Audit Committee, among other functions, (1) has the sole authority to appoint, retain, terminate and determine the compensation of our independent accountants, (2) reviews with our independent registered public accounting firm the scope and results of the audit engagement, (3) approves professional services provided by our independent registered public accounting firm and (4) reviews the independence of our independent accountants. Each member of the Audit Committee is “independent” as that term is defined in the rules of the SEC and the applicable NYSE rules. For additional disclosures regarding the Audit Committee, including the Audit Committee Report, see “Proposal 3: Ratification of Appointment of Independent Registered Public Accounting Firm” beginning on page 72.

Compensation Committee

Our Board of Directors has established a Compensation Committee consisting of Messrs. Twardock (Chair) and Frenkel and Ms. Einiger. None of the members of the Compensation Committee is an employee of Boston Properties and each of them is an independent director under the NYSE rules.

The Compensation Committee operates pursuant to a charter that was approved by our Board of Directors and that is reviewed and reassessed at least annually. The Compensation Committee’s responsibilities include, among other duties, the responsibility to (1) review and approve the corporate goals and objectives relevant to the compensation of the Chief Executive Officer and certain designated senior executive officers, (2) evaluate the performance of the Chief Executive Officer and designated senior executive officers in light of such goals and objectives and determine and approve compensation of such officers based on such evaluation, (3) review and approve the compensation of other executive officers, (4) review and approve grants and awards under all incentive-based compensation plans and equity-based plans and (5) perform other functions or duties deemed appropriate by our Board of Directors.

The Compensation Committee makes all compensation decisions for all executive officers. With respect to compensation decisions relating to executive officers other than the Chief Executive Officer, the Compensation Committee takes into consideration recommendations made by the Chief Executive Officer and the President. Decisions regarding the non-equity compensation of other officers and employees are made by the Chief Executive Officer and the President. The Compensation Committee reviews and approves all equity awards for all other officers and employees although it has delegated limited authority to the Chief Executive Officer to make equity grants to employees who are not executive officers. In 2015 the Compensation Committee engaged FPL Associates L.P. (“FPL”) to assist the committee in determining the amount and form of executive compensation. Information concerning the nature and scope of FPL’s assignments and related disclosures is included under “Compensation Discussion and Analysis” beginning on page 29. We have concluded that the work of FPL did not raise any conflict of interest. The Compensation Committee also reviews and makes recommendations to the full Board of Directors regarding the compensation of non-employee directors.

The Compensation Committee Report is included in this proxy statement on page 54.

Nominating and Corporate Governance Committee

Our Board of Directors has established an NCG Committee consisting of Messrs. Frenkel (Chair), Klein and Patricof, each of whom is an independent director under the NYSE rules. The NCG Committee operates pursuant to a charter that was approved by our Board of Directors and that is reviewed and reassessed at least annually. Under its charter, the NCG Committee is responsible for developing and annually reviewing and recommending to the Board of Directors a set of corporate governance

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guidelines. These corporate governance guidelines provide that the NCG Committee, together with our Chairman and our Chief Executive Officer, is responsible for coordinating succession planning by the Board of Directors. The NCG Committee, among other functions specified in its charter, is also responsible for identifying individuals qualified to become Board members, consistent with criteria established by the NCG Committee, and recommending to the Board director nominees for election at each annual meeting of stockholders. In addition, the NCG Committee is responsible for establishing a policy with regard to the consideration by the NCG Committee of director candidates recommended by securityholders, establishing procedures to be followed by securityholders submitting such recommendations and establishing a process for identifying and evaluating nominees for the Board of Directors, including nominees recommended by securityholders.

Committee Charters

A copy of each of our Audit Committee, Compensation Committee and NCG Committee Charters is available on our website at http://www.bostonproperties.com under the heading “Corporate Governance.”

Other Committees

Our Board of Directors also has (1) a Special Transactions Committee, the current members of which are Messrs. Thomas and Linde, which may approve acquisitions, dispositions, financings and refinancings involving amounts less than $25 million and may approve refinancings in amounts greater than $25 million if the existing debt is increasing by less than $25 million, and (2) a Significant Transactions Committee, the current members of which are Messrs. Zuckerman, Thomas, Linde and Lustig, which may approve acquisitions, dispositions, financings and refinancings involving amounts equal to or greater than $25 million but less than $200 million and may approve refinancings in amounts greater than $200 million if the existing debt is increasing by less than $200 million. To be effective, approval by the Significant Transactions Committee requires that the independent director serving on the committee approve the transaction. The Special Transactions Committee held numerous informal meetings and took action by written consent five times during 2015. The Significant Transactions Committee held no meetings during 2015.

Our Board of Directors may from time to time establish other special or standing committees to facilitate the management of Boston Properties or to discharge specific duties delegated to the committee by the full Board of Directors.

Consideration of Director Nominees

Securityholder Recommendations

The NCG Committee’s current policy is to review and consider any director candidates who have been recommended by securityholders in compliance with the procedures established from time to time by the NCG Committee. All securityholder recommendations for director candidates must be submitted to our Secretary at Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, MA 02199-8103, who will forward all recommendations to the NCG Committee. We did not receive any securityholder recommendations for director candidates for election at the 2016 annual meeting in compliance with the procedures set forth below. All securityholder recommendations for director candidates for election at the 2017 annual meeting of stockholders must be submitted to our Secretary on or before December 2, 2016 and must include the following information:

•	the name and address of record of the securityholder;

•	a representation that the securityholder is a record holder of our securities, or if the securityholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) under the Securities Exchange Act of 1934;

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•	the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five (5) full fiscal years of the proposed director candidate;

•	a description of the qualifications and background of the proposed director candidate which addresses the minimum qualifications and other criteria for Board membership as approved by the Board from time to time;

•	a description of all arrangements or understandings between the securityholder and the proposed director candidate;

•	the consent of the proposed director candidate (1) to be named in the proxy statement relating to our annual meeting of stockholders and (2) to serve as a director if elected at such annual meeting; and

•	any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to the rules of the SEC.

Board Membership Criteria

The NCG Committee has established criteria for NCG Committee-recommended director nominees. These criteria include the following specific, minimum qualifications that the NCG Committee believes must be met by an NCG Committee-recommended nominee for a position on the Board:

•	the candidate must have experience at a strategic or policymaking level in a business, government, non-profit or academic organization of high standing;

•	the candidate must be highly accomplished in his or her respective field, with superior credentials and recognition;

•	the candidate must be well regarded in the community and must have a long-term reputation for high ethical and moral standards;

•	the candidate must have sufficient time and availability to devote to our affairs, particularly in light of the number of boards on which the nominee may serve;

•	the candidate’s principal business or occupation must not be such as to place the candidate in competition with us or conflict with the discharge of a director’s responsibilities to us and our stockholders; and

•	to the extent the candidate serves or has previously served on other boards, the candidate must have a history of actively contributing at board meetings.

In addition to the minimum qualifications for each nominee set forth above, the NCG Committee will recommend director candidates to the full Board for nomination, or present director candidates to the full Board for consideration, to help ensure that:

•	a majority of the Board of Directors will be “independent” as defined by the NYSE rules;

•	each of its Audit, Compensation and NCG Committees will be comprised entirely of independent directors; and

•	at least one member of the Audit Committee will have such experience, education and other qualifications necessary to qualify as an “audit committee financial expert” as defined by the rules of the SEC.

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Finally, in addition to any other standards the NCG Committee may deem appropriate from time to time for the overall structure and composition of the Board, the NCG Committee may consider the following factors when recommending director candidates to the full Board for nomination, or presenting director candidates to the full Board for consideration:

•	whether the candidate has direct experience in the real estate industry or in the markets in which we operate; and

•	whether the candidate, if elected, assists in achieving a mix of Board members that represents a diversity of background and experience.

Identifying and Evaluating Nominees

The NCG Committee may solicit recommendations for director nominees from any or all of the following sources: non-management directors, the Chief Executive Officer, other executive officers, third-party search firms or any other source it deems appropriate.

The NCG Committee will review and evaluate the qualifications of any proposed director candidate that it is considering or has been recommended to it by a securityholder in compliance with the NCG Committee’s procedures for that purpose, and conduct inquiries it deems appropriate into the background of these proposed director candidates. In identifying and evaluating proposed director candidates, the NCG Committee may consider, in addition to the minimum qualifications for NCG Committee-recommended director nominees, all facts and circumstances that it deems appropriate or advisable, including, among other things, the skills of the proposed director candidate, his or her depth and breadth of business experience, his or her independence and the needs of our Board. Neither the NCG Committee nor the Board has a specific policy with regard to the consideration of diversity in identifying director nominees, although both may consider diversity when identifying and evaluating proposed director candidates. As noted above, the NCG Committee, when recommending director candidates to the full Board for nomination, may consider whether a director candidate, if elected, assists in achieving a mix of Board members that represents a diversity of background and experience. Other than circumstances in which we may be legally required by contract or otherwise to provide third parties with the ability to nominate directors, the NCG Committee will evaluate all proposed director candidates that it considers or who have been properly recommended to it by a securityholder based on the same criteria and in substantially the same manner, with no regard to the source of the initial recommendation of the proposed director candidate.

Proxy Access By-Law Provisions

On February 24, 2015, we amended our By-laws to adopt a proxy access right for stockholders, pursuant to which a stockholder, or group of no more than five stockholders, meeting specified eligibility requirements, may include director nominees in our proxy materials for annual meetings of our stockholders. In order to be eligible to utilize these proxy access provisions, a stockholder, or group of stockholders, must, among other requirements:

•	have owned shares of common stock equal to at least 3% of the aggregate of the issued and outstanding shares of common stock continuously for at least the prior three years;

•	represent that such shares were acquired in the ordinary course of business and not with the intent to change or influence control and that such stockholder or group does not presently have such intent; and

•	provide a notice requesting the inclusion of director nominees in our proxy materials and provide other required information to us not less than 120 days prior to the anniversary of the date of the proxy statement for the prior year’s annual meeting of stockholders (with adjustments if the date for the upcoming annual meeting of stockholders is more than 30 days before or more than 60 days after the anniversary date of the prior year’s annual meeting).

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For purposes of the foregoing requirements, issued and outstanding common units, other than those owned by us, Boston Properties Limited Partnership (the “Operating Partnership”) or any of their directly or indirectly wholly owned subsidiaries and excluding issued and outstanding long term incentive units, will be treated as issued and outstanding shares of common stock.

Additionally, all director nominees submitted through these provisions must be independent and meet specified additional criteria, and stockholders will not be entitled to utilize this proxy access right at an annual meeting if we receive notice through our traditional advanced notice by-law provisions that a stockholder intends to nominate a director at such meeting. The maximum number of director nominees that may be submitted pursuant to these provisions may not exceed 25% of the number of directors then in office.

The foregoing proxy access right is subject to additional eligibility, procedural and disclosure requirements set forth in our By-laws.

Corporate Governance Guidelines

Our Board of Directors adopted Corporate Governance Guidelines, a copy of which is available on our website at http://www.bostonproperties.com under the heading “Corporate Governance” and subheading “Governance Guidelines.”

Code of Business Conduct and Ethics

Our Board of Directors adopted a Code of Business Conduct and Ethics (the “Code of Ethics”), which governs business decisions made and actions taken by our directors, officers and employees. A copy of this Code of Ethics is available on our website at http://www.bostonproperties.com under the heading “Corporate Governance” and subheading “Code of Conduct and Ethics.” We intend to disclose on this website any amendment to, or waiver of, any provision of this Code of Ethics applicable to our directors and executive officers that would otherwise be required to be disclosed under the rules of the SEC or the NYSE rules.

Policy on Company Political Spending

Our Board of Directors adopted a Policy on Company Political Spending, a copy of which is available on our website at http://www.bostonproperties.com under the heading “Corporate Governance” and subheading “Policy on Political Spending.”

Communications with the Board

Stockholders and other interested parties who wish to communicate with any of our directors or the Board of Directors as a group, may do so by writing to them at Name(s) of Director(s)/Board of Directors of Boston Properties, Inc., c/o Compliance Officer, Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, MA 02199-8103.

Stockholders and other interested parties who wish to contact the Audit Committee to report complaints or concerns regarding accounting, internal accounting controls or auditing matters, may do so by:

•	following any of the “Procedures for Submission of Complaints under the Audit Committee Complaint Procedures” that are attached as Exhibit 1 to our Code of Ethics (see “– Code of Business Conduct and Ethics” above), or

•	writing to the Chair of the Audit Committee of Boston Properties, Inc., c/o Compliance Officer, Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, MA 02199-8103.

You are welcome to make any such reports anonymously, but we prefer that you identify yourself so that we may contact you for additional information if necessary or appropriate.

Stockholders and other interested parties who wish to communicate with our non-management directors as a group, may do so by writing to Non-Management Directors of Boston Properties, Inc., c/o Compliance Officer, Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, MA 02199-8103.

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We recommend that all correspondence be sent via certified U.S. mail, return receipt requested. All correspondence received by the Compliance Officer will be forwarded by the Compliance Officer promptly to the addressee(s).

PROPOSAL 1: ELECTION OF DIRECTORS

Introduction

At the annual meeting, directors shall be elected to hold office for a one-year term expiring at the 2017 annual meeting of stockholders or until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. Following the recommendation of the NCG Committee, our Board of Directors has nominated Mr. Bruce W. Duncan, Ms. Karen E. Dykstra, Ms. Carol B. Einiger, Dr. Jacob A. Frenkel, Mr. Joel I. Klein, Mr. Douglas T. Linde, Mr. Matthew J. Lustig, Mr. Alan J. Patricof, Mr. Owen D. Thomas, Mr. Martin Turchin and Mr. David A. Twardock for election. Each nominee, other than Mr. Duncan and Ms. Dykstra, is currently serving as a director of Boston Properties. In making its recommendations, the NCG Committee considered a number of factors, including its criteria for Board membership, which include the minimum qualifications that must be possessed by a director candidate in order to be nominated for a position on our Board. Our Board of Directors anticipates that, if elected, the nominees will serve as directors. However, if any person nominated by our Board of Directors is unable to serve or for good cause will not serve, the proxies will be voted for the election of such other person as our Board of Directors may recommend.

Vote Required

Our By-laws provide that, in an uncontested election, nominees for director are elected if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. The majority voting standard would not apply in contested elections, which, generally, will include any situation in which Boston Properties receives a notice that a stockholder has nominated a person for election to our Board of Directors at a meeting of stockholders that is not withdrawn on or before the tenth day before Boston Properties first mails its notice for such meeting to the stockholders.

The majority voting standard will apply to the election of directors at the 2016 annual meeting of stockholders. Accordingly, nominees for director will be elected if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. Broker non-votes, if any, and abstentions will not be treated as votes cast.

Our Board of Directors has also adopted a resignation policy, included in our Corporate Governance Guidelines, under which a director who fails to receive the required number of votes for re-election will tender his or her resignation to our Board of Directors for its consideration. The NCG Committee will act on an expedited basis to determine whether it is advisable to accept the director’s resignation and will submit the recommendation for prompt consideration by our Board of Directors. Our Board of Directors will act on the tendered resignation within 90 days following certification of the stockholder vote and will promptly and publicly disclose its decision. The director whose resignation is under consideration will abstain from participating in any decision regarding his or her resignation. If the resignation is not accepted, the director will continue to serve until the next annual meeting of stockholders and until the director’s successor is duly elected and qualified or until the director’s earlier resignation or removal. The NCG Committee and our Board of Directors may consider any factors they deem relevant in deciding whether to accept a director’s resignation.

Recommendation

The Board of Directors unanimously recommends a vote FOR each of its nominees, Bruce W. Duncan, Karen E. Dykstra, Carol B. Einiger, Jacob A. Frenkel, Joel I. Klein, Douglas T. Linde, Matthew J. Lustig, Alan J. Patricof, Owen D. Thomas, Martin Turchin and David A. Twardock. Properly authorized proxies solicited by the Board of Directors will be voted FOR each of the nominees unless instructions to the contrary are given.

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Information Regarding the Nominees and Executive Officers

The following biographical descriptions set forth certain information with respect to the nominees for election as directors at the annual meeting and the executive officers who are not directors, based on information furnished to Boston Properties by each nominee and executive officer. Each executive officer holds office until the regular meeting of the Board of Directors following the next annual meeting of stockholders and until his or her successor is duly elected and qualified or until his or her earlier resignation or removal.

The biographical description below for each nominee includes the specific experience, qualifications, attributes and skills that led to the conclusion by our Board of Directors that such person should serve as a director of Boston Properties.

Nominees for Election

Bruce W. Duncan

Mr. Duncan has more than 30 years of diverse real estate management and investment experience, including as a chief executive officer and a director of other publicly traded companies.

Mr. Duncan has been President, Chief Executive Officer and a director of First Industrial Realty Trust Inc., a REIT that engages in the ownership, management, acquisition, sale, development and redevelopment of industrial real estate properties, since January 2009 and was appointed Chairman of its Board of Directors in January 2016. Since September 2013, Mr. Duncan has also served as a director of the T. Rowe Price Mutual Funds. In addition, Mr. Duncan currently serves as Chairman of the Board of Directors of Starwood Hotels & Resorts Worldwide, Inc. (“Starwood”), a leading worldwide hotel and leisure company, a position he has held since May 2005. From April 2007 to September 2007, Mr. Duncan served as Chief Executive Officer of Starwood on an interim basis. Mr. Duncan has served as a director of Starwood since 1999 and currently serves on its Corporate Governance and Nominating Committee. Mr. Duncan also served as a Trustee of Starwood Hotels & Resorts, a real estate investment trust and former subsidiary of Starwood, from 1995 to 2006. He also was a senior advisor to Kohlberg Kravis & Roberts & Co., a global investment firm, from July 2008 until January 2009. He was a private investor from January 2006 to January 2009. From March 2002 to December 2005, Mr. Duncan held various positions at Equity Residential (“EQR”), one of the largest publicly traded apartment REITs in the United States. In particular, from May 2005 to December 2005, Mr. Duncan was Chief Executive Officer and a Trustee of EQR, from January 2003 to May 2005, he was President, Chief Executive Officer and a Trustee of EQR and from March 2002 to December 2002 he was President and a Trustee of EQR. From December 1995 until March 2000, Mr. Duncan served as Chairman, President and Chief Executive Officer of Cadillac Fairview Corporation, one of North America’s largest owners and developers of retail and office properties. From January 1992 to October 1994, Mr. Duncan was President and Co-Chief Executive Officer of JMB Institutional Realty Corporation providing advice and management for investments in real estate by tax-exempt investors and from 1978 to 1992, he worked for JMB Realty Corporation where he served in various capacities, culminating as Executive Vice President and a member of the Board of Directors. Mr. Duncan currently serves on the Advisory Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”) and as Trustee of RUSH University Medical Center in Chicago, and he previously served on the Executive Committees of the Board of the Canadian Institute for Public Real Estate Companies (CIPREC) and the National Multi-Housing Council (NMHC). He also previously served on the Board of Directors of The Rouse Company, a diversified commercial real estate firm, and as a Trustee of the International Council of Shopping Centers (ICSC). He received a BA in Economics from Kenyon College and an MBA in Finance from the University of Chicago. He is 64 years old.

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Karen E. Dykstra

Ms. Dykstra has extensive strategic, management, financial, accounting and oversight experience, particularly with companies in the technology sector.

Ms. Dykstra served as Chief Financial and Administrative Officer of AOL, Inc., a global media technology company, from November 2013 until July 2015 and as Chief Financial Officer of AOL, Inc. from September 2012 until November 2013. From January 2007 until December 2010, Ms. Dykstra was a Partner of Plainfield Asset Management LLC (“Plainfield”), and she served as Chief Operating Officer and Chief Financial Officer of Plainfield Direct Inc., Plainfield’s business development company, from May 2006 to 2010, and as a director from 2007 to 2010. Prior to joining Plainfield, she spent over 25 years with Automatic Data Processing, Inc., serving most recently as Chief Financial Officer from January 2003 to May 2006, and as Vice President – Finance, Corporate Controller and in other capacities. Ms. Dykstra currently serves on the Board of Directors of Gartner Inc. and VMware, Inc. Ms. Dykstra is a former director of Crane Co. and AOL, Inc. She received a BA in Accounting from Rider University and an MBA from Fairleigh Dickinson University. She is 57 years old.

Carol B. Einiger	Director since May 5, 2004

Ms. Einiger has 40 years of experience as an investment banker and investment advisor, during which time she has gained significant expertise in the operation of public and private debt and equity capital markets and the evaluation of investment opportunities.

Ms. Einiger is President of Post Rock Advisors, LLC, a private investment advisory firm established in 2005. She began her investment career in 1971 at Goldman, Sachs & Co. and worked at The First Boston Corporation from 1973 to 1988, becoming Managing Director and Head of the Capital Markets Department; from 1988 to 1989 as Visiting Professor and Executive-in-Residence at Columbia Business School; and from 1989 to 1992 as Managing Director at Wasserstein Perella & Co. From 1992 to 1996, Ms. Einiger served as Chief Financial Officer and then Acting President of the Edna McConnell Clark Foundation. From 1996 to 2005, she served as Chief Investment Officer of The Rockefeller University, where she was responsible for the management of the University’s endowment. Ms. Einiger is a director and member of the Investment Committee of UJA-Federation of New York, a member of the Investment Committee of The JPB Foundation, and a member of the Board of Overseers of Columbia Business School. She previously served on the Boards of Trustees and Investment Committees of the University of Pennsylvania, the Lasker Foundation and the Horace Mann School; as Vice Chair of the Investment Committee of The Museum of Modern Art; as a Director of Credit Suisse First Boston (USA) and The New York Stem Cell Foundation; and on the Advisory Board of Blackstone Alternative Asset Management. Ms. Einiger is the recipient of numerous awards, including the Alumni Award of Merit of the University of Pennsylvania, the Columbia Business School Distinguished Alumna Award, the AJC National Human Relations Award, the Anti-Defamation League Woman of Achievement Award and the Catalyst Award for Corporate Leadership. She received her BA from the University of Pennsylvania and her MBA with honors from Columbia Business School. She is 66 years old.

Dr. Jacob A. Frenkel	Director since February 24, 2010

Dr. Frenkel has worked for more than 40 years in the financial industry, government and academia, during which time he has gained significant knowledge of global macroeconomics and experience advising large financial institutions.

Dr. Frenkel has been the Chairman of JPMorgan Chase International, the international unit of JPMorgan Chase & Co., since December 2009. Since November 2009, Dr. Frenkel has served as a director of Loews Corporation, one of the largest diversified holding companies in the United States. Dr. Frenkel is Chairman of the Board of Trustees of the Group of Thirty (G-30), a private, nonprofit, consultative group on international economic and monetary affairs. He has been a member of this group since 1988

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and served as Chairman and Chief Executive Officer from 2000 to 2011. He previously served as Vice Chairman of American International Group, Inc. from 2004 to 2009. He was with Merrill Lynch Inc. between 2000 and 2004 and served as Chairman of Merrill Lynch International. Prior to that, he served for two terms as Governor of the Bank of Israel from 1991 to 2000. Dr. Frenkel was also Chairman of the Board of Governors of the Inter-American Development Bank, Vice Chairman of the Board of Governors of the European Bank for Reconstruction and Development and Economic Counselor and Director of Research at the International Monetary Fund. Dr. Frenkel also held numerous academic positions. Between 1971 and 1987, he was at the University of Chicago where he served as the David Rockefeller Professor of International Economics. He received a BA in Economics and Political Science from Hebrew University in Israel and an MA and Ph.D. in Economics from the University of Chicago. Dr. Frenkel is a laureate of the 2002 Israel Prize in Economics and the recipient of several honorary doctoral degrees and other decorations and awards. He is 73 years old.

Joel I. Klein	Director since January 24, 2013

Mr. Klein has worked for more than 40 years in private industry and government during which time he has gained significant experience in senior policy making and executive roles, as well as a broad range of legal matters.

Mr. Klein is the Chief Policy and Strategy Officer of Oscar Insurance Corporation, a health insurance company. In addition, he has been a Director of News Corporation since January 2011 where he was also Executive Vice President, Office of the Chairman of News Corporation and Chief Executive Officer of Amplify, the education division of News Corporation, from January 2011 through December 2015. From 2002 through 2010, Mr. Klein was Chancellor of the New York City Department of Education where he oversaw a system of over 1,600 schools with 1.1 million students, 136,000 employees and a $22 billion budget. He was the U.S. Chairman and Chief Executive Officer of Bertelsmann, Inc. and Chief U.S. Liaison Officer to Bertelsmann AG, a media company, from 2001 to 2002. Mr. Klein also served with the Clinton administration in a number of roles, including Assistant U.S. Attorney General in charge of the Antitrust Division of the U.S. Department of Justice from 1997 until 2000 and Deputy White House Counsel to President Clinton from 1993 to 1995. Mr. Klein entered the Clinton administration after 20 years of public and private legal work in Washington, D.C. Mr. Klein received a BA with honors from Columbia University and a JD with honors from Harvard Law School. He has also received honorary degrees from ten colleges and universities. He is 69 years old.

Douglas T. Linde	Director since January 21, 2010

Mr. Linde serves as President of Boston Properties, Inc. Prior to his appointment to this position in May 2007, he served as Executive Vice President since January 2005 and he also served as Chief Financial Officer and Treasurer from 2000 until November 2007. He joined Boston Properties in January 1997 as Vice President of Acquisitions and New Business to help identify and execute acquisitions and to develop new business opportunities and was promoted to Senior Vice President for Financial and Capital Markets in October 1998. Prior to joining Boston Properties, Mr. Linde served from 1993 to 1997 as President of Capstone Investments, a Boston real estate investment company. From 1989 to 1993, he served as Project Manager and Assistant to the Chief Financial Officer of Wright Runstad and Company, a private real estate developer in Seattle, WA. He began his career in the real estate industry with Salomon Brothers’ Real Estate Finance Group. Mr. Linde is a member of the Board of Directors of Beth Israel Deaconess Medical Center. He is a member of the Real Estate Roundtable and serves as a director of the Boston Municipal Research Bureau and Jobs for Massachusetts. Mr. Linde also serves on the Urban Studies and Planning Visiting Committee at MIT and is a member of the Wesleyan University Board of Trustees. Mr. Linde received a BA from Wesleyan University in 1985 and an MBA from Harvard Business School in 1989. He is 52 years old.

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Matthew J. Lustig	Director since January 20, 2011

Mr. Lustig has worked for more than 30 years in the real estate industry, during which time he has gained extensive experience providing strategic and financial advice and transaction execution to clients, and investing in real estate companies and assets as a principal.

Mr. Lustig is Managing Partner of North America Investment Banking and Head of Real Estate & Lodging at Lazard Frères & Co. (“Lazard”), the investment bank. He is responsible for managing Lazard’s broad investment banking businesses in North America, as well as running its Real Estate and Lodging industry group. In recent years, he has played an active role in more than $300 billion of advisory assignments and transactions involving leading real estate and lodging companies in the public and private markets. Mr. Lustig separately served as Chief Executive Officer of the real estate investment business of Lazard and its successors, and oversaw multiple funds with over $2.5 billion of equity capital invested in real estate operating companies. Mr. Lustig is a member of the Board of Directors at Ventas, Inc. and served as the Chairman of Atria Senior Living Group, Inc., which was acquired by Ventas in May 2011. He has also served as a director of several other public and private fund portfolio companies. Mr. Lustig is a member of the Real Estate Roundtable, and he serves on the boards of Pension Real Estate Association, Larson Leadership Initiative at the Urban Land Institute, and the Real Estate centers at the business schools of Wharton/UPenn and Columbia University. He is also a member of the Council on Foreign Relations and serves on the Board of Visitors at the School of Foreign Service at Georgetown University from which he graduated with a BSFS. He is 55 years old.

Alan J. Patricof	Director since June 23, 1997

Mr. Patricof has more than 40 years of experience leading venture capital firms, during which time he has completed several billion dollars of investments in a diverse range of companies and gained significant expertise evaluating investment opportunities and overseeing the management development and operations of portfolio companies.

Mr. Patricof is Managing Director of Greycroft LLC, a venture capital firm he formed in 2006, which has more than $400 million under management. Prior to that, he was Chairman of Apax Partners, Inc. (formerly Patricof & Co. Ventures, Inc.), a venture capital company that he founded in 1969, which is now one of the world’s leading private equity firms with approximately $40 billion under management or advice. He is a member of the Board of Overseers of the Columbia Business School and was recently appointed by President Obama to the President’s Council on Global Development. Mr. Patricof received a BS in Finance from Ohio State University and an MBA from Columbia Business School. He is 81 years old.

Owen D. Thomas	Director since April 2, 2013

Mr. Thomas has served as our Chief Executive Officer since April 2, 2013. We have agreed that, while Mr. Thomas remains Chief Executive Officer, he will be nominated for re-election to the Board of Directors each year. Mr. Thomas served as Chairman of the Board of Directors of Lehman Brothers Holdings Inc. (“LBHI”) from March 2012 until March 2013 and continues to serve as a member of the Board of Directors of LBHI. From 1987 until 2011, Mr. Thomas held various positions at Morgan Stanley, including Chief Executive Officer of Morgan Stanley Asia Ltd., President of Morgan Stanley Investment Management, Head of Morgan Stanley Real Estate and Managing Director. Mr. Thomas was also a member of Morgan Stanley’s Management Committee from 2005 to 2011. He is a Director of the University of Virginia Investment Management Company, a Trustee and a Director of the Urban Land Institute, a member of the Executive Board of NAREIT and the former Chairman of the Pension Real Estate Association. He received a BS in Mechanical Engineering from the University of Virginia and an MBA from Harvard Business School. He is 54 years old.

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Martin Turchin	Director since June 23, 1997

Mr. Turchin has more than 40 years of experience as a commercial real estate broker, consultant and advisor and has been involved in some of the largest real estate transactions in the United States. During his career, he has orchestrated more than 50 million square feet of real estate transactions.

Mr. Turchin serves as non-executive Vice Chairman of CBRE Group, Inc., the world’s largest real estate services company. From 1985 until its merger with CBRE Group, Inc. in July 2003, Mr. Turchin served as Vice-Chairman of Insignia/ESG, Inc., a subsidiary of Insignia Financial Group, which was one of the nation’s largest commercial real estate brokerage, consulting and management firms. Prior to joining Insignia/ESG, Inc., he spent 14 years with Kenneth E. Laub & Company, Inc. where he was involved in real estate acquisition, financing, leasing and consulting. He is a three-time recipient of the Real Estate Board of New York’s “Most Ingenious Deal of the Year Award” and a two-time recipient of the “Robert T. Lawrence Award.” Mr. Turchin serves on the Board of Directors of Aerojet Rocketdyne Holdings, Inc. and as Chairman of Easton Development Company, LLC, a subsidiary of Aerojet Rocketdyne Holdings, Inc. He holds a BS from City College of the University of New York and a JD from St. John’s Law School. He is 74 years old.

David A. Twardock	Director since May 7, 2003

Mr. Twardock has more than 30 years of experience in the real estate finance industry, during which time he has overseen the lending and asset management of billions of dollars of commercial mortgages and other real estate debt financing and the management and disposition of billions of dollars of real estate equity.

From December 1998 to March 2013, Mr. Twardock was the President of Prudential Mortgage Capital Company, LLC, the real estate finance affiliate of Prudential Financial, Inc., which had more than $70 billion in assets under management and administration as of December 31, 2012 and annually lends billions of dollars in real estate debt financing. Since 1982, Mr. Twardock has held numerous positions relating to real estate equity and debt with Prudential, including his position from 1996 to November 1998 as Senior Managing Director of Prudential Realty Group. Mr. Twardock is a member of the Board of Directors of Morgan Stanley Bank, N.A. and serves on the advisory committee of Blue Vista Capital Management and LBA Realty. Mr. Twardock is a member of the Urban Land Institute and the Economics Club of Chicago. Mr. Twardock previously served as a director of the Real Estate Roundtable and Chairman of the Real Estate Roundtable Capital Markets Committee. He received a BS in Civil Engineering from the University of Illinois and an MBA in Finance and Behavioral Science from the University of Chicago. He is 58 years old.

Executive Officers who are not Directors

Raymond A. Ritchey

Mr. Ritchey serves as Senior Executive Vice President. Prior to his appointment to this position in January 2016, Mr. Ritchey served as Executive Vice President, Head of our Washington, D.C. Office and National Director of Acquisitions and Development since April 1998 and Senior Vice President and Co-Manager of our Washington, D.C. office. Mr. Ritchey is responsible for all business development, leasing and marketing as well as new opportunity origination in the Washington, D.C. area. He also directly oversees similar activities on a national basis. Mr. Ritchey joined us in 1980, leading our expansion to become one of the dominant real estate firms in the Washington, D.C. metropolitan area. For four years prior to joining us, Mr. Ritchey was one of the leading commercial real estate brokers in the Washington, D.C. area with Coldwell Banker. He is a 1972 graduate of the U.S. Naval Academy and a 1973 graduate of the U.S. Naval Post Graduate School in Monterey, California. He is 65 years old.

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Michael E. LaBelle

Mr. LaBelle serves as Executive Vice President, Chief Financial Officer and Treasurer. Prior to his appointment to this position in January 2016, Mr. LaBelle served as Senior Vice President, Chief Financial Officer and Treasurer since November 2007 and he also served as Senior Vice President, Finance from February 2005 to November 2007. In his current role, Mr. LaBelle oversees the finance, accounting, tax, information systems, internal audit and investor relations departments and is also responsible for capital raising, treasury management, credit underwriting, financial strategy and planning. Prior to joining us in March 2000, Mr. LaBelle held the position of Vice President & Relationship Manager with Fleet National Bank for nine years with the responsibility of financing large-scale commercial real estate developments. He started his career as an Associate National Bank Examiner with the Office of the Comptroller of the Currency in New York City specializing in commercial real estate debt portfolio analysis and valuation in commercial banks located throughout the Mid-Atlantic and Northeastern United States. Mr. LaBelle is on the National Advisory Board for the University of Colorado Real Estate Center. Mr. LaBelle holds a BS degree in Economics from the University of Colorado. He is 51 years old.

Peter D. Johnston

Mr. Johnston serves as Executive Vice President, Washington, D.C. Region. Prior to his appointment to this position in January 2016, Mr. Johnston served as Senior Vice President and Regional Manager of our Washington, D.C. office. He is in charge of all operations including project development, leasing, construction, property management and administrative activities for our Washington, D.C. office, with a staff of approximately 184 people. Mr. Johnston joined the Company in 1987. In 1989 he was promoted to Project Manager, with subsequent promotions in 1991 to Vice President and in 1997 to Senior Vice President. In 2003 he was appointed head of the development team in the Washington, D.C. Region and held this position until his promotion in September 2005 to the position of Regional Manager. Mr. Johnston has been directly responsible for more than four million square feet of new development and renovation projects. He is a past member of the board of directors of the Northern Virginia Chapter of the National Association of Industrial and Office Properties (NAIOP). Mr. Johnston received a BA in Business Administration from Roanoke College, an MA in 1982 from Hollins College and an MBA in 1987 from the University of Virginia. He is 57 years old.

Bryan J. Koop

Mr. Koop serves as Executive Vice President, Boston Region. Prior to his appointment to this position in January 2016, Mr. Koop served as Senior Vice President and Regional Manager of our Boston office. Mr. Koop is responsible for overseeing the operation of our existing regional portfolio in the Boston area, which includes the Prudential Center and Kendall Center. He is also responsible for developing new business opportunities in the area. Prior to joining us in 1999, Mr. Koop served at Trammell Crow Company from 1982 to 1999 where his career covered high-rise office building leasing and the development of commercial office buildings and shopping centers. From 1993 to 1999, his position was Managing Director and Regional Leader for Trammell Crow Company’s New England region, which included all commercial office and shopping center operations. Mr. Koop is a member of the Board of Directors for the Massachusetts Chapter of NAIOP, the Boston Green Ribbon Commission and the Kendall Square Association and previously served as chairman of the Back Bay Association. Mr. Koop received a BBA in 1980 and an MBA in 1982 from Texas Christian University. He is 57 years old.

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Robert E. Pester

Mr. Pester serves as Executive Vice President, San Francisco Region. Prior to his appointment to this position in January 2016, Mr. Pester served as Senior Vice President and Regional Manager of our San Francisco office. Mr. Pester is responsible for all of our activities on the West Coast. Mr. Pester is responsible for overseeing existing operations in San Francisco and our other Bay Area properties on the Peninsula and in Silicon Valley, and developing new business opportunities in the area. Prior to joining us in 1998, he served as Executive Vice President and Chief Investment Officer of Bedford Property Investors, a real estate investment trust in Lafayette, CA, where he led the acquisitions and development program. Prior to 1994, he was President of Bedford Property Development, a private West Coast development concern that held more than $2 billion in real estate assets. From 1980 to 1989, he was a leading commercial real estate broker with Cushman & Wakefield in northern California, where he last served as Vice President. He is a 1979 graduate of the University of California at Santa Barbara with a BA in Economics and Political Science. He is 59 years old.

John F. Powers

Mr. Powers serves as Executive Vice President, New York Region. He oversees all aspects of our New York and Princeton, New Jersey activities, including development, acquisitions, leasing and building operations. Prior to joining us on January 2, 2014 as Senior Vice President and Regional Manager of our New York office, he served from 2004 as Chairman of CBRE, Inc. for the New York Tri-State Region overseeing the strategic direction of CBRE’s Tri-State operations. He joined the Edward S. Gordon Company, which was subsequently merged into CBRE, in 1986 after working 8 years at Swiss Bank Corp (now UBS). At ESG, he developed and managed the Consulting Division into a strong and integral part of the firm’s service delivery platform, which facilitated its sustained leadership in the Manhattan office leasing market. He also brokered millions of square feet of transactions, representing both tenants and landlords, led numerous strategic consulting assignments for large corporate occupiers and advised on many ground-up developments. He is a frequent speaker on commercial real estate in New York valued for his insight linking economic trends and conditions to their eventual impact on the office market. He received a BA in Mathematics from St. Anselm College in 1968, an MA in Economics from the University of Massachusetts in 1974 and an MBA from the University of Massachusetts in 1978. He also studied international economics at the Graduate Institute of International Studies, Geneva. He is 69 years old.

Frank D. Burt

Mr. Burt serves as Senior Vice President, General Counsel and Secretary, positions he has held since 2003. He is responsible for overseeing the legal and risk management departments. Mr. Burt has served in various capacities since he joined us in 1986, and he represented us in the acquisition of the Prudential Center in Boston and the Embarcadero Center in San Francisco, as well as in the development activities at the Prudential Center. He previously worked in the real estate department at Nutter, McClennen & Fish in Boston. Mr. Burt is a member of the American College of Real Estate Lawyers and the Boston Bar Association and a speaker for the American College of Real Estate Lawyers, the Association of Corporate Counsel, Massachusetts Continuing Legal Education, NAIOP and NAREIT. Mr. Burt received a BA, magna cum laude, from Brown University and a JD, cum laude, from the University of Pennsylvania Law School. He is 57 years old.

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Lori W. Silverstein

Ms. Silverstein serves as Senior Vice President and Controller. She is responsible for overseeing financial reporting, property accounting and tax compliance and is also responsible for providing transactional support on capital markets activity. Prior to her appointment to this position in January 2016, Ms. Silverstein served as Vice President and Controller since June 2014 and prior to that she served as Vice President, Internal Audit from 2006 to 2014. Ms. Silverstein also served as the Company’s Director of Internal Audit from 2002 to 2006 and Director of Financial Reporting from 1997 to 2002. Prior to joining the Company, Ms. Silverstein was a Business Assurance Manager for Coopers & Lybrand LLP where she managed the annual audit and quarterly review services for clients in the real estate, higher education and manufacturing industries. Ms. Silverstein holds a BS in Management, with a concentration in accounting, from Tulane University and was a licensed certified public accountant. She is 46 years old.

Co-Founder and Chairman Emeritus-to-be

Mortimer B. Zuckerman

Mr. Zuckerman serves as non-executive Chairman of Boston Properties, Inc. and has been a director since our initial public offering on June 23, 1997. Mr. Zuckerman served as Executive Chairman from April 2, 2013 until December 31, 2014 and as Chief Executive Officer from January 10, 2010 until April 2, 2013. The Board has conferred the honorary title of Chairman Emeritus upon Mr. Zuckerman effective upon the completion of his term as a director at the 2016 annual meeting of stockholders.

Mr. Zuckerman co-founded Boston Properties in 1970 after spending seven years at Cabot, Cabot & Forbes where he rose to the position of Senior Vice President and Chief Financial Officer. He is also Chairman and Editor-in-Chief of U.S. News & World Report and Chairman and Publisher of the New York Daily News. He serves as a trustee of Memorial Sloan-Kettering Cancer Center and he is a member of the Bank of America Global Wealth & Investment Management Committee, the Council on Foreign Relations, the Washington Institute for Near East Studies, the CUNY Graduate School of Journalism, the International Institute of Strategic Studies and the Bipartisan Policy Center. He is also Vice Chair and Treasurer of the International Peace Institute. Mr. Zuckerman is a sponsor of the Kennedy School of Government at Harvard University. He is a former Associate Professor of City and Regional Planning at the Harvard Graduate School of Design, a former lecturer of City and Regional Planning at Yale University, a past president of the Board of Trustees of the Dana Farber Cancer Institute in Boston, a former Chairman of the Principal’s International Advisory Board of McGill University and the Conference of Presidents of Major American Jewish Organizations, a former trustee of New York University and the Institute for Advanced Studies at Princeton and served as President of the America-Israel Friendship League. Mr. Zuckerman was awarded the Commandeur De L’Ordre des Arts et des Lettres by the government of France, the Lifetime Achievement Award from Guild Hall, the Gold Medal from the American Institute of Architecture in New York, the Sy Syms Humanitarian award from Yeshiva University and a Queen Elizabeth II Diamond Jubilee Medal from the Canadian government. Mr. Zuckerman is a graduate of McGill University in Montreal where he received an undergraduate degree with first class honors in 1957 and a degree in law in 1961. He received an MBA with distinction from the Wharton School, University of Pennsylvania in 1961 and an LLM from Harvard University in 1962. He has also received seven honorary degrees. He is 78 years old.

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PRINCIPAL AND MANAGEMENT STOCKHOLDERS

The table below shows the amount of common stock of Boston Properties, Inc. and units of partnership interest in our Operating Partnership beneficially owned as of February 1, 2016 by:

•	each director;

•	each nominee for director;

•	each of our named executive officers (“NEOs”);

•	all directors and executive officers of Boston Properties as a group; and

•	each person known by Boston Properties to be the beneficial owner of more than 5% of our outstanding common stock.

On February 1, 2016, there were:

(1)	153,573,897 shares of our common stock outstanding;

(2)	16,097,473 common units of partnership interest in our Operating Partnership (“common units”) outstanding (other than the common units held by Boston Properties), each of which is redeemable for one share of Boston Properties’ common stock (if Boston Properties elects to issue common stock rather than pay cash upon such redemption);

(3)	1,831,714 long term incentive units of partnership interest in our Operating Partnership (“LTIP units”) outstanding that were issued pursuant to the Long Term Incentive Plan, including LTIP units issued in the form of 2012 outperformance plan (“2012 OPP”) awards but excluding LTIP units issued in the form of Multi-Year Long-Term Incentive Program (“MYLTIP”) awards, each of which, upon the satisfaction of certain conditions, is convertible into one common unit; and

(4)	94,575 deferred stock units outstanding.

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All references in this proxy statement to LTIP units include long term incentive units of partnership interest in the Operating Partnership issued in the form of 2012 OPP awards and exclude LTIP units issued in the form of MYLTIP awards. LTIP units issued in the form of MYLTIP awards are collectively referred to herein as “Performance Awards.” None of our directors or NEOs beneficially owns preferred units or shares of our preferred stock.

	Common Stock		Common Stock and Units
Name and Address of Beneficial Owner*	Number of Shares Beneficially Owned(1)	Percent of Common Stock(2)	Number of Shares and Units Beneficially Owned(1)	Percent of Common Stock and Units(3)
Directors, Nominees for Director and Named Executive Officers
Mortimer B. Zuckerman(4)	925,221	**	9,229,685	5.38%
Bruce W. Duncan	—	**	—	**
Karen E. Dykstra	—	**	—	**
Carol B. Einiger(5)	14,212	**	17,222	**
Jacob A. Frenkel(6)	—	**	5,382	**
Joel I. Klein(7)	3,311	**	5,411	**
Douglas T. Linde(8)	274,277	**	382,023	**
Matthew J. Lustig(9)	3,645	**	8,603	**
Alan J. Patricof(10)	33,168	**	36,178	**
Ivan G. Seidenberg(11)	10,247	**	10,247	**
Owen D. Thomas(12)	49,828	**	104,368	**
Martin Turchin(13)	24,749	**	26,253	**
David A. Twardock(14)	26,796	**	26,796	**
Raymond A. Ritchey(15)	96,802	**	442,114	**
Michael E. LaBelle(16)	19,277	**	74,066	**
Bryan J. Koop(17)	35,126	**	76,413	**
All directors and executive officers as a group (21 persons)(18)	1,599,693	1.04%	10,597,541	6.17%
5% Holders
The Vanguard Group(19)	20,519,791	13.36%	20,519,791	11.96%
BlackRock, Inc.(20)	13,952,089	9.08%	13,952,089	8.14%
Vanguard Specialized Funds – Vanguard REIT Index Fund(21)	11,059,332	7.20%	11,059,332	6.45%
State Street Corporation(22)	8,830,494	5.75%	8,830,494	5.15%
FMR LLC(23) Abigail P. Johnson	8,746,215	5.70%	8,746,215	5.10%

*	Unless otherwise indicated, the address is c/o Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, MA 02199-8103.

**	Less than 1%.

(1)

The number of shares of common stock “beneficially owned” by each stockholder is determined under rules issued by the SEC regarding the beneficial ownership of securities. This information is not necessarily indicative of beneficial ownership for any other purpose. “Number of Shares Beneficially Owned” includes (a) shares of common stock that may be acquired upon the exercise of options that are exercisable on or within 60 days after February 1, 2016 and (b) the number of shares of common stock issuable to directors upon conversion of deferred stock units. The “Number of Shares and Units Beneficially Owned” includes all

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shares included in the “Number of Shares Beneficially Owned” column plus the number of shares of common stock for which common units and LTIP units may be redeemed (assuming, in the case of LTIP units, that they have first been converted into common units). Pursuant to the limited partnership agreement of the Operating Partnership, the holders of the common units and LTIP units (assuming conversion in full into common units, as applicable) have the right to redeem such units for cash or, at our option, shares of common stock, subject to certain conditions. Prior to May 15, 2012, deferred stock units were granted under the Boston Properties, Inc. Second Amended and Restated 1997 Stock Option and Incentive Plan (the “1997 Plan”) and on and after May 15, 2012, deferred stock units are granted under the Boston Properties, Inc. 2012 Stock Option and Incentive Plan (the “2012 Plan”) pursuant to elections by certain non-employee directors to defer their cash compensation and to receive their cash compensation in the form of Boston Properties common stock upon their retirement from our Board of Directors. See “Compensation of Directors” beginning on page 67. Except as otherwise noted, each beneficial owner has sole voting and investment power over the shares and units. Holders of common units, LTIP units and deferred stock units are not entitled to vote such units on any of the matters presented at the 2016 annual meeting.

(2)	The total number of shares outstanding used in calculating this percentage assumes (a) the exercise of all options to acquire shares of common stock that are exercisable on or within 60 days after February 1, 2016 held by the beneficial owner and that no options held by other beneficial owners are exercised and (b) the conversion into shares of common stock of all deferred stock units held by the beneficial owner and that no deferred stock units held by other beneficial owners are converted.

(3)	The total number of shares outstanding used in calculating this percentage assumes (a) that all common units and LTIP units are presented (assuming conversion in full into common units, if applicable) to the Operating Partnership for redemption and are acquired by Boston Properties for shares of common stock, (b) does not separately include outstanding common units held by Boston Properties, as these common units are already reflected in the denominator by the inclusion of all outstanding shares of common stock, (c) the exercise of all options to acquire shares of common stock that are exercisable on or within 60 days after February 1, 2016 held by the beneficial owner and that no options held by other beneficial owners are exercised and (d) the conversion into shares of common stock of all deferred stock units.

(4)	Includes 718,844 shares of common stock held directly and 206,377 shares of common stock underlying exercisable stock options. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 7,620,686 common units held directly, 46,474 common units held by limited partnerships of which the sole general partners are limited liability companies of which Mr. Zuckerman is the sole member and manager and 637,304 LTIP units (of which 2,679 LTIP units are subject to vesting). Excludes 43,552 shares of common stock held by a trust, of which Mr. Zuckerman is the grantor. Also excludes Performance Awards.

(5)	Represents 14,212 deferred stock units. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 3,010 LTIP units (of which 910 LTIP units are subject to vesting).

(6)	Amount consists of 5,382 LTIP units (of which 910 LTIP units are subject to vesting).

(7)	Represents 910 shares of common stock held directly (all of which are subject to vesting) and 2,401 deferred stock units. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 2,100 LTIP units.

(8)	Includes 178,727 shares of common stock held directly (of which 13,282 shares are subject to vesting), 700 shares of common stock held by Mr. Linde’s spouse, 2,100 shares of common stock held by Mr. Linde’s children, and 92,750 shares of common stock underlying exercisable stock options. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 107,746 LTIP units (of which 27,729 LTIP units are subject to vesting). Excludes Performance Awards. Mr. Linde has shared voting and dispositive power with respect to 700 shares of common stock.

(9)	Represents 3,645 deferred stock units. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 4,958 LTIP units (of which 910 LTIP units are subject to vesting).

(10)	Represents 33,168 deferred stock units. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 3,010 LTIP units (of which 910 LTIP units are subject to vesting).

(11)	Includes 9,038 shares of common stock held directly (of which 910 shares are subject to vesting) and 1,209 deferred stock units.

(12)	Includes 9,117 shares of common stock held directly and 40,711 shares of common stock underlying exercisable stock options. Also includes, only under the “Number of Shares and Units Beneficiary Owned” column, 54,540 LTIP units (of which 17,724 LTIP units are subject to vesting). Excludes Performance Awards.

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(13)	Includes 2,805 shares of common stock held directly (of which 455 shares are subject to vesting), 500 shares of common stock held by Mr. Turchin’s spouse, 650 shares of common stock held through trusts and 20,794 deferred stock units. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 1,504 LTIP units (of which 455 LTIP units are subject to vesting). Mr. Turchin has shared voting and dispositive power with respect to 500 shares of common stock.

(14)	Includes 7,649 shares of common stock held directly (of which 910 shares are subject to vesting) and 19,147 deferred stock units.

(15)	Represents 96,802 shares of common stock underlying exercisable stock options. Includes, only under the “Number of Shares and Units Beneficially Owned” column, 169,305 common units held directly, 35,600 common units held by a limited liability company of which Mr. Ritchey is the sole manager and a member, 31,265 common units held by a trust of which Mr. Ritchey is a beneficiary and Mr. Ritchey’s spouse is the sole trustee, and 109,142 LTIP units (of which 23,715 LTIP units are subject to vesting). Excludes Performance Awards.

(16)	Includes 5,087 shares of common stock held directly (of which 4,072 shares are subject to vesting) and 14,190 shares of common stock underlying exercisable stock options. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 54,789 LTIP units (of which 16,108 LTIP units are subject to vesting). Excludes Performance Awards.

(17)	Includes 16,243 shares of common stock held directly and 18,883 shares of common stock underlying exercisable stock options. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 41,287 LTIP units (of which 16,733 LTIP units are subject to vesting). Excludes Performance Awards.

(18)	Includes an aggregate of 1,014,846 shares of common stock, 490,272 shares of common stock underlying exercisable stock options and 94,575 deferred stock units. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 7,916,314 common units and 1,081,534 LTIP units. See also Notes (4) – (17) above. Excludes Performance Awards.

(19)	Information regarding The Vanguard Group (“Vanguard”) is based solely on a Schedule 13G/A filed by Vanguard with the SEC on February 10, 2016. Vanguard’s address is 100 Vanguard Blvd., Malvern, PA 19355. The Schedule 13G/A indicates that Vanguard has sole voting power with respect to 514,210 shares of common stock, shared voting power with respect to 132,110 shares of common stock, sole dispositive power with respect to 20,087,365 shares of common stock and shared dispositive power with respect to 432,426 shares of common stock.

(20)	Information regarding BlackRock, Inc. (“BlackRock”) is based solely on a Schedule 13G/A filed by BlackRock with the SEC on February 10, 2016. BlackRock’s address is 55 East 52nd Street, New York, NY 10022. The Schedule 13G/A indicates that BlackRock has sole voting power with respect to 12,685,691 shares of common stock and sole dispositive power with respect to all of the shares of common stock.

(21)	Information regarding Vanguard Specialized Funds – Vanguard REIT Index Fund (“Vanguard REIT”) is based solely on a Schedule 13G/A filed by Vanguard REIT with the SEC on February 9, 2016. Vanguard REIT’s address is 100 Vanguard Blvd., Malvern, PA 19355. The Schedule 13G/A indicates that Vanguard REIT has sole voting power with respect to all of the shares of common stock.

(22)	Information regarding State Street Corporation (“State Street”) is based solely on a Schedule 13G filed by State Street with the SEC on February 12, 2016. State Street’s address is One Lincoln Street, Boston, MA 02111. The Schedule 13G indicates that State Street has shared voting and dispositive power with respect to all of the shares of common stock.

(23)	Information regarding FMR LLC and Abigail P. Johnson is based solely on a Schedule 13G/A filed jointly by FMR LLC and Abigail P. Johnson with the SEC on February 12, 2016. FMR LLC reported sole voting power with respect to 3,724,426 shares of common stock and each of FMR LLC and Abigail P. Johnson reported sole dispositive power with respect to the same 8,746,215 shares of common stock. The address of FMR LLC and Abigail P. Johnson is 245 Summer Street, Boston, MA 02210.

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Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the executive officers and directors of Boston Properties, and persons who own more than ten percent of a registered class of Boston Properties’ equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE. Officers, directors and greater than ten percent beneficial owners are required by SEC regulations to furnish Boston Properties with copies of all Section 16(a) forms they file. To our knowledge, based solely on our review of the copies of such reports furnished to us and written representations that no other reports were required during the fiscal year ended December 31, 2015, all Section 16(a) filing requirements applicable to our executive officers, directors and greater than ten percent beneficial owners were timely satisfied.

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COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

In this “Compensation Discussion and Analysis,” or “CD&A,” when we refer to “executive compensation” we mean primarily the Compensation Committee’s decisions regarding the compensation of our named executive officers (“NEOs”). Our NEOs for 2015 were Messrs. Thomas, Linde, Ritchey, LaBelle and Koop.

Communication with Stockholders

As we have done in prior years, we engaged in extensive dialogue with representatives of more than 20 stockholders, representing more than 50% of the total number of outstanding shares of our common stock, regarding matters to be voted on at the 2015 annual meeting, including the “Say-on-Pay” proposal. We appreciate hearing and understanding the views of our stockholders and believe it helps the Company better align our executive compensation with general market expectations and the practices of our peers.

We are pleased that we received strong stockholder support in the 2015 “Say-on-Pay” vote, with more than 86% of the votes cast in favor of the resolution. The Compensation Committee views these results as an indication of our stockholders’ strong support of our compensation programs and validation of the Compensation Committee’s responsiveness to investor concerns. Accordingly, the Compensation Committee maintained the same principal elements of our executive compensation programs for setting 2015 compensation.

Alignment of Pay with Performance

At the start of each year, the Compensation Committee establishes for management a set of rigorous strategic, operational, capital and management goals, which are aligned with our short- and long-term strategies and are reflected in the earnings guidance and related assumptions provided to the market. As we began doing last year, the Compensation Committee looks at performance with respect to key operational and financial metrics not only against our own targets, but also against a backdrop of performance for five office REITs that we consider direct competitors, which operate in markets and/or have assets similar to ours.

Like other REITs that are included in the S&P 500 Index, in light of our size relative to four of the five REITs that we consider direct competitors, we look to a larger, more diverse peer group of publicly traded real estate companies for benchmarking executive compensation. The sixteen companies in this peer group are comparable to us in terms of total capitalization, which is the most relevant indicator of the complexity of managing assets, capital, operations and talent for a company like ours, irrespective of property focus. See “– Benchmarking Peer Group and Compensation Advisor’s Assessment” beginning on page 44. We use the median (50th percentile) of this larger peer group as the beginning reference point, and the Compensation Committee then adjusts executive pay based on corporate and individual performance relative to the pre-determined goals.

We continue to believe that combining a quantitative and a qualitative assessment of performance against pre-established goals allows the Compensation Committee to strike the appropriate balance in measuring performance, by giving proper emphasis to objective results while also considering subjective factors, if and when applicable. We do not rely on a strict formulaic framework for measuring performance against goals to determine compensation awards for a particular year. However, once total compensation is determined, the structure of our long-term incentive program utilizes a formulaic system to determine how much performance-based equity is ultimately earned at the conclusion of a forward looking three-year measurement period.

The Compensation Committee believes that this performance-based executive compensation program, with the substantial components of variable pay and “at-risk” equity awards linked to the Company’s future total stockholder return (“TSR”), as described below, is well-aligned with our stockholders’ interests and in line with peer companies.

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Variable Pay Mix

The vast majority of our executive compensation is variable pay, in the form of long-term incentive (“LTI”) equity awards and annual cash bonuses. For 2015, the variable component was 92.3% for our CEO and 88.1% for all other NEOs as a group. This mix allows the Compensation Committee to strongly motivate and reward good performance and penalize poor performance.

Majority of Compensation in “At-Risk” Performance-Based Equity Awards

In 2014, based on feedback from investors, we made significant changes in the mix of LTI equity awards to our NEOs to build an even stronger pay-for-performance alignment with our stockholders by shifting significantly towards “at-risk,” performance-based equity awards, the ultimate value of which depends on the Company’s future TSR. For 2015, the ratios of performance-based equity awards to time-based equity awards were (1) 75.0% performance-based and 25.0% time-based for our CEO and (2) approximately 66.4% performance-based and 33.6% time-based for all other NEOs as a group. See “– Alignment of Pay with Performance” beginning on page 42.

For performance-based equity awards the Compensation Committee relies on a rigorous program that uses relative TSR over three-year measurement periods as the main metric. This component of executive compensation aligns a significant portion of what our management actually earns over time with the Company’s multi-year TSR performance compared to two different indices, the Cohen & Steers Realty Majors Index (“C&S Realty Index”) (50%) and the FTSE NAREIT Office Index (the “NAREIT Office Index”) (as adjusted, 50%). See “– Total Stockholder Return Drives Actual Earned Pay” beginning on page 37.

2015 Executive Compensation Decisions

The Compensation Committee concluded that the management team performed very well against its 2015 goals, with particular emphasis on the following:

➢	new development starts and deliveries, which are key elements of our long-term strategy for growth;

➢	growth in diluted funds from operations (FFO) per share;

➢	growth in same property net operating income (NOI);

➢	balance sheet management;

➢	leasing; and

➢	enhancing communications with investors.

See “– Assessing our Performance – 2015 Corporate Goals” beginning on page 33 for a detailed listing and assessment of performance with respect to each goal.

Based on this assessment, the Compensation Committee decided that 2015 total compensation for the NEOs, as a group, should be set at a level that falls in the second quartile of the peer group we use for benchmarking executive compensation. For each NEO, the Compensation Committee approved the appropriate level and mix of pay based on his role, responsibilities and performance.

Separately, for 2015, the Compensation Committee took note of evolving roles within our senior executive team following the successful completion of a multi-year succession plan, particularly with respect to Messrs. Thomas and LaBelle, as discussed in detail under “– Alignment of Pay with Performance” beginning on page 42.

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Key Features of our Executive Compensation

We believe that our executive compensation program appropriately attracts, motivates and helps retain executives who can lead the Company and continue our long-term track record of profitability, growth and TSR. The following are the key features of our executive compensation program:

WHAT WE DO
✓	We use the median (50th percentile) of our benchmarking peer group as the beginning reference point and the Compensation Committee then adjusts pay based on a quantitative and qualitative review of corporate and individual performance.

✓	The vast majority of total compensation is tied to performance (i.e., not guaranteed) and salaries comprise a modest portion of each NEO’s total compensation opportunity.

✓	To set variable pay we establish annual performance goals for management, assess performance-against-target and compare our performance on key metrics against other office-focused REITs that we consider direct competitors. During the year, our Board of Directors may authorize or direct management to refrain from taking actions that were assumed in the establishment of the goals or to take new actions that were not so assumed. In these cases, the Compensation Committee assesses management’s performance against the original goals as well as those decisions during the year that impacted performance against the goals.

✓	We align our executive officers with our long-term investors by awarding a significant percentage of variable compensation in the form of multi-year, performance-based equity awards that use relative TSR as the main metric.

✓	We enhance executive officer retention with time-based, multi-year vesting schedules for equity incentive awards granted for prior-year performance.

✓	We have “double-trigger” vesting for time-based equity incentive awards following a change of control.

✓	We have a clawback policy that allows for the recovery of previously paid incentive compensation in the event of a financial restatement.

✓	We have stock ownership guidelines for our executives and directors.

✓	We engage an independent compensation consultant to advise the Compensation Committee, which is comprised solely of independent directors.

WHAT WE DON’T DO
Ð	We do not target compensation above the market median (50th percentile) of our benchmarking peer group.

Ð	We do not provide our CEO and will not provide any new executive with tax gross-ups with respect to payments made in connection with a change of control.

Ð	We do not allow hedging or pledging of Company securities.

Ð	We do not encourage unnecessary or excessive risk taking as a result of our compensation policies; incentive compensation is not based on a single performance metric and we do not have guaranteed minimum payouts.

Ð	We do not allow for repricing of stock options.

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Assessing Our Performance

The core elements of our strategy are:

➢	to maintain a keen focus on select markets that exhibit the strongest economic growth and investment characteristics over time;

➢	to invest in the highest quality buildings (primarily office) that are able to maintain high occupancy and achieve premium rental rates through economic cycles;

➢	in our core markets, to maintain scale and a full service real estate capability (leasing, development, construction and property management) to ensure we (1) see all relevant investment deal flow and (2) maintain an ability to execute on all types of real estate opportunities, such as acquisitions, dispositions, repositioning and development, throughout the real estate investment cycle;

➢	to be astute in market timing for investment decisions by acquiring properties in times of opportunity, developing into economic growth and selling assets at attractive prices, resulting in continuous portfolio refreshment;

➢	to ensure a strong balance sheet to maintain consistent access to capital and the resultant ability to make opportunistic investments; and

➢	to foster a culture and reputation of integrity and fair dealing, making us the counterparty of choice for tenants and real estate industry participants.

Because execution of this strategy spans multiple markets with different economic drivers over multiple years, particularly for development projects that take time for permitting, construction and stabilization, and involves management of interest-rate risk and debt maturities, and because roles among management evolve over time, we look at performance not only for the latest year, but also more broadly than in a year-over-year framework, and manage individual compensation accordingly.

The Compensation Committee reviews our performance against pre-established corporate goals, but also, as we began doing last year, against a backdrop of performance for five office REITs that we consider direct competitors, which operate in markets and/or have assets similar to ours:

➢	Douglas Emmett, Inc.

➢	Kilroy Realty Corporation

➢	Paramount Group, Inc.

➢	SL Green Realty Corp.

➢	Vornado Realty Trust

We focus on key drivers of value creation like development activity, FFO per share, same property NOI growth, leasing/occupancy, acquisitions/dispositions and balance sheet management. While the Compensation Committee is aware that different companies may calculate relevant performance metrics differently, the Compensation Committee finds it useful to compare our performance to what these other office REITs disclose for similar measures, even though information is not always directly comparable among companies.

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2015 Corporate Goals

In early 2015, the Compensation Committee established for management a set of rigorous strategic, operational, capital and management goals. Whenever possible, the Compensation Committee bases its overall assessment as to whether a goal was “exceeded,” “met” or “not met” on both quantitative and qualitative factors. We believe that doing so allows the Compensation Committee to strike the right balance, by giving proper emphasis to objective results while also considering subjective factors, if and when applicable. We do not rely on a strict formulaic framework for measuring annual performance against goals to determine compensation for a variety of reasons, including:

➢	the Compensation Committee takes into account the extent to which business conditions and unforeseen developments during the year lead our Board and management to make decisions that impact actual performance against the goals as originally established;

➢	excessive reliance on short-term goals could have negative implications for the execution of long-term strategy; and

➢	formulaic calculations may have unintended results.

The summary table below lists each goal and the Compensation Committee’s overall assessment of management’s performance with respect to the goal, followed by a detailed analysis of each goal:

Goal	Overall Assessment
New Development Starts	Exceeded
Development Deliveries	Met
Diluted FFO per Share	Exceeded
Growth in Same Property NOI:
GAAP Basis	Exceeded
Cash Basis	Not Met
Balance Sheet Management	Exceeded
Leasing	Not Met
Enhancing Communications with Investors	Met
Occupancy	Exceeded
Dispositions	Met
G&A Expense	Met
Capital Expenditures	Met
Non-Office Revenue	Met

➢	New Development Starts

Quantitative Assessment: Our stated goal was to start four new projects totaling approximately 1,334,000 square feet and a development budget of approximately $486 million. We surpassed this goal by starting six projects totaling approximately 1,921,000 square feet and a development budget of approximately $755 million.

Our 2015 development starts represented 3.4% of gross asset value, a larger percentage than four out of the five office REITs that we consider our direct competitors.

Qualitative Assessment: Our development pipeline consists of an aggregate of approximately 4.5 million square feet, including eight office projects, which are 58% pre-leased, and two residential projects. We also have one redevelopment property under construction totaling 73,000 square feet and a development budget of $24.5 million. As of December 31, 2015, our $1.5 billion in budgeted development costs remaining to be funded were approximately equal to our cash balance. In addition, we have nine development sites with entitlements for a total of approximately 5.1 million square feet, as well as various additional development opportunities that are not yet entitled, that we expect to drive future growth.

Overall Assessment: Goal exceeded.

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➢	Development Deliveries

Quantitative Assessment: Our stated goal was to deliver six development projects totaling approximately 968,000 square feet and a development budget of approximately $638 million. For purposes of this goal, we consider a project to be delivered upon stabilization, which is the earlier of 85% occupancy or the cessation of capitalization of interest. We delivered five projects totaling approximately 602,000 square feet and a development budget of approximately $269.5 million; these properties were 78% leased as of December 31, 2015. Upon fully stabilized leasing, we expect our development projects to deliver a weighted-average unleveraged cash-on-cash return of approximately 7.8%.

Our 2015 development deliveries represented 1.2% of gross asset value, a larger percentage than four out of the five office REITs that we consider our direct competitors.

Qualitative Assessment: In addition to the five projects delivered during the year, a sixth project, 601 Massachusetts Avenue, a 478,000 square foot office building in Washington, D.C., was (1) partially placed in-service in the third quarter of 2015, (2) 81% leased as of December 31, 2015 and (3) 90% leased as of January 29, 2016.

As discussed above, we expect these projects to deliver a weighted-average unleveraged cash-on-cash return of approximately 7.8%, which is significantly greater than our target return for office developments of 7.0%.

We continued to execute our robust development strategy. Between 2011 and 2015 we delivered $3.1 billion of new development and as of December 31, 2015, we had a development pipeline of approximately $2.6 billion, compared to $2.5 billion at the beginning of 2014. This evidences the successful replenishment of our growth pipeline after delivering over $1.7 billion of new development in 2014 and 2015 alone.

Overall Assessment: Goal met. Given management’s progress in leasing 601 Massachusetts Avenue prior to year-end 2015, the leasing status of that project as of January 29, 2016, and the better-than-target projected yields from our developments overall, the Compensation Committee concluded that this overall assessment was appropriate.

➢	Diluted FFO per Share

Quantitative Assessment: Our stated goal was to exceed the midpoint of our diluted FFO guidance range of $5.28 to $5.43, which was set based on assumptions underlying our 2015 earnings guidance. This target range equated to 0.4% to 3.2% projected growth over 2014. Our actual 2015 diluted FFO per share was $5.36, but after adjusting for the impact on FFO of items that were not contemplated at the time we established the goal, our diluted FFO per share would have been $5.49, or 2.4% greater than the goal and $0.06 greater than the top of the target range set at the beginning of the year.

Our year-over-year percentage growth in diluted FFO per share (as adjusted) was above two of the four office REITs that we consider our direct competitors; the fifth went public in 2015 and did not report this data. (Refer to our Annual Report on Form 10-K for information relating to the calculation of FFO and diluted FFO.)

Qualitative Assessment: During the year our Board and management completed acquisitions and dispositions and the defeasance of a $640.5 million mortgage loan secured by 100 & 200 Clarendon Street in Boston, Massachusetts, the impacts of which were not factored in the original diluted FFO per share goal. The defeasance alone resulted in a loss from early extinguishment of debt of approximately $22.0 million, or $0.13 per share.

Overall Assessment: Goal exceeded.

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➢	Growth in Same Property NOI on a GAAP Basis

Quantitative Assessment: Our stated goal for growth in same property NOI on a GAAP basis, including our share of NOI from unconsolidated joint ventures, but excluding termination income, was a decrease of 1.0%. We exceeded the goal with a decrease of 0.4%.

Our growth in same property GAAP NOI was below all four office REITs that we consider our direct competitors that reported 2015 GAAP NOI on a same property basis; the fifth went public in 2015 and did not report this data. (Refer to our Annual Report on Form 10-K for information relating to the calculation of NOI.)

Qualitative Assessment: Our same property GAAP NOI performance in 2015 was primarily the result of faster lease up of vacant space in New York City and the early renewal of several significant leases at higher rental rates at Embarcadero Center in San Francisco, California, that favorably impacted our straight-line rental revenue.

Overall Assessment: Goal exceeded.

➢	Growth in Same Property NOI on a Cash Basis

Quantitative Assessment: Our stated goal for growth in same property NOI on a cash basis was a 0.2% increase. We had a decline of 1.0%.

Our growth in same property cash NOI was below three of the four office REITs that we consider our direct competitors and that reported 2015 cash NOI on a same property basis; the fifth went public in 2015 and did not report this data. (Refer to our Annual Report on Form 10-K for information relating to the calculation of NOI.)

Qualitative Assessment: Our same property cash NOI performance in 2015 was materially impacted by two transactions that we pursued proactively and executed with a view to enhancing our long-term growth despite a short-term trade-off in terms of same property cash NOI. First, we elected to terminate early our lease with FAO Schwarz at 767 Fifth Avenue in New York City to accommodate an expansion by an existing tenant and ultimately accelerate our ability to achieve a positive mark-to-market on the rent for this space. This termination reduced our same property cash NOI by 0.6% in 2015. Second, we amended our ground lease with the Massachusetts Department of Transportation at 100 Clarendon Street in Boston, Massachusetts, to extend the lease from 45 years to 99 years and to obtain the option to purchase certain air rights above and adjacent to the property for future developments in return for payments of approximately $37 million, which are expected to be expended over the next three years with no payments thereafter. In 2015, we paid approximately $5 million under this arrangement, resulting in an approximately 0.4% decline in our same property cash NOI.

Overall Assessment: Goal not met. Although the Compensation Committee gave credit to management for focusing on long-term growth despite the adverse impact of the aforementioned 767 Fifth Avenue and 100 Clarendon Street transactions on same property cash NOI, the Compensation Committee concluded that this overall assessment was appropriate.

➢	Balance Sheet Management

Leverage. Our stated goal is to maintain liquidity and leverage ratios within our target operating ranges, so as to be able to fund capital commitments and future opportunities as they arise, and to reduce our average borrowing costs. We improved our balance sheet by reducing our leverage ratios to the lowest levels in recent history. Between December 31, 2014 and December 31, 2015, our adjusted net debt to combined EBITDA ratio decreased from 6.0x to 5.8x and our total adjusted debt to total adjusted market capitalization decreased from 29.0% to 27.6%, while our fixed charge coverage ratio increased from 2.3x in 2014 to 2.4x in 2015. As of year-end, we had lower leverage as a percentage of enterprise value than four of the five office REITs that we consider our direct competitors. (Refer to Appendix A to this proxy statement for reconciliations and other information regarding our adjusted net debt to combined EBITDA ratios as of December 31, 2015 and 2014, respectively).

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Debt Maturities. We remain focused on managing our 2016 and 2017 debt maturities and our exposure to possible increases in interest rates. Following our December 2015 defeasance of the $640.5 million mortgage loan secured by our 100 & 200 Clarendon Street (formerly known as the John Hancock Tower and Garage) properties located in Boston, Massachusetts, which bore interest at a fixed rate of 5.68% per annum and was scheduled to mature on January 6, 2017, our consolidated debt maturities through the end of 2017 consist of five mortgage/mezzanine loans totaling approximately $2.9 billion (of which our share is approximately $2.3 billion). The defeasance set the table for our successful issuance in January 2016 of $1.0 billion aggregate principal amount of 3.650% senior unsecured notes due 2026. To further reduce our exposure to interest rate risk upon future refinancings, we entered into forward-starting interest rate swap contracts that fix the 10-year swap rate at a weighted-average of 2.51% on notional amounts aggregating $1.0 billion.

Overall Assessment: Goal exceeded.

➢	Leasing

Quantitative Assessment: We had an aggressive 2015 leasing goal of 5.9 million square feet. We leased 5.2 million square feet.

Our 2015 leasing represented 11.0% of our in service portfolio by square footage, a smaller percentage than three out of the five office REITs that we consider our direct competitors, but generally in line with the median of such peers.

Qualitative Assessment: Our leasing performance does not include leases for 425,000 square feet at 100 Federal Street in Boston, Massachusetts, and 106,000 square feet at Salesforce Tower in San Francisco, California, that were substantially complete in the fourth quarter but, due to timing considerations of the prospective tenants, were not signed until January 2016 and February 2016, respectively.

Overall Assessment: Goal not met.

➢	Enhancing Communication with Investors

One of our stated goals was to enhance direct communications with investors. During 2015, management improved analytics leading to an enhanced road show strategy, completed various non-deal roadshows, targeted non-REIT dedicated and underweight dedicated investors, and added a formal guidance page to our earnings package.

Overall Assessment: Goal met.

➢	Occupancy

Quantitative Assessment: Our in-service occupancy at the end of 2015 was 91.4%, which was ahead our stated goal of 90.8%.

Our occupancy as of December 31, 2015 was less than three out of the five office REITs that we consider our direct competitors.

Qualitative Assessment: One of our goals is to increase the percentage of space leased to tenants in the technology, life sciences creative sectors such as advertising and media. Since January 1, 2014, our exposure to these tenants has increased from 14.3% to 18.4%.

Overall Assessment: Goal exceeded.

➢	Dispositions

Quantitative Assessment: Our stated goal was $750 million in asset dispositions. During 2015, we sold approximately $743 million of assets, with our share of that total being $584 million.

Our 2015 dispositions represented 2.6% of gross asset value, a smaller percentage than three out of the five office REITs that we consider our direct competitors.

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Qualitative Assessment: Although our level of disposition activity fell below the original target, this reflected an approved shift away from this goal in light of the successful management of our other goals. As 2015 progressed, our focus on asset sales shifted from a strategic decision to sell assets at attractive prices and redeploy the proceeds into higher yielding development projects to more limited sales of non-core assets or assets with lower growth profiles. With sufficient cash balances to fully fund our development projects, we concluded that additional asset sales were not necessary.

Overall Assessment: Goal met.

➢	G&A Expense

Our stated goal was to reduce G&A expense (excluding transaction expenses) to approximately $96 million, or a reduction of 2.9% from 2014. Our actual 2015 G&A expense was $96.3 million (a 2.7% reduction from 2014), which represents approximately 3.9% of our total revenue for 2015. We manage G&A expense to a significantly lower percentage of revenue than all five of the office REITs that we consider our direct competitors.

Overall Assessment: Goal met.

➢	Capital Expenditures

We managed capital expenditures according to plan, completing 2015 capital projects for a total of $71 million as compared to a budget of $100 million. This represented substantial growth (14.2%) over 2014. Given our focus on maintaining occupancy and achieving premium rental rates over the long-term, minimizing capital expenditures is not necessarily a goal in and of itself. As a percentage of gross asset value, our capital expenditures program was generally in line with three of the five office REITs that we consider our direct competitors, but significantly less than the other two.

Overall Assessment: Goal met.

➢	Non-Office Revenue

Quantitative Assessment: One of our stated goals was to increase our revenue from non-office assets by expanding our residential and retail offerings. Non-office revenue was approximately $288 million in 2014 and approximately $274 million in 2015.

Qualitative Assessment: The decrease in non-office revenue in 2015 was primarily due to the termination of a lease by FAO Schwarz at 767 Fifth Avenue in New York City and also to the planned redevelopment of the retail component at 601 Lexington Avenue in New York City and the food court and flagship arcade at the Prudential Center in Boston, Massachusetts, which necessitated terminating leases with retail tenants. Consistent with our long-term strategy, we made these decisions to enhance the revenue from, and long-term value of, these assets despite the adverse short-term impact on meeting the goal of increasing non-office revenue in 2015. We believe that we are well-positioned to grow our non-office revenue in future years as a result of these decisions and the commencement of development activities at our new residential properties in Reston, Virginia and Cambridge, Massachusetts.

Overall Assessment: Goal met. Given that management appropriately focused on promoting long-term growth of our revenue from retail tenants despite the short-term negative impact on meeting this goal, the Compensation Committee concluded that this overall assessment was appropriate.

Total Stockholder Return Drives Actual Earned Pay

Our TSR drives a significant portion of what our executives actually earn over time, while, as discussed above, management’s performance against strategic, operational, capital and management goals drives the Compensation Committee’s annual compensation decisions. To align executive compensation with the Company’s TSR performance, the Compensation Committee relies on LTI awards under a rigorous performance–based program (our Multi-Year Long-Term Incentive Program, or “MYLTIP”).

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MYLTIP awards incorporate a formulaic link to our relative TSR over three-year overlapping measurement periods. Because we are the largest dedicated office REIT, our performance is most closely correlated with both the larger U.S. REITs and office-focused companies. Therefore, the MYLTIP structure is built on a comparison of our TSR against the C&S Realty Index and the NAREIT Office Index (adjusted to exclude us, because we account for a significant percentage of the index by market capitalization). For 2015, we significantly outperformed both the NAREIT Office Index (2.1% versus 0.3%) and four of the five office REITs that we consider our direct competitors. We underperformed the C&S Realty Index (2.1% versus 6.4%), principally as a result of REITs in the apartment and self-storage sectors recording very strong performance for the year.

Although they are not among the metrics used for MYLTIP awards, the Compensation Committee also receives information regarding the MSCI U.S. REIT Index (commonly referred to as the “RMS Index”), because it is a broad index for the domestic REIT sector, and the S&P 500 Index, because we are included in that index and it is a benchmark for many institutional investors. Our 2015 TSR was less than the TSR of the RMS Index and greater than the TSR of the S&P 500 Index.

Our MYLTIP uses levels of opportunity – threshold, target and high (plus for 2013 and 2014 MYLTIP awards, exceptional) performance. The Compensation Committee believes that the MYLTIP’s design is relatively simple, reflects a high degree of rigor and provides executives with quantifiable incentives. Based on advice from FPL, the Compensation Committee also believes that the MYLTIP’s design is competitive as compared with current market practice in the REIT industry for similar plans and provides an appropriate risk-reward trade-off.

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Performance-based vesting of MYLTIP awards for 2015 performance will be measured on the basis of our annualized, compounded TSR over the three years ending February 9, 2019 relative to the annualized, compounded total return of (1) the C&S Realty Index (50%) and (2) the NAREIT Office Index (as adjusted, 50%) as follows:

Tier	BXP TSR Relative to Index	Payout Level
Threshold	-400 basis points	0.5x Target Value
Target	+50 basis points	1.0x Target Value
High	+725 basis points	2.5x Target Value

*	Linear interpolation applies between tiers.

As it was for MYLTIP awards granted prior to 2016, the TSR of the NAREIT Office Index will be adjusted to exclude the Company because we represent such a significant portion of the index. In addition, for the first time for 2016 MYLTIP awards, the TSR of the NAREIT Office Index will be adjusted to include Vornado Realty Trust because it is one of the five office REITs that we consider our direct competitors despite being categorized as a diversified REIT by FTSE. The MYLTIP design includes absolute TSR modifiers that reduce the level of earned awards by 20% if our annualized TSR is less than 0%, and cause awards to be earned at 0.5x of target if our annualized TSR is more than 12%, even if based on relative TSR alone no awards would be earned.

FPL advised the Compensation Committee that many REITs use percentile rankings against indices for measuring relative TSR performance in their plans, instead of a fixed basis point differential as we do, with the typical payout levels being as follows: “threshold” at the 25th percentile, “target” at the 50th percentile and “high” at the 75th percentile. The Compensation Committee asked FPL to test how the two plan designs would have compared over the past ten years using a blend of the C&S Realty Index (50%) and the NAREIT Office Index (50%).

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The table below shows that each of the tiers in our MYLTIP structure requires a more challenging level of performance than if we utilized the typical percentile-based plan structure, when back-tested over the last ten years using average historical data for overlapping three-year measurement periods (as calculated by FPL):

TSR Relative to Index
Tier	Typical Percentile-Based Plan		BXP MYLTIP
Threshold	25%-ile	-727 basis points	-400 basis points
Target	50%-ile	0 basis points	+50 basis points
High	75%-ile	+534 basis points	+725 basis points

The following graph shows how the 2016 MYLTIP’s payout scale compares to the same back-testing data:

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The Compensation Committee believes that MYLTIP awards appropriately align our management’s focus on achieving the Company’s strategy with the relative TSR expectations of our stockholders. As of February 4, 2016, the performance measurement period for 2013 MYLTIP awards ended and the performance measurement periods for 2014 and 2015 MYLTIP awards were almost two-thirds and one-third complete, respectively. The following charts reflect (1) actual earned rewards for NEOs as a group for their 2013 MYLTIP and (2) estimated values for NEOs as a group for their 2014 and 2015 MYLTIPs as of December 31, 2015 based on tracking valuations performed by an expert (which could change up or down over the balance of the respective measurement periods). The data demonstrate that our NEOs’ performance-based pay going back to 2013 embodies a strong pay-for-performance philosophy.

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Alignment of Pay with Performance

We look to a group of sixteen publicly traded real estate companies for benchmarking executive compensation (see “– Benchmarking Peer Group and Compensation Advisor’s Assessment” beginning on page 44). We use the median (50th percentile) of this benchmarking peer group as the beginning reference point and as the indicator of competitive market trends. The Compensation Committee then sets executive pay based on corporate and individual performance. The Compensation Committee concluded that the management team performed very well against its 2015 strategic, operational, capital and management goals, with particular emphasis on: (1) new development starts and deliveries, which are key elements of our long-term strategy for growth; (2) growth in diluted FFO per share; (3) growth in same property NOI; (4) management of the balance sheet; (5) leasing; and (6) enhancing communications with investors. On this basis, the Compensation Committee decided that 2015 total compensation for the NEOs, as a group, should be set at a level that falls in the second quartile of our benchmarking peer group.

For each NEO the Compensation Committee approves the appropriate level and mix of pay based on his role, responsibilities and performance. For 2015, the Compensation Committee took note of evolving roles within our senior executive team following the successful completion of a multi-year succession plan. In particular, the Compensation Committee noted Mr. Thomas’ strong leadership in setting our strategic direction following the transition of Mr. Zuckerman to non-executive Chairman, and that his total compensation lagged behind the median for CEOs within our benchmarking peer group. Based on these considerations, the Compensation Committee made a meaningful adjustment to increase Mr. Thomas’ compensation to bring it closer to, although still below, the median. The Compensation Committee also recognized Mr. LaBelle’s effective management of our balance sheet during volatile periods, his being recognized in 2015 as the top CFO in the REIT sector by portfolio managers and buy-side analysts, as well as sell-side analysts in an annual survey conducted by Institutional Investor, and that his total compensation continues to be below the median for CFOs within our benchmarking peer group.

The Compensation Committee believes that our executive compensation is well-aligned with our stockholders’ interests and in line with peer companies. Variable pay, consisting of LTI equity awards and annual cash bonus, constitutes the vast majority of our executive compensation (for our CEO, variable pay constitutes 92.3% of total compensation for 2015 performance). This allows the Compensation Committee to reward good performance and penalize poor performance. To build even stronger pay-for-performance alignment with our stockholders, LTI equity awards are predominantly “at-risk,” performance-based MYLTIP awards, the ultimate value of which depends mostly on the

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Company’s future relative TSR. The following charts present the allocation of total pay among different components for our CEO and the weighted-average of each component for our other NEOs as a group:

(1)	Consists of 75.0% performance-based LTI equity awards and 25.0% time-based LTI equity awards.

(2)	Consists of 66.4% performance-based LTI equity awards and 33.6% time-based LTI equity awards.

The following table presents the total direct compensation of our NEOs, inclusive of salary, bonus and LTI equity awards, but not other items required by SEC rules to be reported in the Summary Compensation Table presented under “Compensation of Executive Officers.” We believe that this table most accurately reflects the decisions of the Compensation Committee with respect to executive compensation for performance in 2014 and 2015, including MYLTIP awards whose value will be determined over a three-year period based on our relative TSR. To link annual awards of long-term equity incentive compensation to annual performance, the Compensation Committee, consistent with the majority of other companies whose fiscal year ends on December 31, typically makes equity awards for a particular year in late January or early February of the following year. SEC rules for equity awards (unlike for cash bonuses) require that they be presented as compensation for the year in which they were actually granted, and therefore equity awards shown in the Summary Compensation Table presented under “Compensation of Executive Officers” on page 55 lag a year (i.e., awards made in January 2016 to reward performance in 2015 are not reflected in this year’s Summary Compensation Table).

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	Salary			Cash Bonus
Executive	2015	2014	% Change	2015	2014	% Change
Owen D. Thomas	$775,000	$750,000	3.3%	$2,558,333	$1,972,500	29.7%
Douglas T. Linde	$715,000	$695,000	2.9%	$1,805,000	$1,686,377	7.0%
Raymond A. Ritchey	$710,000	$690,000	2.9%	$1,495,000	$1,480,000	1.0%
Michael E. LaBelle	$490,000	$475,000	3.2%	$830,000	$785,000	5.7%
Bryan J. Koop[1]	$390,000	—	N/A	$821,250	—	N/A

	LTI Equity Awards			Total Compensation
Executive	2015	2014	% Change	2015	2014	% Change
Owen D. Thomas	$6,666,667	$5,527,500	20.6%	$10,000,000	$8,250,000	21.2%
Douglas T. Linde	$4,680,000	$4,418,623	5.9%	$7,200,000	$6,800,000	5.9%
Raymond A. Ritchey	$4,095,000	$4,030,000	1.6%	$6,300,000	$6,200,000	1.6%
Michael E. LaBelle	$1,980,000	$1,540,000	28.6%	$3,300,000	$2,800,000	17.9%
Bryan J. Koop	$1,338,750	—	N/A	$2,550,000	—	N/A

(1)	This is the first year Mr. Koop is one of our NEOs and, therefore, included in the table.

Benchmarking Peer Group and Compensation Advisor’s Assessment

The Compensation Committee monitors the effectiveness of our executive compensation program on an ongoing basis. For it to be effective, among other things, we believe it is necessary for compensation to be competitive with other large public real estate companies with which we compete for executive talent. The Compensation Committee uses industry peer group data as one tool in assessing and determining pay for our executive officers. Other REITs, however, both in the office sector and in other sectors, are not always comparable to us because of differences in underlying business fundamentals. Peer group data is intended to provide the Compensation Committee with insight into overall market pay levels, market trends, “best” governance practices, and overall industry performance. The median (50th percentile) serves as a reference point and indicator of competitive market trends and the Compensation Committee uses it as the starting point when setting our executive compensation. We believe this use of peer company data is consistent with how stockholders and proxy advisory firms use such data.

The Compensation Committee has retained FPL as its advisor since 2012 and every year re-assesses and re-affirms the independence of FPL in connection with renewal of the engagement. The Compensation Committee directed FPL to, among other things: (1) benchmark our executive compensation against our peers and assist in developing compensation objectives; (2) analyze trends in compensation in the marketplace generally and among our peers specifically; and (3) recommend the components and amounts of compensation for our top executive officers. FPL did not perform any other services for the Company in 2015.

FPL selected the companies to be included in the peer group we use for benchmarking executive compensation based on a review of the methodologies employed by twelve of the REITs included in the S&P 500 Index. Based on these criteria, FPL recommended to the Compensation Committee the same peer group of sixteen publicly traded real estate companies as it did last year, which are comparable to the Company in terms of total capitalization and assets, irrespective of property focus. FPL felt that size, as measured by total capitalization rather than equity market capitalization, is the most relevant criterion because top executives are ultimately responsible for managing the entire organization and total capitalization best depicts scale, complexity and breadth of operations, as well as the amount of capital and assets managed. Notably, fifteen out of the sixteen members of this benchmarking peer group also list us as a peer company.

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The following table provides the names and key information for each peer company as of December 31, 2015.

				UPREIT Market	Total
Name	Property Focus	Headquarters	Number of Employees	Capitalization (in millions)	Capitalization (in millions)
American Tower Corporation	Specialty	Boston, MA	3,371	$41,097	$60,252
AvalonBay Communities, Inc.	Multi-family	Arlington, VA	2,981	$25,228	$31,754
Digital Realty Trust, Inc.	Specialty	San Francisco, CA	1,295	$11,264	$18,560
Equity Residential	Multi-family	Chicago, IL	3,500	$30,938	$41,948
General Growth Properties, Inc.	Regional Mall	Chicago, IL	1,700	$24,186	$39,085
HCP, Inc.	Health Care	Long Beach, CA	187	$18,029	$29,315
Host Hotels & Resorts, Inc.	Hotel	Bethesda, MD	241	$11,652	$15,687
Kimco Realty Corporation	Shopping Center	N. Hyde Park, NY	546	$10,964	$17,236
The Macerich Company	Regional Mall	Santa Monica, CA	976	$13,335	$18,974
Prologis, Inc.	Industrial	San Francisco, CA	1,555	$23,261	$38,286
Public Storage	Self-storage	Glendale, CA	5,300	$42,890	$47,291
Simon Property Group, Inc.	Regional Mall	Indianapolis, IN	3,150	$70,238	$92,803
SL Green Realty Corp.	Office	New York, NY	1,177	$11,718	$23,139
Ventas, Inc.	Health Care	Chicago, IL	466	$19,049	$30,348
Vornado Realty Trust	Diversified	New York, NY	4,089	$20,010	$33,443
Welltower, Inc.	Health Care	Toledo, OH	476	$24,136	$38,878
Median			1,425	$21,635	$32,598
Average			1,938	$24,876	$36,062
Boston Properties, Inc.			765	$21,874	$32,865
Relative Percentile Rank			30%-ile	50%-ile	51%-ile

FPL’s benchmarking review was based on information disclosed in the peer companies’ 2015 proxy statements (the latest year for which comprehensive data is publicly available), as well as FPL’s proprietary database. FPL also reviewed the 2015 NAREIT Compensation Survey (which FPL conducts) and additional proprietary real estate compensation surveys conducted throughout the year by FPL for additional context. FPL’s review compared our executive pay practices to cash and non-cash compensation awarded to executives in comparable positions at peer companies. FPL advised the Compensation Committee that the peer companies generally have compensation programs comparable to ours, with annual bonuses generally in the form of cash and annual long-term compensation generally in the form of equity with time-based vesting over three to five years and a focus on performance-based compensation.

Role of Management in Compensation Decisions

Our Chief Executive Officer and President make recommendations to the Compensation Committee on the compensation of executive officers who report to them based on their assessment of achievement of the Company’s strategic and tactical plans, executives’ individual performance and a variety of other factors (e.g., compensation history, tenure, responsibilities, market data for competitive positions and retention concerns). The Compensation Committee considers these recommendations together with input from FPL. All final decisions affecting executive compensation are made by the Compensation Committee.

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What We Pay and Why

We designed our executive compensation program to accomplish the following objectives:

OBJECTIVES

•	to attract, retain and reward executives who have the motivation, experience and skills to continue our track record of profitability, growth and attractive TSR,

•	to link compensation with enhancing stockholder value, given market conditions,

•	to base each executive’s compensation on the appropriate blend of corporate and individual goals, with NEOs being held accountable for balance sheet management, strategic planning and the allocation of resources to competing growth opportunities among our regions and executives in each region being held accountable for the operating performance of the assets within their control,

•	to set total compensation to be competitive with similarly situated publicly traded real estate companies across property sectors,

•	to provide most of each executive’s total compensation as variable compensation in a pay-for-performance setting through a combination of cash bonus and LTI equity awards, and

•	to provide a significant portion of total compensation as performance-based LTI equity awards that align our executives with stockholders using relative TSR as the main metric.

The following is a summary of how the Compensation Committee believes its decisions on NEO pay for their performance during 2015 are consistent with a pay-for-performance philosophy, provide alignment with stockholders and serve as a retention tool:

HOW WE ACCOMPLISH OUR OBJECTIVES

•	while we do not employ a formula, base salary (“fixed pay”) generally comprises a relatively small portion of total NEO pay,

•	annual cash bonus generally comprises approximately a quarter of total NEO pay,

•	LTI equity awards generally comprise approximately two-thirds of total NEO pay,

•	we do not target a specific percentile range within the Company’s benchmarking peer group when determining an individual NEO’s pay; instead, the Compensation Committee: (1) uses the market median of the peer group as the starting point; (2) reviews market data from the peer group as one of several reference points useful for determining the right form and amount of compensation for each NEO; and (3) adjusts compensation up or down from the market median based on a comprehensive assessment of performance,

•	we utilize a variety of objective performance metrics that we consider key drivers of value creation and measure performance on both an absolute basis and against office REITs that we consider our direct competitors. Among others, goals include development activity, FFO per share, same property NOI growth, leasing/occupancy, acquisitions/dispositions, and management of the balance sheet, G&A expenses and capital expenditures.

•	the ultimate value of performance-based LTI equity awards is dependent mostly on the Company’s future relative TSR.

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Base Salaries

The Compensation Committee periodically reviews base salaries for NEOs and makes adjustments to reflect market conditions, changes in responsibilities and merit increases. The Compensation Committee approved base salaries for 2016 as follows:

Executive	2016 Base Salary	% Change from 2015
Owen D. Thomas	$875,000	12.9%
Douglas T. Linde	$725,000	1.4%
Raymond A. Ritchey	$720,000	1.4%
Michael E. LaBelle	$500,000	2.0%
Bryan J. Koop	$400,000	2.6%

Cash Bonuses

The Compensation Committee approved the following cash bonuses for 2015 performance:

Executive	Cash Bonus	% Change from 2014
Owen D. Thomas	$2,558,333	29.7%
Douglas T. Linde	$1,805,000	7.0%
Raymond A. Ritchey	$1,495,000	1.0%
Michael E. LaBelle	$830,000	5.7%
Bryan J. Koop	$821,250	N/A

LTI Equity Awards

The Compensation Committee approved LTI equity awards to NEOs for 2015 performance as a dollar amount that was then converted into a mix of performance-based MYLTIP awards and time-based, full-value equity awards. The following table sets forth the total combined value of the performance-based and time-based equity awards to NEOs:

	Total LTI Equity Awards Grant Date Value			Performance-Based LTI Equity Awards as a Percentage of Total		Time-Based LTI Equity Awards as a Percentage of Total
Executive	2015	2014	% Change	2015	2014	2015	2014
Owen D. Thomas	$6,666,667	$5,527,500	20.6%	75.0%	75.0%	25.0%	25.0%
Douglas T. Linde	$4,680,000	$4,418,623	5.9%	75.0%	75.0%	25.0%	25.0%
Raymond A. Ritchey	$4,095,000	$4,030,000	1.6%	65.0%	65.0%	35.0%	35.0%
Michael E. LaBelle	$1,980,000	$1,540,000	28.6%	60.0%	50.0%	40.0%	50.0%
Bryan J. Koop	$1,338,750	—	N/A	50.0%	50.0%	50.0%	50.0%

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The performance-based portion of LTI equity awards for 2015 performance was made through 2016 MYLTIP awards, with a three-year performance period (February 10, 2016 to February 9, 2019), an additional year of time-based vesting, a total target value for NEOs of approximately $14.8 million and an aggregate payout opportunity ranging from zero to a maximum of $37.0 million. The baseline share price for 2016 MYLTIP awards was $112.728 (the average closing price of our common stock on the NYSE for the five trading days prior to and including February 10, 2016). The following table sets forth the 2016 MYLTIP awards to NEOs:

Executive	Percentage of 2016 MYLTIP	Grant Date Value	Target Value
Owen D. Thomas	28.8%	$5,000,000	$5,681,818
Douglas T. Linde	20.2%	$3,510,000	$3,988,636
Raymond A. Ritchey	15.4%	$2,661,750	$3,024,716
Michael E. LaBelle	6.9%	$1,188,000	$1,350,000
Bryan J. Koop	3.9%	$669,375	$760,653

Under the Financial Accounting Standards Board’s Accounting Standards Codification 718 “Compensation – Stock Compensation” (“ASC Topic 718”), we expect that 2016 MYLTIP awards to NEOs will have an aggregate value of approximately $13.0 million, which amount will generally be amortized into earnings over the four-year plan period under the graded vesting method. 2016 MYLTIP awards are made in the form of LTIP units that are subject to forfeiture to the extent they are not earned or do not become vested. The number of LTIP units issued was an estimate of the maximum number of LTIP units that NEOs could earn, based on certain assumptions. The number of LTIP units actually earned will be determined at the end of the performance period by dividing each NEO’s share of the total pool, if any, by the average per share closing price of our common stock on the NYSE for the fifteen trading days immediately preceding the measurement date. If fewer LTIP units than the number issued initially are earned, the balance will be forfeited. Prior to the measurement date, LTIP units issued on account of 2016 MYLTIP awards will be entitled to receive per unit distributions equal to 10% of the regular quarterly distributions payable on a common unit, but will not be entitled to receive any special distributions, as opposed to distributions per unit equal to those, both regular and special, payable on a common unit after the measurement date.

The time-based portion of 2015 LTI equity awards granted to the NEOs other than Mr. Ritchey consisted of LTIP units or restricted shares of our common stock that vest ratably over a four-year period (25% per year). In the case of Mr. Ritchey, the time-based portion of his 2016 LTI equity award was fully vested upon issuance because he had attained the age of 65. Pursuant to our Equity Award Grant Policy discussed below, time-based full-value equity awards were issued as of the close of business on February 8, 2016 based on the closing price of our common stock on the NYSE on that date ($111.14).

Other Compensation Policies

Double-Trigger Acceleration of Vesting of Equity Awards upon a Change of Control

The Company received a stockholder proposal at its 2014 annual meeting regarding accelerated vesting of equity awards of senior executives upon a change of control and approximately 53% of shares cast were voted in its favor. Although the level of support was barely a majority, the Compensation Committee was responsive to our stockholders and, with the advice of its independent advisor, FPL, undertook a full review of the Company’s policy regarding acceleration of vesting upon a change of control. As a result of that process, the Compensation Committee decided to modify time-based equity awards made in 2015 or later to include “double-trigger” vesting, meaning that, if there is a “change of control” and the awards are not otherwise cancelled in connection with the change of control transaction, they only become fully vested if, within 24 months after the change of control, the

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executive’s employment is terminated by the Company or its successor without “cause” or the executive resigns for “good reason.” We believe that the change brought our policy regarding acceleration of vesting upon a change of control in line with current best practice while also continuing to remove potential disincentives for executives to pursue a change of control transaction that would benefit stockholders.

The stockholder proposal approved at the 2014 annual meeting only called for changes to equity awards made to NEOs under future equity incentive plans or plan amendments that stockholders approve, and did not require that it be implemented to affect existing contractual rights. However, the Compensation Committee decided to make the change last year, and those senior officers, including our Chief Executive Officer, who are entitled to single-trigger vesting under their employment agreements have agreed to be subject to the new policy. The Compensation Committee believes that this demonstrates its and management’s responsiveness and that the new policy addresses two key objectives:

•	Aligning executives’ interests with stockholders’ interests: when a change of control may be imminent, it is important to ensure that executives have the same incentive as stockholders to maximize stockholder value.

•	Minimizing conflicts of interest: double-trigger vesting in the context of a potential change of control reduces distraction and the risk that executives would leave the Company before a transaction is completed, while also preventing executives from receiving a windfall by compensating them only if their employment is terminated.

The Company received substantially the same stockholder proposal at its 2015 annual meeting of stockholders, and approximately 72% of the shares cast were voted against the proposal.

Clawback Policy

The Compensation Committee adopted a formal “clawback” policy, which allows the Company to recoup from all executive officers and certain other specified officers incentive compensation paid on the basis of financial results that are subsequently restated. Under the policy, if the Company is required to prepare an accounting restatement due to material non-compliance by the Company with any financial reporting requirement, the Compensation Committee may require those officers to repay or forfeit “excess compensation,” which includes annual cash bonus and long-term incentive compensation in any form (including stock options, restricted stock and LTIP units, whether time-based or performance-based) received by them during the three-year period preceding the publication of the restated financial statements, that the Compensation Committee determines was in excess of the amount that they would have received had such compensation been determined based on the financial results reported in the restated financial statements.

The Compensation Committee may take into account any factors it deems reasonable in determining (i) whether to seek recoupment of previously paid excess compensation, (ii) the amount of excess compensation to recoup from each individual officer, which may reflect whether the Compensation Committee concluded that he or she engaged in wrongdoing or committed grossly negligent acts or omissions, and (iii) the form of the compensation to be recouped. The Compensation Committee intends to periodically review this policy and, as appropriate, conform it to any applicable final rules adopted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Gross-Up for Excess Parachute Payments

The Compensation Committee adopted a formal “no tax gross-up” policy with respect to its senior executives. Pursuant to this policy, the Company will not make or promise to make any tax gross-up payment to any senior executive in the future, other than payments in accordance with existing obligations or pursuant to arrangements applicable to management employees of the Company generally, such as a relocation policy. Recent employment agreements entered into with new senior executives do not provide for tax gross-up payments and, accordingly, this policy represents the

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formalization of the Compensation Committee’s pre-existing practice with respect to tax gross-ups. In addition, the Compensation Committee adopted amendments to the Company’s Senior Executive Severance Plan and Executive Severance Plan to provide that executives who become eligible to participate in these plans in the future will not be entitled to any tax gross-up payments under the plans.

Policy Concerning Hedging and Pledging Transactions

Certain transactions in Company securities (such as purchases and sales of publicly traded put and call options, short sales, hedging transactions such as prepaid variable forwards, equity swaps and collars) create a heightened compliance risk or could create the appearance of misalignment between management and stockholders. In addition, securities held in a margin account or pledged as collateral may be sold without consent if the owner fails to meet a margin call or defaults on the loan, thus creating the risk that a sale may occur at a time when an officer or director is aware of material, non-public information or otherwise is not permitted to trade in Company securities. Therefore, under the policy, executive officers and directors are prohibited from engaging in short sales and derivative transactions, purchasing Company securities on margin and pledging Company securities as collateral for a loan. An exception may be granted on a case-by-case basis where an executive officer or director who wishes to pledge Company securities as collateral for a loan (not including margin debt) clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. No such exceptions have ever been granted.

Mandatory Minimum Equity Ownership Policy for Senior Executives

To align senior management with our stockholders and demonstrate to the investment community that our senior management is personally committed to our continued financial success, the Company has a policy in place that requires the following officer positions to maintain equity ownership equal to a multiple of their base salaries as follows:

Title	Multiple of Base Salary
Chief Executive Officer	6.0x
President	5.0x
Senior Executive Vice President	5.0x
Executive Vice President, Chief Financial Officer	3.0x
Executive Vice President, Regional Manager	2.0x
Senior Vice Presidents	1.5x

If an executive falls below the applicable guideline due solely to a decline in the value of our common stock, the executive will not be required to acquire additional shares to meet the guideline, but he or she will be required to retain all shares then held (except for shares withheld to pay withholding taxes or the exercise price of options) until such time as the executive again attains the target multiple.

Employees who are hired or promoted to senior management positions will have a five-year period beginning on January 1 of the year following their appointment to achieve this ownership requirement. Exceptions may be made for significant extenuating personal circumstances. The types of securities that will be counted toward the equity ownership requirement include shares of our common stock, common units and LTIP units (excluding performance-based LTIP units until and unless they have been earned), in each case both vested and unvested, as well as shares acquired and held through our stock purchase and dividend reinvestment plans. Stock options will not be counted.

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Equity Award Grant Policy

Under our Equity Award Grant Policy, our annual grants to employees are approved at a meeting of our Compensation Committee held in or around the third or fourth week of January each year. The policy specifies the effective grant date for such awards as immediately following the closing of the NYSE on the second trading day after the Company publicly releases its financial results for the prior year. We believe this policy provides the necessary certainty and transparency for both employees and stockholders, while allowing the Compensation Committee desired flexibility.

Our Compensation Committee approves equity awards in dollar values. To the extent these awards are paid in the form of full-value awards (either shares of restricted stock and/or LTIP units), the number of shares/units granted is calculated by dividing the dollar value of the approved awards by the closing market price on the NYSE of a share of our common stock on the effective date of grant. To the extent these awards are made in the form of stock options, the number of shares underlying option grants is determined by dividing the dollar value of the approved awards by the fair value of a ten-year option with the exercise price equal to the closing market price on the NYSE of a share of our common stock on the effective date of grant, as calculated by an independent valuation expert in accordance with ASC Topic 718 using assumptions approved by the Compensation Committee. The Equity Award Grant Policy did not apply to MYLTIP awards because they are not “full-value” awards upon issuance and their value depends on our future TSR performance; accordingly, consistent with past practice for performance-based equity awards, the Compensation Committee determined that the MYLTIP baseline share price, from which TSR performance is measured, should be based on the average closing stock price for the five trading days prior to and including the effective date of grant.

LTIP Units

Since 2003, we have used a class of partnership interests in our Operating Partnership, called long term incentive units, or LTIP units, as a form of equity-based award for annual long-term incentive equity compensation. LTIP units are designed to qualify as “profits interests” in the Operating Partnership for federal income tax purposes, meaning that initially they are not economically equivalent in value to a share of our common stock, but over time can increase in value to one-for-one parity with common stock by operation of special tax rules applicable to profits interests. LTIP units are designed to offer executives a long-term incentive comparable to restricted stock, while allowing them to enjoy a more favorable income tax treatment. Each LTIP unit awarded is deemed equivalent to an award of one share of common stock reserved under our incentive equity plan. The key difference between LTIP units and restricted stock is that at the time of award, LTIP units do not have full economic parity with common units, but can achieve such parity over time upon the occurrence of specified events in accordance with partnership tax rules. Until and unless such parity is reached, the value that an executive will realize for a given number of vested LTIP units is less than the value of an equal number of shares of our common stock.

Under the 2014 MYLTIP, 2015 MYLTIP and 2016 MYLTIP, during the performance period holders of LTIP units will receive distributions equal to one-tenth ( 1⁄10th) of the amount of regular quarterly distributions paid on a unit, but will not receive any special distributions. After the end of the performance period, holders of earned LTIP units, both vested and unvested, will be entitled to receive distributions in an amount per LTIP unit equal to the distributions, both regular and special, payable on a common unit (which equal per share dividends (both regular and special) on our common stock). LTIP units awarded with time-based vesting conditions only, both vested and unvested, are entitled to receive distributions in an amount per LTIP unit equal to the distributions, both regular and special, payable on a common unit.

Employment Agreements

We have employment agreements with each of our NEOs. (See “Compensation of Executive Officers – Potential Payments Upon Termination or Change in Control” beginning on page 62.) These agreements provide for a certain level of severance, generally the sum of base salary plus the prior year’s cash

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bonus, 12 additional months of vesting in equity-based awards and participation in our health plan for up to 12 months, in the event of a termination of employment by us without cause or by the executives for good reason. The employment agreement with Mr. Thomas provides for stipulated severance benefits in lieu of participation in severance plans for which other NEOs are eligible. In return, each executive agrees, during the term of employment and for one year thereafter, not to compete with us, solicit our tenants or employees or interfere with our relationship with our tenants, suppliers, contractors, lenders, employees or with any governmental agency. We believe that these agreements are fair to the executives and to our stockholders and, because the severance benefits are negotiated at the time of the agreement, avoid the need for protracted negotiations in the event of termination.

Change in Control Arrangements

We have an employment agreement with Mr. Thomas that provides him with cash severance and certain benefits in the event of his termination under certain circumstances within 24 months following a change in control. We also have two change in control severance plans, one for our President, Senior Executive Vice President and Executive Vice Presidents, and the other for our Senior Vice Presidents and those Vice Presidents with ten (10) or more years of tenure with us. These plans also provide cash severance and certain benefits in the event of termination of employment under certain circumstances within 24 months following a change in control. The change in control severance provision in Mr. Thomas’ employment agreement and the two change in control severance plans are “double trigger” arrangements, providing severance benefits only upon involuntary termination or constructive termination of the executive officer following a change in control. (See “Compensation of Executive Officers – Potential Payments Upon Termination or Change in Control” beginning on page 62.) Officers who became eligible under the two severance plans described above prior to their amendment in January 2014 upon adoption by the Compensation Committee of a formal “no tax gross-up” policy are entitled to a gross-up payment in the event they become subject to the 20% golden parachute excise tax. This was market practice when these plans were adopted in 1998. Mr. Thomas is not entitled to a tax gross-up payment under his employment agreement.

In our experience, change in control cash severance protection for executive officers is common in the REIT industry. Our Compensation Committee believes it is fair to provide severance protection in the event of an involuntary termination or constructive termination of employment following a change in control because very often senior manager positions are eliminated following a change in control. By agreeing up front to provide severance benefits in the event of an involuntary termination or constructive termination of employment following a change in control, the Compensation Committee believes we can reinforce and encourage the continued attention and dedication of senior management to their assigned duties without distraction in the face of an actual or threatened change in control and ensure that management is motivated to negotiate the best consideration for our stockholders. For treatment of equity awards in the event of a change in control, please see “– Double-Trigger Acceleration of Vesting of Equity Awards upon a Change of Control” above.

Perquisites

We provide Messrs. Linde, Ritchey and Koop a monthly car allowance of $750 and we provide all of our executive officers a designated parking space. Mr. Thomas’ employment agreement provides that he is entitled to the use of a Company-owned or leased vehicle, but Mr. Thomas declined this benefit in 2015. Apart from these arrangements, we do not provide any other perquisites to our executive officers.

Deferred Compensation Plan

We offer a deferred compensation plan that enables our executives to defer a portion of their base salaries and bonuses. The amounts deferred are not included in the executive’s current taxable income and, therefore, are not currently deductible by us. The executives select from a limited number of

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mutual funds which serve as measurement funds, and the deferred amounts are increased or decreased to correspond to the market value of the mutual fund investments. Because the measurement funds are publicly traded securities, we do not consider any of the earnings credited under the deferred compensation plan to be “above market.” We do not provide any matching contribution to any executive officer who participates in this plan, other than a limited amount to make up for any loss of matching contributions under our Section 401(k) plan. We have made this plan available to our executives in order to ensure that our benefits are competitive. See “Compensation of Executive Officers – Nonqualified Deferred Compensation” beginning on page 60.

Retirement and Health and Welfare Benefits

We have never had a traditional or defined benefit pension plan. We maintain a 401(k) retirement plan in which all salaried employees can participate which provides a Company matching contribution of 200% of the first 3% of compensation contributed to the plan (utilizing earnings not in excess of an amount established by the Internal Revenue Service ($265,000 in 2015)). Other benefits, such as health and dental plans, group term life insurance, short- and long-term disability insurance and travel accident insurance, are also available generally to all of our salaried employees. Our executives participate in Company-sponsored benefit programs available broadly to generally all of our salaried employees, including our employee stock purchase plan and our 401(k) plan.

Deductibility of Executive Compensation

The Compensation Committee’s policy is to consider the tax treatment of compensation paid to our executive officers while simultaneously seeking to provide our executives with appropriate rewards for their performance. Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), a publicly-held corporation may not deduct compensation of more than $1 million paid to any “covered employee” unless certain exceptions are met primarily related to performance-based compensation. Substantially all of the services rendered by our executive officers were performed on behalf of our operating partnership or its subsidiaries. The Internal Revenue Service has issued a series of private letter rulings which indicate that compensation paid by an operating partnership to executive officers of a REIT that serves as its general partner is not subject to limitation under Section 162(m) to the extent such compensation is attributable to services rendered to the operating partnership. We have not obtained a ruling on this issue, but have no reason to believe that the same conclusion would not apply to us. To the extent that compensation paid to our executive officers is subject to and does not qualify for deduction under Section 162(m), our Compensation Committee is prepared to exceed the limit on deductibility under Section 162(m) to the extent necessary to establish compensation programs that we believe provide appropriate incentives and reward our executives relative to their performance. Because we qualify as a REIT under the Code, we generally distribute at least 100% of our net taxable income each year and therefore do not pay federal income tax. As a result, and based on the level of cash compensation paid to our executive officers, the possible loss of a federal tax deduction would not be expected to have a material impact on us.

Accounting for Stock-Based Compensation

We account for stock-based awards in accordance with the requirements of ASC Topic 718.

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Assessment of Compensation-Related Risks

The Compensation Committee is responsible for overseeing the risks relating to compensation policies and practices affecting senior management on an ongoing basis. The Compensation Committee believes that because of the following there is a low likelihood that our compensation policies and practices would encourage excessive risk-taking:

RISK MITIGATION FACTORS

•	our policies and programs are generally intended to encourage executives to focus on achieving long-term objectives,

•	overall compensation is maintained at levels that are competitive with the market,

•	the mix of compensation rewards long-term performance with a significant at-risk component,

•	variable pay is based on the achievement of a variety of different financial and operational performance measures with the Compensation Committee having discretion to determine how much each measure should impact pay, thereby mitigating the risk that any one measure can dominate the payouts based on any formula,

•	all equity awards are subject to multi-year vesting,

•	executive officers are subject to minimum stock ownership guidelines and limitations on trading in our securities, including prohibitions on hedging and pledging, and

•	a clawback policy permits the Company to recoup compensation paid on the basis of financial results that are subsequently restated.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of Boston Properties has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation Committee:

David A. Twardock, Chair

Carol B. Einiger

Dr. Jacob A. Frenkel

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COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The following table sets forth the compensation paid for 2015, 2014 and 2013 to each of our NEOs.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(5)		Option Awards ($)(5)		All Other Compensation ($)(10)	Total ($)(11)
Owen D. Thomas Chief Executive Officer	2015	773,077	2,558,333	(1)	5,421,975	(6)	0		16,380	8,769,765
	2014	750,000	1,972,500	(2)	3,698,841	(7)	0		16,200	6,437,541
	2013	559,615	1,293,750	(3)(4)	3,393,486	(8)	900,000	(9)	60,750	6,207,601
Douglas T. Linde President	2015	713,462	1,805,000	(1)	4,418,624	(6)	0		32,700	6,969,786
	2014	693,462	1,686,377	(2)	3,975,284	(7)	0		32,400	6,387,523
	2013	671,154	1,487,500	(3)	3,382,500	(8)	717,500	(9)	31,800	6,290,454
Raymond A. Ritchey Senior Executive Vice President	2015	708,462	1,495,000	(1)	3,853,737	(6)	0		29,088	6,086,287
	2014	688,462	1,480,000	(2)	3,719,578	(7)	0		28,908	5,916,948
	2013	668,462	1,386,250	(3)	2,988,067	(8)	669,375	(9)	28,608	5,740,762
Michael E. LaBelle Executive Vice President, Chief Financial Officer and Treasurer	2015	488,846	830,000	(1)	1,540,000	(6)	0		23,700	2,882,546
	2014	473,846	785,000	(2)	1,323,988	(7)	0		23,400	2,606,234
	2013	456,539	665,000	(3)	1,012,452	(8)	150,000	(9)	22,800	2,306,791
Bryan J. Koop Executive Vice President, Boston Region	2015	388,846	821,250	(1)	1,243,150	(6)	0		32,700	2,485,946

(1)	Represents a cash bonus paid to the NEO in 2016 in recognition of performance in 2015.

(2)	Represents a cash bonus paid to the NEO in 2015 in recognition of performance in 2014.

(3)	Represents a cash bonus paid to the NEO in 2014 in recognition of performance in 2013.

(4)	Pursuant to Mr. Thomas’s employment agreement, Mr. Thomas elected to receive his bonus for 2013 in the form of fully vested LTIP units. Pursuant to this election, on February 7, 2014, the payment date of cash bonuses generally to all employees, Mr. Thomas was granted 11,849 LTIP units.

(5)	A discussion of the assumptions used in calculating these values can be found in Note 17 to our 2015 audited financial statements beginning on page 183 of our annual report on Form 10-K for the year ended December 31, 2015 included in the annual report that accompanied this proxy statement.

(6)	Represents the total fair value of restricted common stock and LTIP unit awards and 2015 MYLTIP awards awarded in 2015, determined in accordance with ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The grant date fair values for the NEOs relating to restricted common stock and LTIP unit awards are as follows: Mr. Thomas – $1,276,350; Mr. Linde – $1,104,656; Mr. Ritchey – $1,234,237; Mr. LaBelle – $770,000; and Mr. Koop – $596,900. The grant date fair values for the NEOs relating to 2015 MYLTIP awards based upon the probable outcome of the performance conditions as of the grant date for the awards are as follows: Mr. Thomas – $4,145,625; Mr. Linde – $3,313,968; Mr. Ritchey – $2,619,500; Mr. LaBelle – $770,000; and Mr. Koop – $646,250. The maximum values of the 2015 MYLTIP awards, assuming that the highest level of performance conditions is achieved, are as follows: Mr. Thomas – $10,795,898; Mr. Linde – $8,630,125; Mr. Ritchey – $6,821,615; Mr. LaBelle – $2,005,208; and Mr. Koop – $1,682,943. To have value, the 2015 MYLTIP awards require the Company to achieve relative total stockholder return thresholds (subject to limited absolute performance modifiers).

(7)	Represents the total fair value of restricted common stock and LTIP unit awards and 2014 MYLTIP awards awarded in 2014, determined in accordance with ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions.

(8)	Represents the total fair value of restricted common stock and LTIP unit awards and 2013 MYLTIP awards awarded in 2013, determined in accordance with ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions.

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(9)	Represents the total fair value of non-qualified stock option awards awarded in 2013, determined in accordance with ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions.

(10)	The table below shows the components of “All Other Compensation” for 2015, which include the life insurance premiums paid by us for group term life insurance, our match for each individual who made 401(k) contributions, the car allowances provided to Messrs. Linde, Ritchey and Koop and the costs to the Company of providing parking spaces to Messrs. Linde, Ritchey, LaBelle and Koop. The amounts shown for car allowances in the table below reflect the aggregate cost to the Company without deducting costs attributable to business use. The components of “All Other Compensation” for 2013 and 2014 for each of the NEOs, other than Mr. Koop, were reported in our 2014 and 2015 proxy statements, respectively.

Name	Life Insurance ($)	401(k) Company Match ($)	Car Allowance ($)	Parking ($)	Total ($)
Mr. Thomas	480	15,900	—	—	16,380
Mr. Linde	480	15,900	9,000	7,320	32,700
Mr. Ritchey	480	15,900	9,000	3,708	29,088
Mr. LaBelle	480	15,900	—	7,320	23,700
Mr. Koop	480	15,900	9,000	7,320	32,700

(11)	The amounts shown in the “Total” compensation column for each NEO equal the sum of all columns of the Summary Compensation Table.

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2015 Grants of Plan-Based Awards

The following table provides additional information about the plan-based awards granted to our NEOs during the year ended December 31, 2015.

Name	Grant Date	Date of Compensation Committee Approval(1)	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
			Threshold ($)(2)	Target ($)(2)	Maximum ($)(2)
Owen D. Thomas	2/3/2015	1/21/2015	—	—	—	9,744	1,276,350
	2/5/2015	1/21/2015	2,159,180	4,318,359	10,795,898	—	4,145,625
Douglas T. Linde	2/3/2015	1/21/2015	—	—	—	7,789	1,104,656
	2/5/2015	1/21/2015	1,726,025	3,452,050	8,630,125	—	3,313,968
Raymond A. Ritchey	2/3/2015	1/21/2015	—	—	—	9,946	1,234,237
	2/5/2015	1/21/2015	1,364,323	2,728,646	6,821,615	—	2,619,500
Michael E. LaBelle	2/3/2015	1/21/2015	—	—	—	5,429	770,000
	2/5/2015	1/21/2015	401,042	802,083	2,005,208	—	770,000
Bryan J. Koop	2/3/2015	1/21/2015	—	—	—	4,557	596,900
	2/5/2015	1/21/2015	336,589	673,177	1,682,943	—	646,250

(1)	For a discussion of the Company’s policy with respect to the effective grant dates for annual equity-based awards, see “Compensation Discussion and Analysis – Other Compensation Policies – Equity Award Grant Policy” beginning on page 51.

(2)	Represents 2015 MYLTIP awards for each NEO. Amounts ultimately earned under 2015 MYLTIP awards may range from $0 to the maximum amount set forth in the table. Distributions payable on 2015 MYLTIP awards equal one-tenth (1/10th) of the regular quarterly distributions on common units of our Operating Partnership (and no amounts are payable on special distributions) prior to being earned. Any 2015 MYLTIP awards ultimately earned based on performance vest 50% on February 4, 2018 and 50% on February 4, 2019, subject to exceptions discussed under “– Potential Payments Upon Termination or Change in Control – Retirement-Related Provisions in LTI Equity Awards” beginning on page 63.

(3)	Stock awards were made in the form of shares of restricted common stock and/or LTIP units at the election of each NEO. Each NEO, other than Messrs. Linde and LaBelle, elected to receive all LTIP units. Messrs. Linde and LaBelle elected to receive their awards in shares of restricted common stock. Restricted common stock and LTIP units were awarded under the 2012 Plan by the Compensation Committee. Dividends are payable on restricted common stock and distributions are payable on the LTIP units to the same extent and on the same date that dividends and distributions are paid on Boston Properties common stock and common units of our Operating Partnership, respectively. Grantees of restricted common stock pay $0.01 per share and grantees of LTIP units pay $0.25 per unit. The awards generally vest over a four-year period with 25% vesting on January 15 of each year beginning January 15, 2016, subject to acceleration under certain circumstances. In the case of Mr. Ritchey all of such awards were fully vested upon grant because he had attained the age of 65.

(4)	The amounts included in this column represent the full grant date fair value of the restricted common stock and LTIP unit awards and 2015 MYLTIP awards computed in accordance with ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. A discussion of the assumptions used in calculating these values can be found in Note 17 to our 2015 audited financial statements beginning on page 183 of our annual report on Form 10-K for the year ended December 31, 2015 included in the annual report that accompanied this proxy statement.

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Outstanding Equity Awards at December 31, 2015

The following table shows the outstanding equity awards held by our NEOs as of December 31, 2015.

	Option Awards(1)(2)					Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Owen D. Thomas	27,141	27,141	(5)	95.69	4/2/2023
						12,116	(8)	1,545,275
						6,537	(9)	833,729
						9,744	(10)	1,242,750
									17,476	(14)	2,228,889	(14)
									22,834	(15)	2,912,248	(15)
									9,816	(16)	1,251,933	(16)
Douglas T. Linde	27,455	—		86.86	1/28/2021
	25,857	8,619	(6)	100.77	2/3/2022
	20,546	20,546	(7)	98.46	2/1/2023
						4,846	(11)	618,059
						10,240	(12)	1,306,010
						6,960	(9)	887,678
						7,789	(10)	993,409
						25,409	(13)	3,240,664
									13,302	(14)	1,696,537	(14)
									24,311	(15)	3,100,625	(15)
									7,847	(16)	1,000,806	(16)
Raymond A. Ritchey(19)	24,739	—		86.86	1/28/2021
	32,120	—		100.77	2/3/2022
	39,943	—		98.46	2/1/2023
						23,715	(13)	3,024,611
									12,410	(14)	1,582,771	(14)
									20,052	(15)	2,557,432	(15)
									6,202	(16)	791,003	(16)
Michael E. LaBelle	5,811	1,938	(6)	100.77	2/3/2022
	4,294	4,294	(7)	98.46	2/1/2023
						1,090	(11)	139,019
						2,141	(12)	273,063
						4,770	(9)	608,366
						5,429	(10)	692,415
						11,857	(13)	1,512,242
									6,489	(14)	827,607	(14)
									5,553	(15)	708,230	(15)
									1,823	(16)	232,505	(16)
Bryan J. Koop	5,616	—		86.86	1/28/2021
	5,300	1,767	(6)	100.77	2/3/2022
	4,133	4,134	(7)	98.46	2/1/2023	994	(11)	126,775
						2,061	(12)	262,860
						3,816	(9)	486,693
						4,557	(10)	581,200
						9,740	(13)	1,242,240
									5,110	(14)	651,729	(14)
									4,443	(15)	566,660	(15)
									1,530	(16)	195,136	(16)

(1)	This table does not include LTIP unit and restricted common stock grants and 2016 MYLTIP awards made in February 2016 reflecting performance in 2015 because they were not outstanding at the end of 2015. Such grants are described above under “Compensation Discussion and Analysis.”

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(2)	In January 2016, we paid a special dividend of $1.25 per share of common stock to all stockholders of record as of the close of business on December 31, 2015. In connection with this special dividend, the Board of Directors adjusted all outstanding options that had not been exercised prior to the ex-dividend date for the special dividend to ensure that options holders were in a neutral economic position after giving effect to the payment of the special dividend. The number of shares subject to each such option was increased and the exercise price correspondingly decreased so that each option had the same fair value to the holder before and after giving effect to the payment of the special dividend. The numbers in these columns and the related footnotes reflect these adjustments.

(3)	The market value of such holdings is based on the closing price of our common stock as reported on the NYSE on December 31, 2015 of $127.54 per share.

(4)	The number and market or payout value of equity incentive plan awards is based on the amount that would have been earned pursuant to the 2013 MYLTIP awards, 2014 MYLTIP awards and 2015 MYLTIP awards if our performance had continued through the end of the performance period at the same rate as had occurred from the beginning of the performance period through December 31, 2015.

(5)	On April 2, 2013, Mr. Thomas received an award of 54,282 non-qualified stock options under the 2012 Plan. These options vest ratably over four years, with 25% of the total award vesting on January 15 of each year beginning January 15, 2014, subject to acceleration under certain circumstances.

(6)	On February 3, 2012, these NEOs received awards of non-qualified stock options under the 1997 Plan as follows: Mr. Linde – 34,476 options; Mr. LaBelle – 7,479 options; and Mr. Koop – 7,067 options. These options vest ratably over four years, with 25% of the total award vesting on January 15 of each year beginning January 15, 2013, subject to acceleration under certain circumstances.

(7)	On February 1, 2013, these NEOs received awards of non-qualified stock options under the 2012 Plan as follows: Mr. Linde – 41,092 options; Mr. LaBelle – 8,588 options; and Mr. Koop – 8,267 options. These options vest ratably over four years, with 25% of the total award vesting on January 15 of each year beginning January 15, 2014, subject to acceleration under certain circumstances.

(8)	On April 2, 2013, Mr. Thomas received an award of 24,231 LTIP units under the 2012 Plan. These LTIP units vest ratably over four years, with 25% of the total award vesting on January 15 of each year beginning January 15, 2014, subject to acceleration under certain circumstances.

(9)	On January 31, 2014, these NEOs received awards of LTIP units under the 2012 Plan as follows: Mr. Thomas – 8,716 LTIP units; Mr. Linde – an aggregate of 9,280 LTIP units and shares of restricted common stock; Mr. LaBelle – 6,360 LTIP units; and Mr. Koop – 5,088 LTIP units. These LTIP units and restricted common shares vest ratably over four years, with 25% of the total award vesting on January 15 of each year beginning January 15, 2015, subject to acceleration under certain circumstances.

(10)	On February 3, 2015, these NEOs received awards of LTIP units and/or shares of restricted common stock under the 2012 Plan as follows: Mr. Thomas – 9,744 LTIP units; Mr. Linde – 7,789 shares of restricted common stock; Mr. LaBelle – 5,429 shares of restricted common stock; and Mr. Koop – 4,557 LTIP units. These LTIP units and restricted common shares vest ratably over four years, with 25% of the total award vesting on January 15 of each year beginning January 15, 2016, subject to acceleration under certain circumstances.

(11)	On February 3, 2012, these NEOs received awards of LTIP units under the 1997 Plan as follows: Mr. Linde – 19,382 LTIP units; Mr. LaBelle – 4,357 LTIP units; and Mr. Koop – 3,974 LTIP units. These LTIP units vest ratably over four years, with 25% of the total award vesting on January 15 of each year beginning January 15, 2013, subject to acceleration under certain circumstances.

(12)	On February 1, 2013, these NEOs received awards of LTIP units and/or shares of restricted common stock under the 2012 Plan as follows: Mr. Linde – 20,480 shares of restricted common stock, Mr. LaBelle – 4,281 LTIP units; and Mr. Koop – 4,121 LTIP units. These LTIP units and restricted common shares vest ratably over four years, with 25% of the total award vesting on January 15 of each year beginning January 15, 2014, subject to acceleration under certain circumstances.

(13)

On February 7, 2012, these NEOs received 2012 OPP awards. These earned 2012 OPP awards vest 25% on February 7, 2015, 25% on February 7, 2016 and 50% on February 7, 2017, subject to exceptions discussed under “Potential Payments Upon Termination or Change in Control” below. On February 6, 2015, the measurement period for the 2012 OPP awards ended and the Company’s total return to stockholders was sufficient for employees to earn and therefore become eligible to vest in the 2012 OPP awards. The final outperformance pool was determined to be approximately $32.1 million, or approximately 80% of the total

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maximum outperformance pool of $40.0 million and these NEOs earned 2012 OPP awards as follows: Mr. Linde – 33,879 2012 OPP units; Mr. Ritchey – 31,620 2012 OPP units; Mr. LaBelle – 15,180 2012 OPP units; and Mr. Koop – 12,987 2012 OPP units.

(14)	On February 5, 2013, these NEOs, other than Mr. Thomas, received 2013 MYLTIP awards and on April 2, 2013, Mr. Thomas received a 2013 MYLTIP award. Any 2013 MYLTIP awards earned based on performance vest 25% on February 4, 2016, 25% on February 4, 2017 and 50% on February 4, 2018, subject to exceptions discussed under “– Potential Payments Upon Termination or Change in Control” below. On February 4, 2016, the measurement period for the 2013 MYLTIP awards ended and Boston Properties, Inc.’s TSR performance (on an annualized, compounded basis) was 8.5%. The TSR for the same period for the NAREIT Office Index, adjusted to exclude Boston Properties, Inc., was 6.2% and for the C&S Realty Index was 9.4%. As a result, the final awards were determined to be 109.5% of target or an aggregate of approximately $7.0 million for the NEOs as a group.

(15)	On February 4, 2014, these NEOs received 2014 MYLTIP awards. The measurement period for assessing performance ends on February 3, 2017. Any 2014 MYLTIP awards earned based on performance vest 50% on February 3, 2017 and 50% on February 3, 2018, subject to exceptions discussed under “– Potential Payments Upon Termination or Change in Control” below.

(16)	On February 5, 2015, these NEOs received 2015 MYLTIP awards. The measurement period for assessing performance ends on February 4, 2018. Any 2015 MYLTIP awards earned based on performance vest 50% on February 4, 2018 and 50% on February 4, 2019, subject to exceptions discussed under “– Potential Payments Upon Termination or Change in Control” below.

(19)	All of Mr. Ritchey’s options, LTIP units and shares of restricted common stock, other than earned 2012 OPP awards, are fully vested because he attained the age of 65.

2015 Option Exercises and Stock Vested

The following table sets forth the aggregate number of options to purchase shares of our common stock exercised by our NEOs in 2015 and the aggregate number of shares of common stock and LTIP units that vested in 2015. The Value Realized on Exercise is the product of (1) the fair market value of a share of common stock on the date of exercise minus the exercise price, multiplied by (2) the number of shares of common stock underlying exercised options. Except as noted below, the Value Realized on Vesting is the product of (1) the closing price on the NYSE of a share of common stock on the vesting date (or, if the vesting date was not a trading day, the immediately preceding trading date), multiplied by (2) the number of shares/LTIP units vesting. In each case, the value realized is before payment of any applicable taxes and brokerage commissions.

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Owen D. Thomas	—	—	8,237	1,152,933
Douglas T. Linde	—	—	25,888	3,631,844
Raymond A. Ritchey	—	—	17,851	2,524,652
Michael E. LaBelle	5,538	242,654	8,748	1,228,332
Bryan J. Koop	—	—	7,592	1,065,834

Nonqualified Deferred Compensation

We provide our executives with the opportunity to defer up to 20% of their base salary and cash bonuses. Deferrals are credited with earnings or losses based upon the executive’s selection of one or more of 28 measurement funds which are all publicly traded mutual funds. Executives may change their selection of measurement funds on a daily basis.

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The table below summarizes the annual rates of return for the year ended December 31, 2015 for the 28 measurement funds:

Name of Fund	2015 Rate of Return (%)	Name of Fund	2015 Rate of Return (%)
Allianz NFJ Dividend Value Fund	-8.22	T. Rowe Price Mid-Cap Value	-3.34
American Beacon Small Cap Value	-4.39	Virtus Real Estate Securities A	1.05
Artisan Mid Cap	2.63	T. Rowe Price Retirement 2005	-0.75
Vanguard Small-Cap Index(1)	-3.40	T. Rowe Price Retirement 2010	-0.82
T. Rowe Price Dividend Growth	2.42	T. Rowe Price Retirement 2015	-0.58
Dodge & Cox International	-10.99	T. Rowe Price Retirement 2020	-0.36
Domini Social Equity	-7.35	T. Rowe Price Retirement 2025	-0.17
Oakmark Equity & Income	-4.36	T. Rowe Price Retirement 2030	-0.02
PIMCO Low Duration Bond	0.55	T. Rowe Price Retirement 2035	0.13
Dodge & Cox Income	-0.73	T. Rowe Price Retirement 2040	0.21
Vanguard Total Stock Market Index	0.45	T. Rowe Price Retirement 2045	0.24
Vanguard Total Bond Market Index	0.11	T. Rowe Price Retirement 2050	0.26
Vanguard Total International Stock Index	-4.00	T. Rowe Price Retirement 2055	0.26
T. Rowe Price Growth Stock	10.96	T. Rowe Price Retirement Balanced	-0.75

(1)	Effective July 1, 2015, Vanguard Small-Cap Index replaced Buffalo Small Cap. The annual rate of return for Buffalo Small Cap for the year ended December 31, 2015 was -3.27%.

Benefits under the deferred compensation plan are generally paid in a lump sum upon the executive’s termination of employment prior to attainment of retirement age (age 55 with five years of service) or the executive’s death, or in a lump sum or annual installments for a period of up to 15 years (as previously selected by the executive) upon the executive’s retirement. Payment will generally start or be made by January 15 following the year of termination or retirement, or six months after the executive’s termination or retirement, whichever is later. Executives may also at the time of deferral elect a fixed distribution date, which must be at least five years after the end of the calendar year in which amounts are deferred. The deferred compensation plan also permits an in-service withdrawal of the executive’s account balance attributable to pre-2005 deferrals, subject to a withdrawal penalty equal to 10% of the amount withdrawn.

The following table shows deferrals made by our NEOs to the deferred compensation plan during the year ended December 31, 2015, the earnings (losses) and withdrawals/distributions during the year, and the aggregate account balance of each NEO under the deferred compensation plan as of December 31, 2015.

Name	Executive Contributions in 2015 ($)(1)(2)	Registrant Contributions in 2015 ($)	Aggregate Earnings in 2015 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/2015($)(3)
Owen D. Thomas	154,615	—	-2,970	—	305,383
Douglas T. Linde	—	—	—	—	—
Raymond A. Ritchey	218,846	—	-72,744	—	1,905,379
Michael E. LaBelle	24,442	—	-19,703	—	828,200
Bryan J. Koop	114,912	—	-19,159	—	735,711

(1)	These amounts do not include any contributions out of bonus payments that were made during 2016 in recognition of performance in 2015.

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(2)	Of the amounts reported in the contributions column, (a) $154,615 of Mr. Thomas’ contributions, $70,846 of Mr. Ritchey’s contributions, $24,442 of Mr. LaBelle’s contributions and $46,662 of Mr. Koop’s contributions are also included in the Summary Compensation Table as salary for 2015 and (b) $148,000 of Mr. Ritchey’s contributions and $68,250 of Mr. Koop’s contributions are also included in the Summary Compensation Table as bonus for 2014 that was paid in 2015.

(3)	Of the amounts reported in the aggregate balance column, (a) $150,000 of Mr. Thomas’ aggregate balance, $68,846 of Mr. Ritchey’s aggregate balance and $23,692 of Mr. LaBelle’s aggregate balance are also included in the Summary Compensation Table as salary for 2014, (b) $66,846 of Mr. Ritchey’s aggregate balance and $45,654 of Mr. LaBelle’s aggregate balance are also included in the Summary Compensation Table as salary for 2013, and (c) $138,625 of Mr. Ritchey’s aggregate balance and $33,250 of Mr. LaBelle’s aggregate balance are also included in the Summary Compensation Table as bonus for 2013 that was paid in 2014. In each case, the amounts disclosed in this footnote are the amounts originally contributed and do not reflect subsequent gains/losses on investment after the date of contribution.

Potential Payments Upon Termination or Change in Control

Employment Agreements and Severance Arrangements

We have various employment and severance arrangements with our NEOs to provide severance and other benefits in the event of the termination of their employment under certain circumstances. In return for such protection, each NEO has agreed to be bound by confidentiality, non-competition and non-solicitation restrictive covenants and to provide to us post-termination litigation and regulatory cooperation.

Under these employment arrangements, in the event the NEO is terminated by us “without cause” or the NEO terminates for “good reason,” the NEO will be entitled to receive a pro-rated target bonus for the year of termination and cash severance. The cash severance is the sum of (x) his base salary plus (y) the amount of his cash bonus, if any, received or payable in respect of the immediately preceding year, except that the cash severance for Mr. Thomas is two times the foregoing sum. Subject to payment of premiums at the active employees’ rate, each NEO, his spouse and dependents may also participate in our health plan for up to 18 months (24 months in the case of Mr. Thomas) after termination of employment. In addition, each NEO, other than Mr. Thomas, will be entitled to an additional 12 months of vesting of his outstanding equity awards with time-based vesting. Mr. Thomas will be entitled to full vesting of his initial equity grants with time-based vesting and an additional 24 months of vesting in his other time-based equity awards. All NEOs will also become vested on a pro-rated basis in any outstanding equity awards with performance-based vesting, subject to attainment of performance goals.

If an NEO’s employment with us is terminated by reason of death or disability, he or his beneficiary will be entitled to receive a pro-rated target bonus for the year of termination. In addition, he will become fully vested in his outstanding equity awards with time-based vesting, and subject to payment of premiums, he or his spouse and dependents may participate in our health plan for up to 18 months after termination of employment. The NEO will also become fully vested in any outstanding equity awards with performance-based vesting, subject to attainment of performance goals.

If Mr. Thomas’ employment with us ends upon the conclusion of the initial three-year term of his employment agreement or the first year of the extended term following our non-renewal of the agreement, he will not be entitled to receive any cash severance or benefits continuation, but he will receive accelerated vesting of his equity awards to the same extent as described above for a termination “without cause” or for “good reason.”

If an NEO’s employment is terminated by us “without cause” or by the NEO for “good reason” upon or within 24 months after a “change in control,” then such NEO will be entitled to a pro-rated target cash bonus for the year of termination and a lump sum severance amount equal to three times the sum of (x) his base salary plus (y) the amount of his average annual bonus. Each NEO will also be entitled to full vesting of his outstanding equity awards with time-based vesting, acceleration of vesting of his performance-based equity awards, subject to attainment of performance goals, 36 months of financial counseling, tax preparation assistance and outplacement, and, subject to payment of premiums at the

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active employees’ rate, may also participate in our health plan for up to 36 months following termination of employment. In addition, each NEO, other than Mr. Thomas, will be entitled to receive a tax gross-up payment in the event he becomes subject to the golden parachute excise tax (as discussed above under “Compensation Discussion and Analysis – Other Compensation Policies – Gross-Up for Excess Parachute Payments”).

The Compensation Committee decided to modify time-based equity awards made in 2015 or later to include “double-trigger” vesting, meaning that, if there is a “change of control” (as defined in the Company’s 2012 Plan) and the awards are not otherwise cancelled in connection with the change of control transaction, then they only become fully vested if, within 24 months after the change of control, the executive’s employment is terminated by the Company or its successor without “cause” or the executive resigns for “good reason.” Although Mr. Thomas is entitled to single-trigger vesting upon a “change of control” under his employment agreement, he has agreed to be subject to the new policy.

Retirement-Related Provisions in LTI Equity Awards

In general, when an employee attains age 65 or attains age 62 and completes 20 years of service with us while still in service, the employee becomes fully vested in all time-based LTI equity awards. As of December 31, 2015, Mr. Ritchey satisfied the age condition and, therefore, all of his time-based LTI equity had vested.

In the case of performance-based LTI equity awards granted prior to 2014 (i.e., the 2012 OPP and 2013 MYLTIP), if an employee retires after attaining age 65 or attaining age 62 with 20 years of service with us, then the employee will become vested on a pro-rated basis, based on the number of days served in the performance period, subject to attainment of performance goals.

In the case of performance-based LTI equity awards granted under the 2014 MYLTIP, 2015 MYLTIP and 2016 MYLTIP:

•	if an employee retires after (1) attaining age 62 with 20 years of service with us, or (2) attaining age 65 with less than 15 years of service with us, then the employee will become vested on a pro-rated basis, based on the number of days elapsed in the performance period plus 365 (i.e., one additional year), subject to attainment of performance goals; and

•	if an employee retires after attaining age 65 with 15 years of service with us, then the employee will become vested on a pro-rated basis, based on the number of days elapsed in the performance period plus 730 (i.e., two additional years), subject to attainment of performance goals.

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The following tables show potential payments and benefits that would have been provided to our NEOs upon the occurrence of a change in control and certain termination triggering events, assuming such change in control or terminating event occurred on December 31, 2015. The closing market price of our common stock on the NYSE on December 31, 2015 was $127.54 per share.

Payments Upon Termination	Qualified Retirement ($)	Involuntary Not for Cause Termination/ Good Reason Termination ($)	Involuntary or Good Reason Termination Following Change in Control ($)(1)	Change in Control Without Termination ($)(1)	Death or Disability ($)
Owen D. Thomas
Bonus	—	1,782,500	—	—	1,782,500
Severance	—	5,495,000	7,871,250	—	—
Unvested Equity Awards(2)(3)(4)	—	3,586,910	4,486,194	3,243,444	4,486,194
2013 MYLTIP awards(5)	—	2,153,733	2,228,889	2,228,889	2,228,889
2014 MYLTIP awards(5)	—	1,848,413	2,912,248	2,912,248	2,912,248
2015 MYLTIP awards(5)	—	376,152	1,251,933	1,251,933	1,251,933
Benefits Continuation	—	35,240	52,860	—	26,430
Other Benefits(6)	—	—	150,000	—	—
Excise Tax Gross-Up(7)	—	—	—	—	—
Total	—	15,277,948	18,953,374	9,636,514	12,688,194
Douglas T. Linde
Bonus	—	715,000	—	—	715,000
Severance	—	2,401,377	6,768,877	—	—
Unvested Equity Awards(2)(3)(4)	—	3,425,010	7,874,028	6,880,619	7,874,028
2013 MYLTIP awards(5)	—	1,642,260	1,696,537	1,696,537	1,696,537
2014 MYLTIP awards(5)	—	1,967,976	3,100,625	3,100,625	3,100,625
2015 MYLTIP awards(5)	—	300,699	1,000,806	1,000,806	1,000,806
Benefits Continuation	—	17,620	54,300	—	26,430
Other Benefits(6)	—	—	150,000	—	—
Excise Tax Gross-Up	—	—	5,704,320	—	—
Total	—	10,469,942	26,349,493	12,678,587	14,413,426
Raymond A. Ritchey
Bonus	—	710,000	—	—	710,000
Severance	—	2,190,000	6,396,250	—	—
Unvested Equity Awards(2)(3)(4)	3,204,611	1,008,204	3,204,611	3,204,611	3,204,611
2013 MYLTIP awards(5)	1,532,134	1,532,134	1,582,771	1,582,771	1,582,771
2014 MYLTIP awards(5)	2,557,432	1,623,210	2,557,432	2,557,432	2,557,432
2015 MYLTIP awards(5)	764,997	237,662	791,003	791,003	791,003
Benefits Continuation	—	16,018	49,494	—	24,027
Other Benefits(6)	—	—	150,000	—	—
Excise Tax Gross-Up	—	—	0	—	—
Total	8,059,174	7,317,228	14,731,561	8,135,817	8,869,844

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Payments Upon Termination	Qualified Retirement ($)	Involuntary Not for Cause Termination/ Good Reason Termination ($)	Involuntary or Good Reason Termination Following Change in Control ($)(1)	Change in Control Without Termination ($)(1)	Death or Disability ($)
Michael E. LaBelle
Bonus	—	490,000	—	—	490,000
Severance	—	1,275,000	3,670,000	—	—
Unvested Equity Awards(2)(3)(4)	—	1,269,700	3,401,854	2,709,439	3,401,854
2013 MYLTIP awards(5)	—	801,129	827,607	827,607	827,607
2014 MYLTIP awards(5)	—	449,515	708,230	708,230	708,230
2015 MYLTIP awards(5)	—	69,858	232,505	232,505	232,505
Benefits Continuation	—	17,620	54,300	—	26,430
Other Benefits(6)	—	—	150,000	—	—
Excise Tax Gross-Up	—	—	2,931,052	—	—
Total	—	4,372,822	11,975,548	4,477,781	5,686,626
Bryan J. Koop
Bonus	—	390,000	—	—	390,000
Severance	—	1,072,500	2,889,500	—	—
Unvested Equity Awards(2)(3)(4)	—	1,087,173	2,867,286	2,286,086	2,286,086
2013 MYLTIP awards(5)	—	630,879	651,729	651,729	651,729
2014 MYLTIP awards(5)	—	359,661	566,660	566,660	566,660
2015 MYLTIP awards(5)	—	58,630	195,136	195,136	195,139
Benefits Continuation	—	17,620	54,300	—	26,430
Other Benefits(6)	—	—	150,000	—	—
Excise Tax Gross-Up	—	—	2,335,551	—	—
Total	—	3,616,463	9,710,162	3,699,611	4,116,044

(1)	Under our 1997 Plan and 2012 Plan, all time-based equity awards made prior to December 31, 2014 become fully vested upon a change in control. For termination in connection with a change in control, assumes termination occurs simultaneously with the change in control. Beginning in 2015, all time-based equity awards include “double trigger” vesting, meaning that, if there is a change in control and the awards are not otherwise cancelled in connection with the change in control transaction, then they only become fully vested if, within 24 months after the change of control, the executive’s employment is terminated by the Company or its successor without “cause” or the executive resigns for “good reason.”

(2)	In the event of an involuntary not for cause termination or a good reason termination prior to a change in control, (a) for Mr. Thomas, pursuant to his Employment Agreement, he will become fully vested in his initial equity award and the vesting of all other equity awards will be accelerated by 24 months and (b) for Messrs. Linde, Ritchey, LaBelle and Koop, the vesting of equity awards will be accelerated by 12 months. Accordingly, the following shares of restricted common stock, LTIP units and non-qualified stock options would have vested: Mr. Thomas – 10,673 LTIP units and 13,570 non-qualified stock options; Mr. Linde – an aggregate of 22,703 LTIP units and shares of restricted common stock and 18,892 non-qualified stock options; Mr. Ritchey – 7,905 LTIP units; Mr. LaBelle – an aggregate of 9,059 LTIP units and shares of restricted common stock and 4,085 non-qualified stock options and; Mr. Koop – 7,682 LTIP units and 3,834 non-qualified stock options. The value of the stock options is calculated as the difference between the closing price of the Company’s common stock on December 31, 2015 of $127.54 and the exercise price of the stock options. All of Mr. Ritchey’s LTIP units (other than LTIP units issued in the form of 2012 OPP awards), shares of restricted common stock and stock options previously vested because he attained the age of 65.

(3)

In the event of (a) an involuntary not for cause termination or a good reason termination following a change in control or (b) death or disability, all outstanding equity awards become fully vested. At December 31, 2015,

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Messrs. Thomas, Linde, Ritchey, LaBelle and Koop held unvested restricted common stock, LTIP units and non-qualified stock options as follows: Mr. Thomas – 28,397 LTIP units and 27,141 non-qualified stock options; Mr. Linde – an aggregate of 55,244 LTIP units and shares of restricted common stock and 29,165 non-qualified stock options; Mr. Ritchey – 23,715 LTIP units; Mr. LaBelle – an aggregate of 25,287 LTIP units and shares of restricted common stock and 6,232 non-qualified stock options; and Mr. Koop – 21,168 LTIP units and 5,901 non-qualified stock options. See Note (1). All of Mr. Ritchey’s LTIP units (other than LTIP units issued in the form of 2012 OPP awards), shares of restricted common stock and stock options previously vested because he attained the age of 65.

(4)	In the event of a change in control without termination, all outstanding equity awards made prior to December 31, 2014 become fully vested. Accordingly, the following shares of unvested restricted common stock, LTIP units and non-qualified stock options would have vested: Mr. Thomas – 18,653 LTIP units and 27,141 non-qualified stock options; Mr. Linde – an aggregate of 47,455 LTIP units and shares of restricted common stock and 29,165 non-qualified stock options; Mr. Ritchey – 23,715 LTIP units; Mr. LaBelle – an aggregate of 19,858 LTIP units and shares of restricted common stock and 6,232 non-qualified stock options; and Mr. Koop – 16,611 LTIP units and 5,901 non-qualified stock options. See Note (1). All of Mr. Ritchey’s LTIP units, shares of restricted common stock and options previously vested because he attained the age of 65.

(5)	Pursuant to the terms of the 2013 MYLTIP awards, 2014 MYLTIP awards and 2015 MYLTIP awards, in the event of a change in control prior to the end of the three-year performance period, the number of LTIP units earned will be calculated as of the date of the change in control based on our performance through such date as measured against performance hurdles (without proration), and any LTIP units earned will be fully vested. The values set forth above relating to (a) an involuntary not for cause termination or a good reason termination following a change in control and (b) a change in control without termination are based on the number of LTIP units that would have been earned assuming a per share consideration in a change in control transaction equal to the closing stock price on December 31, 2015. Pursuant to the terms of the 2013 MYLTIP awards, 2014 MYLTIP awards and 2015 MYLTIP awards, in the event of termination of the employment of any of our NEOs resulting from an involuntary not for cause termination, a good reason termination or death or disability, then (a) the number of LTIP units that such officer will earn will be determined in the same manner, with respect to the performance hurdles, and at the same time as it otherwise would have been (i.e., as of the end of the performance period or upon a change in control), (b) such officer will be vested in a pro rated portion of the LTIP units that such officer otherwise would have earned based on the portion of the three-year performance period during which such officer was employed by us (or, in the event of a termination upon death or disability, such officer will be vested in all of the LTIP units that such officer otherwise would have earned) and (c) except in the event of death or disability, such officer will not be permitted to transfer the LTIP units that are earned until they otherwise would have vested under the terms of the awards (i.e., (i) for the 2013 MYLTIP awards, 25% on February 4, 2016, 25% on February 4, 2017 and 50% on February 4, 2018, (ii) for the 2014 MYLTIP awards, 50% on February 3, 2017 and 50% on February 3, 2018 and (iii) for the 2015 MYLTIP awards, 50% on February 4, 2018 and 50% on February 4, 2019). For a discussion of retirement-related provisions in the 2013 MYLTIP awards, the 2014 MYLTIP awards and the 2015 MYLTIP awards, see “– Retirement-Related Provisions in LTI Equity Awards” above. The values set forth above relating to (a) an involuntary not for cause termination or a good reason termination and (b) death or disability are based on the number of LTIP units that would have been earned assuming our performance for the three-year performance period under the 2013 MYLTIP, 2014 MYLTIP and 2015 MYLTIP continued at the same annualized rate as we experienced from the first day of the respective performance period through December 31, 2015 and reflect pro rated vesting, as applicable, but are not discounted to reflect the fact that such LTIP units would not be earned until a later date and would be subject to continuing transfer restrictions except in the case of death or disability. LTIP units are valued based on the closing price of the Company’s common stock on December 31, 2015, which was $127.54 per share. On February 4, 2016, the measurement period for the 2013 MYLTIP awards ended and Boston Properties, Inc.’s TSR performance (on an annualized, compounded basis) was 8.5%. The TSR for the same period for the NAREIT Office Index, adjusted to exclude Boston Properties, Inc., was 6.2%, and for the C&S Realty Index was 9.4%. As a result, the final awards were determined to be 109.5% of target or an aggregate of approximately $7.0 million for the NEOs as a group.

(6)	Includes outplacement services valued at 15% of current base salary and bonus with respect to the immediately preceding year up to a maximum of $75,000 paid in a lump sum, and financial counseling and tax preparation services valued at $25,000 per year for 36 months.

(7)	Under his employment agreement, Mr. Thomas is not entitled to receive a tax gross-up payment in the event he becomes subject to the golden parachute excise tax.

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The amounts shown in the above tables do not include payments and benefits to the extent they have been earned prior to the termination of employment or are provided on a non-discriminatory basis to salaried employees upon termination of employment. These include:

•	accrued salary and vacation pay;

•	distribution of plan balances under our 401(k) plan and the non-qualified deferred compensation plan (see “– Nonqualified Deferred Compensation” beginning on page 60 for the plan balances of each NEO under the non-qualified deferred compensation plan); and

•	life insurance proceeds in the event of death.

COMPENSATION OF DIRECTORS

Our directors who are also employees receive no additional compensation for their services as directors. During 2015, we paid our non-employee directors:

•	an annual cash retainer of $60,000 (payable in quarterly installments) for their services;

•	an annual cash retainer of $15,000 (payable in quarterly installments) to the lead independent director;

•	an annual cash retainer of $15,000 (payable in quarterly installments) to the chair of each of the Audit Committee, Compensation Committee and NCG Committee;

•	$1,500 for each Board of Directors meeting attended; and

•	$1,500 to the members of each of the Audit Committee, Compensation Committee, NCG Committee and Significant Transactions Committee for each committee meeting attended.

Committee attendance fees are received whether or not the committee meeting is held on the same day as a meeting of our Board of Directors. Non-employee directors also are reimbursed for reasonable expenses incurred to attend Board of Directors and committee meetings.

Ms. Einiger and Messrs. Klein, Lustig, Patricof, Seidenberg and Twardock each made an election, in accordance with our 2012 Plan and approved by our Board of Directors, to defer all cash retainer and meeting attendance fees payable to such director during 2015 and to receive his or her deferred cash compensation in the form of our common stock upon the director’s retirement from our Board of Directors. Each director is credited with the number of deferred stock units determined by dividing the amount of the cash compensation deferred during each calendar quarter by the closing market price of our common stock on the NYSE on the last trading day of the quarter. Hypothetical dividends on the deferred stock units are “reinvested” in additional deferred stock units based on the closing market price of the common stock on the cash dividend payment date. Payment of a director’s account may only be made in a lump sum of shares of our common stock equal to the number of deferred stock units in a director’s account upon the director’s retirement from our Board of Directors.

Additionally, in 2015 each continuing non-employee director was entitled to receive, on the fifth business day after the annual meeting of stockholders, a number of shares of restricted common stock or, if elected by such director, LTIP units (or a combination of both) valued at $120,000. In addition, any new non-employee director that is appointed to our Board of Directors other than at an annual meeting of stockholders would be entitled to receive, on the fifth business day after the appointment, a number of shares of restricted common stock (or, if offered by the Board of Directors and elected by such director, LTIP units) valued at $120,000 (prorated based on the number of months from the date the director is first appointed to our Board of Directors to the date of the Company’s next annual meeting of stockholders). These annual and initial grants are made pursuant to a policy adopted by the Board of Directors so that the equity compensation of non-employee directors will be determined by a formula. The actual number of shares of restricted common stock or LTIP units that we grant is determined by dividing the fixed value of the grant by the closing market price of our common stock on the NYSE on the grant date. Pursuant to this policy, on May 27, 2015, Ms. Einiger and Messrs.

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Frenkel, Klein, Lustig, Patricof, Seidenberg, Turchin, Twardock and Zuckerman each received 910 LTIP units, shares of restricted common stock or a combination of both. Annual and initial grants of LTIP units and restricted common stock will vest 100% on the earlier of (1) the first anniversary of the grant date and (2) the date of the next annual meeting of stockholders.

In addition to the foregoing compensation for non-employee directors, beginning in 2015, Mr. Zuckerman is entitled to $350,000 per year for serving as Chairman. One-third ( 1⁄3rd) of this amount will be payable in equal quarterly cash installments and two-thirds ( 2⁄3rds) will be payable in shares of restricted common stock, or at his election, LTIP units, on the fifth business day after each annual meeting of stockholders. See “Certain Relationships and Related Person Transactions” beginning on page 74. Accordingly, on March 9, 2015, the Company granted Mr. Zuckerman an aggregate of 997 LTIP units representing a prorated initial non-employee director award and initial Chairman equity award for the period between January 1, 2015 and May 19, 2015 (i.e., the date of the 2015 annual meeting of stockholders). These LTIP units vested on May 19, 2015. In addition, for his service as Chairman, Mr. Zuckerman received 1,769 LTIP units on May 27, 2015.

The Compensation Committee reviews and makes recommendations to the full Board of Directors regarding the compensation of non-employee directors, and the full Board of Directors is responsible for approving any changes to the compensation program for non-employee directors. The compensation program for non-employee directors remained the same for calendar years 2013, 2014 and 2015. In late 2015, the Compensation Committee engaged Frederic W. Cook & Co., Inc. (“Cook”), an independent compensation consultant, to assist it in conducting a comprehensive review and assessment of the Company’s non-employee director compensation program. More specifically, Cook reviewed (1) how the use of each component of total compensation (e.g., cash retainers, meeting fees and equity awards) compared to market practice, and (2) how the total compensation for Board and committee members compared to market practice. Cook’s report presented data comparing our director compensation to market levels using the same peer group of 16 publicly-traded REITs in a variety of asset classes used by the Compensation Committee in benchmarking executive compensation. The Compensation Committee oversaw the selection of the peer group and the overall project.

Cook’s findings showed that total annualized compensation paid to the non-employee directors was slightly below the peer group median. Based on those findings, Cook recommended an increase to total annualized compensation in the form of increased annual cash retainers and annual equity grants for non-employee directors. As a result, the Compensation Committee recommended, and our Board of Directors approved, effective January 1, 2016, (1) an increase of $7,500 to the annual cash retainer from $60,000 to $67,500 and (2) an increase of $7,500 in the value of the shares of restricted stock (or, if offered by the Board of Directors and elected by such director, LTIP units) that each (x) continuing non-employee director is entitled to receive on the fifth business day after each annual meeting of stockholders and (y) new non-employee director is entitled to receive, which amount will be prorated based on the number of months from the date the director is first appointed or elected to our Board of Director to the date of the Company’s next annual meeting of stockholders, is entitled to receive from $120,000 to $127,500. All other terms and conditions of the annual equity grant, including the vesting schedule, will remain unchanged. Cook did not recommend, and the Compensation Committee did not make, any changes to the cash meeting fees or the committee chair, lead director and non-executive Chairman retainers.

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Director Compensation

The following table summarizes the compensation earned by our non-employee directors during the year ended December 31, 2015.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)		All Other Compensation ($)		Total ($)
Mortimer B. Zuckerman	197,667	2,479,038	723,338	(3)	531,685	(4)	3,931,728
Carol B. Einiger	79,500	110,836	—		—		190,336
Dr. Jacob A. Frenkel	99,000	110,836	—		—		209,836
Joel I. Klein	87,000	120,000	—		—		207,000
Matthew J. Lustig	72,000	110,836	—		—		182,836
Alan J. Patricof	100,500	110,836	—		—		211,336
Ivan G. Seidenberg	85,500	120,000	—		—		205,500
Martin Turchin	70,500	115,418	—		—		185,918
David A. Twardock	108,000	120,000	—		—		228,000

(1)	Ms. Einiger and Messrs. Klein, Lustig, Patricof, Seidenberg and Twardock deferred their cash fees earned during 2015 and received in lieu thereof deferred stock units pursuant to our 2012 Plan as described above. The following table summarizes the deferred stock units credited to the director accounts during 2015. The deferred stock awards earned in prior years by Mr. Turchin continued to accumulate dividend equivalents.

Name	Deferred Stock Units Earned during 2015 (#)
Mortimer B. Zuckerman	—
Carol B. Einiger	1,287.85
Dr. Jacob A. Frenkel	—
Joel I. Klein	771.69
Matthew J. Lustig	718.85
Alan J. Patricof	2,368.80
Ivan G. Seidenberg	705.55
Martin Turchin	1,011.27
David A. Twardock	1,744.62

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(2)	Represents the total fair value of common stock and LTIP unit awards granted to non-employee directors in 2015, determined in accordance with ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. A discussion of the assumptions used in calculating these values can be found in Note 17 to our 2015 audited financial statements beginning on page 183 of our annual report on Form 10-K for the year ended December 31, 2015 included in the annual report that accompanied this proxy statement. As previously disclosed, the Board of Directors awarded Mr. Zuckerman incentive compensation for his performance during 2014 as Executive Chairman, including $2,200,000 in LTIP units. Accordingly, the amount for Mr. Zuckerman includes $2,034,953, which is the fair value determined in accordance with ASC Topic 718 of such LTIP unit award. As of December 31, 2015, Mr. Zuckerman held 206,377 unexercised non-qualified stock options and unearned 2013 MYLTIP awards with a value at December 31, 2015 of $1,290,705, which is the amount that would have been earned if our performance had continued through the end of the performance period at the same rate as had occurred from the beginning of the performance period through December 31, 2015. Our other non-employee directors had the following unvested equity awards outstanding as of December 31, 2015:

Name	LTIP Units (#)	Common Stock (#)
Carol B. Einiger	910	—
Dr. Jacob A. Frenkel	910	—
Joel I. Klein	—	910
Matthew J. Lustig	910	—
Alan J. Patricof	910	—
Ivan G. Seidenberg	—	910
Martin Turchin	455	455
David A. Twardock	—	910

(3)	Represents the incremental fair value, computed in accordance with ASC Topic 718, of the modification of Mr. Zuckerman’s unexercised non-qualified stock options. In connection with Mr. Zuckerman’s transition to non-executive Chairman, the exercise period of his unexercised non-qualified stock options was extended from 3 months to the earlier of (i) one (1) year from the date on which Mr. Zuckerman ceases to serve as a member of the Board of Directors or (ii) the original expiration date of such option.

(4)	Includes (1) $170,511 representing the aggregate incremental cost to the Company for the car and driver provided to Mr. Zuckerman and (2) $361,174 representing the aggregate incremental cost to the Company of office personnel. The cost for the car and driver includes the cost of the assigned car amortized over five years, annual insurance premiums, fuel expense, annual maintenance, and annual drivers’ compensation, including salary, overtime, benefits and bonus. The resulting total is allocated between personal and business use.

Director Stock Ownership Guidelines

Our Board believes it is important to align the interests of the directors with those of the stockholders and for directors to hold equity ownership positions in Boston Properties. Accordingly, each non-employee director is expected to retain an aggregate number of shares of our common stock, our deferred stock units (and related dividend equivalent rights), and LTIP units and common units in our Operating Partnership, whether vested or not, equal to at least the aggregate number of such shares or units received by the director as annual retainers during the first three years following the later of: (a) our 2007 annual meeting of stockholders or (b) our annual meeting of stockholders at which the director was initially elected or, if earlier, the first annual meeting of stockholders following the initial appointment of the director. Compliance with these ownership guidelines will be measured as of the end of each fiscal year. Any director who is prohibited by law or by applicable regulation of his or her employer from owning equity in the Company shall be exempt from this requirement. The NCG Committee may consider whether exceptions should be made for any director on whom this requirement could impose a financial hardship.

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COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The current members of the Compensation Committee are Ms. Einiger and Messrs. Twardock and Frenkel. None of these persons has served as an officer or employee of Boston Properties. None of these persons had any relationships with Boston Properties requiring disclosure under applicable rules and regulations of the SEC. None of Boston Properties’ executive officers served as a director or a member of a compensation committee (or other committee serving a similar function) of any other entity, the executive officers of which served as a director of Boston Properties or a member of the Compensation Committee during 2015.

PROPOSAL 2: ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

Proposal

Section 14A(a)(1) of the Exchange Act generally requires each public company to include in its proxy statement a separate resolution subject to a non-binding stockholder vote to approve the compensation of the Company’s named executive officers, as disclosed in its proxy statement pursuant to Item 402 of Regulation S-K, not less frequently than once every three years. This is commonly known as a “Say-on-Pay” proposal or resolution.

At our 2011 annual meeting of stockholders, our stockholders voted on, among other matters, a proposal regarding the frequency of holding a non-binding, advisory vote on the compensation of our named executive officers. A majority of the votes cast on the frequency proposal were cast in favor of holding a non-binding, advisory vote on the compensation of the Company’s named executive officers every year, which was consistent with the recommendation of our Board of Directors. Our Board of Directors considered the voting results with respect to the frequency proposal and other factors, and the Board of Directors currently intends for the Company to hold a non-binding, advisory vote on the compensation of the Company’s named executive officers every year until the next required advisory vote on the frequency of holding the non-binding, advisory vote on the compensation of our named executive officers.

Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the 2016 annual meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to the Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

The vote is advisory, and therefore not binding on Boston Properties, the Compensation Committee or our Board of Directors. However, our Board of Directors and our Compensation Committee value the opinions of our stockholders and intend to take into account the results of the vote when considering future compensation decisions for our named executive officers.

Vote Required

The affirmative vote of a majority of shares of common stock present in person or represented by proxy at the meeting and entitled to vote on this proposal is required for the approval of this proposal. Abstentions shall be included in determining the number of shares present and entitled to vote on the proposal, thus having the effect of a vote against the proposal. Broker non-votes, if any, are not counted in determining the number of shares present and entitled to vote and will therefore have no effect on the outcome.

Recommendation

The Board of Directors unanimously recommends a vote FOR this proposal. Properly authorized proxies solicited by the Board of Directors will be voted FOR this proposal unless instructions to the contrary are given.

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PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Proposal

The Audit Committee of the Board of Directors is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit our consolidated financial statements. The Audit Committee has selected and appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2016. PricewaterhouseCoopers LLP has audited our consolidated financial statements continuously since our initial public offering in June 1997. In order to ensure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent registered public accounting firm. Further, in conjunction with the mandated rotation of the PricewaterhouseCoopers LLP’s lead engagement partner, the Audit Committee and its chairman were directly involved in the selection of PricewaterhouseCoopers LLP’s lead engagement partner. The members of the Audit Committee and the Board of Directors believe that the continued retention of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm is in the best interests of Boston Properties and its stockholders.

Although ratification by stockholders is not required by law or by our By-laws, the Audit Committee believes that submission of its selection to stockholders is a matter of good corporate governance. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in the best interests of Boston Properties and its stockholders. If our stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of independent auditors.

It is anticipated that a representative of PricewaterhouseCoopers LLP will attend the annual meeting of stockholders, will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

Fees

The Audit Committee is responsible for the audit fee negotiations associated with the retention of PricewaterhouseCoopers LLP. Aggregate fees for professional services rendered by PricewaterhouseCoopers LLP for the years ended December 31, 2015 and 2014 were as follows:

	2015	2014
Audit Fees
Recurring audit, quarterly reviews and accounting assistance for new accounting standards and potential transactions	$1,947,295	$1,621,945
Comfort letters, consents and assistance with documents filed with the SEC and securities offerings	128,889	76,000

Subtotal	2,076,184	1,697,945
Audit-Related Fees
Audits required by lenders, joint ventures, tenants and employee benefit plans	414,148	396,560
Tax Fees
Recurring tax compliance	271,769	287,508
Tax planning and research	237,428	414,061
REIT and other compliance matters	132,958	47,743

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	2015	2014
Tax assistance for potential transactions	50,437	85,014
Sales and use tax examinations	14,356	16,832

Subtotal	706,948	851,158
All Other Fees
Software licensing fee	1,800	1,800

Total	$3,199,080	$2,947,463

Auditor Fees Policy

The Audit Committee has approved a policy concerning the pre-approval of audit and non-audit services to be provided by PricewaterhouseCoopers LLP, our independent registered public accounting firm. The policy requires that all services provided by PricewaterhouseCoopers LLP to us, including audit services, audit-related services, tax services and other services, must be pre-approved by the Audit Committee. In some cases, pre-approval is provided by the full Audit Committee for up to a year, and relates to a particular category or group of services and is subject to a particular budget. In other cases, specific pre-approval is required. The Audit Committee has delegated authority to the Chair of the Audit Committee to pre-approve additional services, and any such pre-approvals must then be communicated to the full Audit Committee.

The Audit Committee approved all audit and non-audit services provided to us by PricewaterhouseCoopers LLP during the 2015 and 2014 fiscal years.

Vote Required

The affirmative vote of a majority of shares of common stock present in person or represented by proxy at the meeting and entitled to vote on this proposal is required for the ratification of the appointment of PricewaterhouseCoopers LLP. Abstentions shall be included in determining the number of shares present and entitled to vote on the proposal, thus having the effect of a vote against the proposal. Broker non-votes, if any, are not counted in determining the number of shares present and entitled to vote and will therefore have no effect on the outcome.

Recommendation

The Board of Directors unanimously recommends a vote FOR this proposal. Properly authorized proxies solicited by the Board of Directors will be voted FOR this proposal unless instructions to the contrary are given.

AUDIT COMMITTEE REPORT

The members of the Audit Committee of the Board of Directors of Boston Properties submit this report in connection with the committee’s review of the financial reports for the fiscal year ended December 31, 2015 as follows:

1.	The Audit Committee has reviewed and discussed with management the audited financial statements for Boston Properties, Inc. for the fiscal year ended December 31, 2015.

2.	The Audit Committee has discussed with representatives of PricewaterhouseCoopers LLP the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

3.	The Audit Committee has received the written disclosures and the letter from the independent accountant required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

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Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 for filing with the SEC.

The Audit Committee operates pursuant to a charter that was approved by our Board of Directors. A copy of the Audit Committee Charter is available on our website at http://www.bostonproperties.com under the heading “Corporate Governance.”

Submitted by the Audit Committee:

Alan J. Patricof, Chair

Joel I. Klein

David A. Twardock

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The Board of Directors has adopted a Related Person Transaction Approval and Disclosure Policy for the review, approval or ratification of any related person transaction. This written policy provides that all related person transactions, other than a transaction for which an obligation to disclose under Item 404 of Regulation S-K (or any successor provision) arises solely from the fact that a beneficial owner of more than 5% of a class of the Company’s voting securities (or an immediate family member of any such beneficial owner) has an interest in the transaction, must be reviewed and approved by a majority of the disinterested directors on our Board of Directors in advance of us or any of our subsidiaries entering into the transaction; provided that, if we or any of our subsidiaries enter into a transaction without recognizing that such transaction constitutes a related person transaction, the approval requirement will be satisfied if such transaction is ratified by a majority of the disinterested directors on the Board of Directors promptly after we recognize that such transaction constituted a related person transaction. Disinterested directors are directors that do not have a personal financial interest in the transaction that is adverse to our financial interest or that of our stockholders. The term “related person transaction” refers to a transaction required to be disclosed by us pursuant to Item 404 of Regulation S-K (or any successor provision) promulgated by the SEC. For purposes of determining whether such disclosure is required, a related person will not be deemed to have a direct or indirect material interest in any transaction that is deemed to be not material (or would be deemed not material if such related person was a director) for purposes of determining director independence pursuant to the Company’s categorical standards of director independence. Please refer to the categorical standards under “Corporate Governance Principles and Board Matters – The Board of Directors – Director Independence” beginning on page 6 of this proxy statement.

As previously disclosed, on March 10, 2013, we entered into a Transition Benefits Agreement (the “TBA”) with Mr. Zuckerman in connection with the appointment of Mr. Thomas as our Chief Executive Officer. The TBA provides that, as non-executive Chairman, Mr. Zuckerman will be entitled to retain the perquisites provided to him when he entered into the TBA on a basis comparable to what was provided to him in the past. These benefits consist of: his existing office suite or, at his election, other Company-owned office space, including related furnishings, equipment and technical support; a full-time secretary; drivers and 50% of the cost of an automobile; and 50% of the cost of an additional secretary and of a financial administrative assistant.

As previously disclosed, on March 9, 2015, following Mr. Zuckerman’s transition from Executive Chairman to non-executive Chairman of the Board, we entered into a supplemental agreement (the “Letter Agreement”) with Mr. Zuckerman addressing his compensation following this transition. Pursuant to the Letter Agreement, we agreed to pay Mr. Zuckerman the same compensation that we pay to all of our other non-employee directors plus $350,000 per year to be allocated between cash and equity in the same manner as the existing non-employee director retainer (i.e., one-third payable in equal quarterly cash installments and two-thirds payable in shares of restricted common stock or, at his election, LTIP units). In addition, we agreed that Mr. Zuckerman would continue to be entitled to receive the benefits provided for in the TBA for so long as he was serving as a director, without regard

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to his service as Chairman. We also agreed that, if he no longer serves on the Board of Directors, he will continue to receive these benefits (other than an additional secretary and financial administrative assistant) until December 31, 2019, he will be entitled to the use of office facilities until December 31, 2024 and, in the event of his death, his executors, administrators and/or heirs will be allowed to use his office facilities until June 30, 2020 (or for six months if death occurs after January 1, 2020) and will have the support of a secretary for six months. Finally, we agreed to extend the period for the exercise of Mr. Zuckerman’s stock options until the earlier of one year from when he ceases to be a director or the original option expiration date.

As discussed under “Corporate Governance Principles and Board Matters – The Board of Directors – Composition of the Board of Directors; Director Succession Planning,” Mr. Zuckerman will not be standing for re-election at the 2016 annual meeting of stockholders. In light of the extraordinary contributions that Mr. Zuckerman has made to Boston Properties over his career and in recognition of his long and dedicated service as Chairman of the Board, our Board of Directors has conferred the honorary title of Chairman Emeritus upon Mr. Zuckerman effective upon the completion of his term as a director. Our Board expects that, as Chairman Emeritus, Mr. Zuckerman will continue to attend meetings of our Board of Directors and provide advice and counsel to our Board despite no longer formally serving as a director or officer of Boston Properties. In connection with his transition from Chairman of the Board to Chairman Emeritus, on March 9, 2016, we modified the terms of the Letter Agreement to provide that, for so long as he holds the title of Chairman Emeritus, we will provide Mr. Zuckerman with the compensation and benefits in accordance with the terms of the Letter Agreement to the same extent as if he was continuing to serve as the Chairman of the Board. Mr. Zuckerman will be entitled to retain the title of Chairman Emeritus for so long as he is generally willing and able to attend meetings of our Board of Directors.

Prior to joining the Company effective January 2, 2014, Mr. John F. Powers provided commercial real estate brokerage services to the Company, on behalf of his prior employer, CBRE, Inc., in connection with certain leasing transactions. Mr. Powers received approximately $614,000 during 2015 and is expected to receive approximately $250,000 in 2016 in the form of residual payments related to these transactions. Mr. Powers is the Executive Vice President, New York Region for Boston Properties.

Since January 1, 2015, the Company has paid a firm controlled by Mr. Raymond A. Ritchey’s brother aggregate leasing commissions of approximately $404,000. Given current leasing activity, the Company expects to pay additional commissions to this firm during 2016. Mr. Ritchey is the Senior Executive Vice President of Boston Properties. The Company believes the terms of the related agreements are comparable to, and in most cases more favorable to us than, similar arrangements with other brokers in relevant markets.

OTHER MATTERS

Expenses of Solicitation

The cost of solicitation of proxies will be borne by Boston Properties. In an effort to have as large a representation at the annual meeting as possible, special solicitation of proxies may, in certain instances, be made personally or by telephone, electronic communication or mail by one or more employees of Boston Properties. We also may reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy material to their principals who are beneficial owners of shares of our common stock. In addition, MacKenzie Partners, Inc., a proxy solicitation firm, has been engaged by Boston Properties to act as proxy solicitor and will receive a fee of $7,500 plus reimbursement of reasonable out-of-pocket expenses.

Stockholder Proposals for the 2017 Annual Meeting

Any stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 for inclusion in Boston Properties’ proxy statement and form of proxy for its 2017 annual meeting must be received by Boston Properties on or before December 2, 2016 in order to be considered for inclusion in its proxy statement

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and form of proxy. Such proposals must also comply with the requirements as to form and substance established by the SEC if such proposals are to be included in the proxy statement and form of proxy. Any such proposal should be mailed to: Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, Massachusetts 02199-8103, Attn.: Secretary.

In order for an eligible stockholder or group of stockholders to nominate a director nominee for election at Boston Properties’ 2017 annual meeting pursuant to the proxy access provision of our By-laws, notice of such nomination and other required information must be received by Boston Properties on or before December 2, 2016 unless our 2017 annual meeting of stockholders is scheduled to take place before April 17, 2017 or after July 16, 2017. Our By-laws state that such notice and other required information must be received by Boston Properties not less than 120 days prior to the anniversary of the date of the proxy statement for the prior year’s annual meeting of stockholders; provided, however, that in the event the annual meeting is scheduled to be held on a date more than 30 days before the anniversary of the date of the immediately preceding annual meeting, or the annual meeting anniversary date, or more than 60 days after the annual meeting anniversary date, or if no annual meeting was held in the preceding year, the deadline for the receipt of such notice and other required information shall be the close of business on the later of (i) the 180th day prior to the scheduled date of such annual meeting or (ii) the 15th day following the day on which public announcement of the date of such annual meeting is first made.

In addition, our By-laws require the eligible stockholder or group of stockholders to update and supplement such information (or provide notice stating that there are no updates or supplements) as of specified dates. Notices and other required information must be received by our Secretary at our principal executive office, which is currently Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, Massachusetts 02199-8103.

Stockholder proposals to be presented at Boston Properties’ 2017 annual meeting, other than stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 for inclusion in Boston Properties’ proxy statement and form of proxy for its 2017 annual meeting or submitted pursuant to the proxy access provision of our By-laws, must be received in writing at our principal executive office not earlier than January 17, 2017, nor later than March 3, 2017, unless our 2017 annual meeting of stockholders is scheduled to take place before April 17, 2017 or after July 16, 2017. Our By-laws state that the stockholder must provide timely written notice of such proposal or a nomination and supporting documentation as well as be present at such meeting, either in person or by a representative. A stockholder’s notice shall be timely received by Boston Properties at its principal executive office not less than seventy-five (75) days nor more than one hundred twenty (120) days prior to the annual meeting anniversary date; provided, however, that in the event the annual meeting is scheduled to be held on a date more than thirty (30) days before the annual meeting anniversary date or more than sixty (60) days after the annual meeting anniversary date, a stockholder’s notice shall be timely if received by Boston Properties at its principal executive office not later than the close of business on the later of (1) the seventy-fifth (75th) day prior to the scheduled date of such annual meeting or (2) the fifteenth (15th) day following the day on which public announcement of the date of such annual meeting is first made by Boston Properties. Proxies solicited by our Board of Directors will confer discretionary voting authority with respect to these proposals, subject to SEC rules and regulations governing the exercise of this authority. Any such proposals must be received by our Secretary at our principal executive office, which is currently Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, Massachusetts 02199-8103.

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APPENDIX A

Adjusted Net Debt to Combined EBITDA Reconciliation

	For the years ended December 31,
	2015	2014
	(dollars in thousands)
Net income attributable to Boston Properties, Inc. (BXP) common stockholders	$572,606	$433,111
Add:
Preferred dividends	10,500	10,500
Net income attributable to noncontrolling interests	216,812	82,446
Losses from early extinguishments of debt	22,040	10,633
Interest expense	432,196	455,743
Depreciation and amortization	639,542	628,573
Less:
Gains on sales of real estate	375,895	168,039
Gains (losses) from investments in securities	(653)	1,038
Interest and other income	6,777	8,765
Income from unconsolidated joint ventures	22,770	12,769

EBITDA	1,488,907	1,430,395
Unconsolidated joint venture EBITDA	47,308	45,116

Combined EBITDA	$1,536,215	$1,475,511

Total Consolidated Debt	$9,036,513	$9,906,984
BXP’s share of unconsolidated joint venture debt	353,386	351,500

Total Combined Debt	9,389,899	10,258,484
Less:
Cash & cash equivalents	723,718	1,763,079

Net Debt	8,666,181	8,495,405
Less:
Restricted cash held in escrow for potential §1031 like-kind exchanges	—	433,794
Add:
Special dividends payable	214,386	769,790

Adjusted Net Debt	$8,880,567	$8,831,401

Combined EBITDA	$1,536,215	$1,475,511

Adjusted Net Debt to Combined EBITDA	5.8	6.0

Adjusted net debt to combined EBITDA is a non-GAAP financial measure. A reconciliation of the components of adjusted net debt to combined EBITDA to the most directly comparable GAAP financial measures is set forth above. We present this ratio because it provides management, investors and others with additional means of evaluating our overall financial flexibility, capital structure and leverage.

BOSTON PROPERTIES, INC.  |  2016 Proxy Statement    A-1

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours per day, 7 days per week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 16, 2016.
Vote by Internet
• Go to www.envisionreports.com/BXP
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

The Board of Directors recommends a vote “FOR” all of the nominees for director listed.
1.	To elect the eleven nominees for director named in the proxy statement, each to serve for a one-year term and until their respective successors are duly elected and qualified:
		For	Against	Abstain		For	Against	Abstain		For	Against	Abstain

	01 - Bruce W. Duncan	☐	☐	☐	05 - Joel I. Klein	☐	☐	☐	09 - Owen D. Thomas	☐	☐	☐

	02 - Karen E. Dykstra	☐	☐	☐	06 - Douglas T. Linde	☐	☐	☐	10 - Martin Turchin	☐	☐	☐

	03 - Carol B. Einiger	☐	☐	☐	07 - Matthew J. Lustig	☐	☐	☐	11 - David A. Twardock	☐	☐	☐

	04 - Jacob A. Frenkel	☐	☐	☐	08 - Alan J. Patricof	☐	☐	☐

The Board of Directors recommends a vote “FOR” Proposals 2 and 3.

		For	Against	Abstain			For	Against	Abstain
2.	To approve, by non-binding resolution, the Company’s named executive officer compensation.	☐	☐	☐	3.	To ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.	☐	☐	☐

4.	In their discretion, the proxies are authorized to vote upon any other matters that are properly brought by or at the direction of the Board of Directors before the Annual Meeting and at any adjournments or postponements thereof.

IF VOTING BY MAIL, YOU MUST COMPLETE BOTH SIDES OF THIS CARD.

    02AKBGP

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy

BOSTON PROPERTIES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 17, 2016

The undersigned hereby appoints Douglas T. Linde and Frank D. Burt, and each of them, as proxies for the undersigned, each with the power to appoint his substitute, and hereby authorizes them to attend the Annual Meeting of Stockholders of Boston Properties, Inc. (the “Annual Meeting”) to be held at Lotte New York Palace Hotel, 455 Madison Avenue, 5th Floor, New York, NY 10022 on May 17, 2016 at 10:00 a.m., Eastern Time, and at any adjournments or postponements thereof, to vote, as designated on the reverse side, all of the shares that the undersigned is entitled to vote at the Annual Meeting and otherwise to represent the undersigned with all of the powers the undersigned would possess if personally present at the Annual Meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders, the Proxy Statement and the Annual Report to Stockholders and revokes any proxy heretofore given with respect to the Annual Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN. UNLESS DIRECTION IS GIVEN TO THE CONTRARY, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES FOR DIRECTOR, AND “FOR” PROPOSALS 2 AND 3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE ON SUCH OTHER MATTERS THAT ARE PROPERLY BROUGHT BY OR AT THE DIRECTION OF THE BOARD OF DIRECTORS BEFORE THE ANNUAL MEETING AND AT ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF, INCLUDING WHETHER OR NOT TO ADJOURN THE ANNUAL MEETING. THIS PROXY ALSO CONFERS DISCRETIONARY AUTHORITY ON THE PROXIES TO VOTE WITH RESPECT TO THE ELECTION OF ANY INDIVIDUAL FOR DIRECTOR WHERE ONE OR MORE NOMINEES ARE UNABLE TO SERVE, OR FOR GOOD CAUSE WILL NOT SERVE, AND WITH RESPECT TO MATTERS INCIDENTAL TO THE CONDUCT OF THE ANNUAL MEETING.

PLEASE MARK, SIGN AND DATE AND RETURN PROMPTLY, OR VOTE BY TELEPHONE OR INTERNET.

THIS PROXY IS CONTINUED ON REVERSE SIDE

Please sign exactly as name appears hereon. Joint owners should each sign. Executors, administrators, trustees, guardians or other fiduciaries should give full title as such. If signing for a company or partnership, please sign in full company or partnership name by a duly authorized officer or partner.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

¢	IF VOTING BY MAIL, YOU MUST COMPLETE BOTH SIDES OF THIS CARD.